   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 5, 2000
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                          ELITRA PHARMACEUTICALS INC.
             (Exact name of registrant as specified in its charter)

             DELAWARE                              2834                             33-0779254
    (State or jurisdiction of          (Primary Standard Industrial              (I.R.S. Employer
  incorporation or organization)       Classification Code Number)             Identification No.)

                              3510 DUNHILL STREET
                          SAN DIEGO, CALIFORNIA 92121
                                 (858) 410-3030
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           --------------------------

                          HARRY F. HIXSON, JR., PH.D.
                     CHIEF EXECUTIVE OFFICER AND PRESIDENT
                              3510 DUNHILL STREET
                          SAN DIEGO, CALIFORNIA 92121
                                 (858) 410-3030
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

           FREDERICK T. MUTO, ESQ.                                DANIELLE CARBONE, ESQ.
            L. KAY CHANDLER, ESQ.                                  SHEARMAN & STERLING
             GLENN F. BAITY, ESQ.                             1550 EL CAMINO REAL, SUITE 100
              COOLEY GODWARD LLP                                   MENLO PARK, CA 94025
       4365 EXECUTIVE DRIVE, SUITE 1100                               (650) 330-2200
             SAN DIEGO, CA 92121
                (858) 550-6000

                           --------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

    As soon as practicable after the Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                        PROPOSED MAXIMUM AGGREGATE
 TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED          OFFERING PRICE(1)           AMOUNT OF REGISTRATION FEE
Common Stock, $0.001 par value per share............            $86,250,000                        $22,770

(1) Estimated for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933. Includes
    $11,250,000 of shares that the underwriters have the option to purchase to cover over-allotments, if any.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

               SUBJECT TO COMPLETION, DATED               , 2000

PROSPECTUS
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

                                         SHARES

                                     [LOGO]

                                  COMMON STOCK

                               -----------------

    This is an initial public offering of common stock by Elitra
Pharmaceuticals Inc. We are selling      shares of common stock. The estimated
initial public offering price is between $ and $ per share.

    We have applied for listing of our common stock on the Nasdaq National Market under the symbol ELIT.

                            ------------------------

                                                                 PER SHARE           TOTAL
Public offering price.......................................  $                 $
Underwriting discounts and commissions......................  $                 $
Proceeds, before expenses, to Elitra........................  $                 $

    Elitra Pharmaceuticals Inc. has granted the underwriters an option for a
period of 30 days to purchase up to      additional shares of common stock.

                            ------------------------

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

CHASE H&Q                                             U.S. BANCORP PIPER JAFFRAY

           , 2000.

                                   [GRAPHIC]

INSIDE FRONT COVER

[The title "Elitra's Ultra-Rapid Gene to Lead Generation" appears centered at the top of the page, which has been divided into five sections from top to bottom each with its own graphic and caption.

ARTWORK 1: Double helix and other structures representing pathogens. Text 1:
Applies to all pathogens. We are evaluating over 35,000 genes in the major human pathogenic bacteria and 20,000 genes in the two leading pathogenic fungi.

ARTWORK 2: Elements of double helix structure from Artwork 1 are separated into pieces. Text 2: Ultra-Rapid Drug Target Identification. Our ultra high throughput functional genomics technology identifies the five to ten percent of those genes that are essential for the life of the pathogen. We can identify 100 such essential gene drug targets in a single month.

ARTWORK 3: Image of computer terminal. Text 3: Prioritize Optimal Drug Targets. Our proprietary bioinformatics database allows us to prioritize the highest quality antibiotic and antifungal drug targets.

ARTWORK 4: Image of information from Artwork 3 being placed into one of many assays. Text 4: Rapid Gene-to-Screen. For any essential gene target in our database, we can develop specific cell-based assays for high throughput drug screening within two to three weeks. We then screen our prioritized drug targets against large and diverse chemical libraries to identify novel drug targets.

ARTWORK 5: Image of multiple capsules. Text 5: New Classes of Novel Drugs. Small molecule compounds are further developed to create whole new classes of antibiotic and antifungal drugs.]

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Prospectus Summary..........................................      1
Risk Factors................................................      5
Forward-Looking Statements..................................     14
Use of Proceeds.............................................     15
Dividend Policy.............................................     15
Capitalization..............................................     16
Dilution....................................................     18
Selected Financial Data.....................................     20
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     21
Business....................................................     25
Management..................................................     39
Related Party Transactions..................................     49
Principal Stockholders......................................     51
Description of Capital Stock................................     53
Shares Eligible for Future Sale.............................     57
Underwriting................................................     59
Legal Matters...............................................     61
Experts.....................................................     61
Where You Can Find Additional Information...................     61
Index to Financial Statements...............................    F-1

    WE HAVE REGISTERED THE TRADEMARK "ELITRA" IN SWITZERLAND AND HAVE FILED A TRADEMARK REGISTRATION FOR "ELITRA" IN THE UNITED STATES, CANADA, JAPAN AND THE EUROPEAN COMMUNITY. ALL OTHER TRADEMARKS, SERVICE MARKS OR TRADE NAMES REFERRED TO IN THIS PROSPECTUS ARE THE PROPERTY OF THEIR RESPECTIVE OWNERS.

                               PROSPECTUS SUMMARY

    THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING "RISK FACTORS" ON PAGE 5 AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND NOTES TO THOSE FINANCIAL STATEMENTS ON PAGE F-1, BEFORE MAKING AN INVESTMENT DECISION.

                          ELITRA PHARMACEUTICALS INC.

    We are a leader in antimicrobial functional genomics. We use proprietary technologies and molecular biology tools to identify the essential genes that enable bacteria and fungi to grow and survive. We intend to discover, develop and commercialize novel antibiotic and antifungal drugs that inhibit the products of these essential genes. Our antimicrobial drugs will be designed to treat common and life-threatening infections and to address the growing problem of drug resistance in the $29 billion antimicrobial market. We have developed an automated high throughput approach to discovering new antimicrobials, which we refer to as ultra-rapid gene-to-lead generation. Using our ultra-rapid technologies, we have identified over 800 essential drug targets in seven species of clinically relevant bacteria in the past 18 months. By comparison, all known antibiotics prescribed today inhibit fewer than 25 different essential drug targets. We have established a proprietary bioinformatics database, which allows us to rapidly prioritize and select optimal drug targets for our drug discovery programs. In addition, we can prepare our drug targets for high throughput screening to identify potential new drugs within two to three weeks, while traditional methods generally require six to nine months. We believe that the speed, specificity and sensitivity of our gene-to-lead approach, combined with our bioinformatics database, will enable us to discover new classes of antimicrobial drugs.

    Over the last decade, major worldwide research efforts have focused on determining the exact sequence of DNA from diverse organisms. However, additional knowledge of a gene's role in an organism must be determined in order to identify which genes would be suitable as targets for drug discovery and development. Although there have been general advances in the areas of genomic information, molecular biology tools and new screening technologies, these advances have produced few new antimicrobial drugs. We believe that our approach of developing new drugs working against novel targets will best address the current crisis of drug resistant bacteria and fungi.

               BENEFITS OF OUR ULTRA-RAPID GENE-TO-LEAD APPROACH

    - ULTRA-RAPID GENE DISCOVERY
     Conventional antimicrobial gene discovery techniques require the evaluation of one gene at a time. Our functional genomics technology allows us to simultaneously evaluate the essentiality of thousands of genes, comprising the entire genome of an organism. Our automated process provides the capacity to identify over 100 essential drug targets in a single month.

    - OPTIMAL DRUG TARGETS
     Using our proprietary bioinformatics database of essential drug targets, we prioritize targets for our drug discovery programs. Targets are selected where the resultant drug candidates are likely to have specific characteristics, such as activity against a range of organisms or a specific pathogen, inhibition of a particular biological activity and minimal human toxicity.

    - RAPID GENE TO SCREEN
     Using traditional techniques it can take six to nine months to develop an assay to begin screening for a compound that inhibits the drug target. In addition, many targets are either too complex or have an unknown biochemical function which makes assay development difficult or even impossible. In contrast, because we use the same molecular biology tools used to discover essential genes, we can convert our essential drug targets into assays for high throughput screening within two to three weeks. Our assays are conducted directly in the pathogen of interest and can be used to screen essential drug targets even when the biochemical function of the protein is unknown.

    - HIGHLY SENSITIVE ASSAYS
     Our assay technology makes bacteria and fungi cells extremely sensitive to compounds that inhibit a specific essential drug target. This approach enables us to discover drug candidates that might not be detected using traditional screening methodologies. The high degree of sensitivity and specificity of our assays allows us to screen both new and historic collections of chemical libraries to generate new drug candidates.

    - HIGH THROUGHPUT SCREENING
     We have established in-house high throughput screening capabilities that we use to screen selected essential drug targets against our diverse chemical library of approximately 170,000 compounds. Currently, we have the capacity to screen approximately 25,000 compounds per day. We intend to increase our chemical library to approximately 500,000 compounds and our screening capacity to approximately 150,000 compounds per day.

                                 OUR TECHNOLOGY

    We use a proprietary shotgun antisense technology as a functional genomics research tool to identify essential genes. Antisense molecules are short strands of DNA or RNA that can be used to stop the production of specific proteins. By stopping the production of a protein, we can determine if the associated gene is essential to the growth and survival of an organism. We use the same molecular biology tools for both identifying essential drug targets and screening for new drug candidates.

    We are developing our bioinformatics database to help select optimal essential drug targets for our drug discovery programs. We are building that database by adding our proprietary essential gene information to the source code for the PathoSeq-TM- Database, that we have acquired by purchase or license from Incyte Genomics, Inc. PathoSeq is an extensive database of public and proprietary microbial sequence data, software and analysis tools. We believe this comprehensive bioinformatics database represents a major advance in our essential drug target selection and validation capabilities.

    To date, we have applied our technologies to a variety of clinically important bacteria and fungi. These include pathogens associated with both common community and hospital-acquired infections, including those exhibiting a high frequency of resistance to current antibiotics. Examples of these types of pathogens include STAPHYLOCOCCUS AUREUS, PSEUDOMONAS AERUGINOSA and ASPERGILLUS FUMIGATUS.

    We plan to develop and commercialize antimicrobial drugs both on our own and in collaboration with corporate partners. In May 2000, we entered into a corporate collaboration with LG Chemical Ltd. to discover, develop and commercialize antimicrobial products based on a specific number of our drug targets. Under the collaboration, we retain exclusive marketing rights in North America.

    Our principal executive offices are located at 3510 Dunhill Street, San Diego, CA 92121 and our telephone number is (858) 410-3030. We were incorporated in California on July 18, 1997 and reincorporated in Delaware on June 1, 1998.

                                  THE OFFERING

Common stock we are offering.................  shares

Common stock to be outstanding after the
  offering...................................  shares

Use of proceeds..............................  We intend to use the net proceeds of this offering and a concurrent private placement
                                               for research and development activities,
                                               access to complementary technologies,
                                               acquisition of compound and natural products
                                               libraries, patent prosecution and other
                                               capital investments, as well as working
                                               capital and general corporate purposes. See
                                               "Use of Proceeds."

Proposed Nasdaq National Market symbol.......  ELIT

                            ------------------------

    The number of shares of our common stock to be outstanding immediately after this offering is based on the number of shares outstanding on August 15, 2000
and includes       shares of our common stock to be sold to Incyte in a
concurrent private placement. This number excludes:

    - 1,323,766 shares of our common stock issuable upon the exercise of stock options outstanding under our stock option plan with a weighted average exercise price of $0.08 per share;

    - 93,656 shares of our common stock issuable upon the exercise of warrants outstanding with a weighted average exercise price of $1.44 per share;

    - 4,733,623 shares of our common stock available for future issuance under our 1998 Equity Incentive Plan, as amended;

    - 500,000 shares of our common stock available for future issuance under our Non-Employee Directors' Stock Option Plan; and

    - 500,000 shares of our common stock available for future issuance under our Employee Stock Purchase Plan.

                            ------------------------

    UNLESS OTHERWISE NOTED, ALL INFORMATION IN THIS PROSPECTUS HAS BEEN ADJUSTED TO REFLECT A -FOR- REVERSE STOCK SPLIT WHICH WILL BE EFFECTED PRIOR TO
THE CONSUMMATION OF THIS OFFERING AND ASSUMES:

    - THE CONVERSION OF ALL OUTSTANDING SHARES OF OUR PREFERRED STOCK INTO 35,181,246 SHARES OF COMMON STOCK UPON THE CLOSING OF THIS OFFERING; AND

    - NO EXERCISE BY THE UNDERWRITERS OF THE OVER-ALLOTMENT OPTION.

                             SUMMARY FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

    The following summary financial data is derived from our financial statements. You should read this information together with the financial statements and the notes to those statements appearing elsewhere in this prospectus and the information under "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." See
note 1 to our financial statements for an explanation of the determination of the number of shares used in computing per share data.

                                                   PERIOD FROM
                                                  JULY 18, 1997         YEAR ENDED            SIX MONTHS ENDED
                                                 (INCEPTION) TO        DECEMBER 31,               JUNE 30,
                                                  DECEMBER 31,     ---------------------   -----------------------
                                                      1997           1998        1999         1999         2000
                                                 ---------------   --------   ----------   ----------   ----------
                                                                                                 (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Total revenue................................      $    --       $    --    $       --   $       --   $      287
  Total operating expenses.....................          (40)       (1,750)       (6,052)      (2,020)      (5,990)
  Loss from operations.........................          (40)       (1,750)       (6,052)      (2,020)      (5,703)
  Net loss.....................................          (41)       (1,749)       (5,786)      (2,042)      (5,523)
  Net loss attributable to common
    stockholders...............................      $   (41)      $(1,749)   $   (6,170)  $   (2,042)  $   (5,907)
                                                     =======       =======    ==========   ==========   ==========
  Basic and diluted net loss per share.........      $ (0.11)      $ (2.55)   $    (4.52)  $    (1.71)  $    (2.93)
                                                     =======       =======    ==========   ==========   ==========
  Shares used in computing basic and diluted
    net loss per share.........................      379,000       685,000     1,366,000    1,193,000    2,014,000
  Pro forma basic and diluted net loss per
    share......................................                               $    (0.34)               $    (0.21)
                                                                              ==========                ==========
  Shares used in computing pro forma basic and
    diluted net loss per share.................                               18,356,000                28,496,000

The following table contains a summary of our consolidated balance sheet at June 30, 2000:

    - on an actual basis;

    - on a pro forma basis to reflect the conversion of all outstanding shares of preferred stock into 35,181,246 shares of common stock effective upon the closing of this offering, including 6,722,327 shares of Series E preferred stock issued in August 2000; and

    - on a pro forma, as adjusted basis, to reflect the sale of shares of common stock offered hereby at an assumed initial
      public offering price per share of $         after deducting estimated
      underwriting discounts, commissions and offering expenses, and the
      concurrent sale and issuance of       shares of common stock to Incyte at
      the initial public offering price.

                                                                     AS OF JUNE 30, 2000
                                                              ----------------------------------
                                                                                      PRO FORMA
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                              --------   ---------   -----------
                                                                         (UNAUDITED)
SELECTED BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...........  $ 11,269   $ 33,116    $
Working capital.............................................     9,285     31,133
Total assets................................................    22,917     44,764
Long-term obligations, less current portion.................     2,548      2,548
Redeemable convertible preferred stock......................    16,768         --
Accumulated deficit.........................................   (13,867)   (13,867)
Total stockholders' equity..................................       342     38,958

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS BEFORE MAKING AN INVESTMENT DECISION. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERAITONS COULD BE HARMED. IN THAT EVENT, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

                         RISKS RELATED TO OUR BUSINESS

WE HAVE A HISTORY OF OPERATING LOSSES. WE EXPECT TO CONTINUE TO INCUR OPERATING LOSSES, AND WE MAY NOT ACHIEVE OR MAINTAIN PROFITABILITY.

    We have generated operating losses since our inception in 1997 and as of June 30, 2000 had an accumulated deficit of approximately $13.9 million. We expect to continue to incur significant operating losses for the foreseeable future as we incur increasing costs related to research and development, expansion of our operations, initiation of preclinical testing and medicinal chemistry capabilities. Our research and development expenditures and general and administrative costs have exceeded our revenues to date and we expect to spend significant additional amounts to fund research and development in order to enhance our core technologies and undertake product development. As a result, we expect that our operating expenses will increase significantly in the near term and, consequently, we will need to generate significant revenues to achieve profitability. To date, we have financed our operations primarily through the private sale of equity securities and the proceeds of equipment financing arrangements. We expect that payments from corporate collaborators, interest income and government grants will be our main sources of revenues for the foreseeable future. Revenues from commercial sales of products based upon any drug target, drug lead or drug candidate that we may identify are not expected for a number of years, if at all. Drug targets are typically the protein products of genes that cause diseases, while drug leads are compounds that exhibit early stage drug-like properties against drug targets and drug candidates are drug leads that appear to have properties suitable for the initiation of clinical trials. Any of these revenues will depend on our ability, alone or with others, to research, develop, obtain regulatory clearance for, manufacture and market products resulting from the application of our technologies. The extent of our future losses may exceed our expectations and jeopardize our ability to continue our operations.

MANY OF THE DRUG TARGET AND DRUG DISCOVERY METHODS WE EMPLOY ARE NEW AND UNPROVEN AND MAY NOT LEAD TO THE DEVELOPMENT OF COMMERCIALLY VIABLE DRUGS.

    There is limited scientific understanding relating to the role of genes in most diseases. Our technologies for the discovery of genes that are essential to the growth and survival of bacteria and fungi, called essential genes, are still in the early stages of development. We are not certain of the commercial value of any of the new or future drug targets identified using our technologies or that our drug targets and drug discovery technologies will enable us or our corporate collaborators to discover novel antimicrobial drugs. To date, no one has developed or commercialized any products based on our technologies. Significant research and development, financial resources and personnel will be required to capitalize on our technology, develop commercially viable products and obtain regulatory approval for these products.

IF WE ARE UNABLE TO ENTER INTO ADDITIONAL CORPORATE COLLABORATIONS, WE MAY NEVER DEVELOP OR COMMERCIALIZE PRODUCTS OR ACHIEVE PROFITABILITY.

    Our ability to continue to fund our research and development programs, maintain adequate capital reserves and, ultimately, achieve profitability will largely depend upon our ability to enter into additional corporate collaborations. Because pharmaceutical and biotechnology companies engaged in drug discovery and development activities historically have identified drug targets and conducted drug discovery through their own internal research and development departments, we must convince these companies that our technologies and research discoveries justify entering into collaborative agreements with us at an early stage. Even if a potential corporate collaborator believes that our technologies and research discoveries justify entering into an agreement with us, its budgeting cycle, resources or other priorities may not permit a timely collaboration. We also must compete with other companies for the limited number of opportunities to enter into collaborative arrangements. If we are unable to enter into corporate collaborative agreements, we will require substantially greater capital to undertake the research, preclinical and clinical development, manufacturing and marketing of our products.

WE MAY HAVE DIFFICULTY NEGOTIATING CORPORATE COLLABORATIVE AGREEMENTS ON ACCEPTABLE TERMS, WHICH WOULD HINDER OUR ABILITY TO DEVELOP PRODUCTS AND BECOME PROFITABLE.

    We may not be able to negotiate additional corporate collaborative agreements on acceptable terms, if at all. In particular, potential corporate collaborators may be unwilling to enter into an agreement that allows us to retain significant commercial rights in North America. In these cases, we may lose potential corporate collaboration opportunities or may enter into a corporate collaboration in which we do not retain desired rights. In addition, corporate collaborative agreements may not be successful. If any corporate collaborator breaches or terminates its agreement with us or otherwise fails to conduct its collaborative activities successfully and in a timely manner, the preclinical or clinical development or commercialization of the affected drug candidates or research programs could be delayed or terminated. We will not be able to control the amount or timing of resources these corporate collaborators devote to our programs or potential products. Corporate collaborators may pursue or develop alternative technologies either on their own or in collaboration with others, including our competitors, as a means for identifying drug targets or drug candidates.

THE DRUG DISCOVERY AND DEVELOPMENT PROCESS IS HIGHLY SPECULATIVE, AND WE OR OUR CORPORATE COLLABORATORS MAY NEVER SUCCESSFULLY COMMERCIALIZE A DRUG.

    The discovery and development of new drugs is highly uncertain and subject to a number of significant risks which could prevent us or our corporate collaborators from ever creating a commercial drug. Even if we are successful in identifying drug leads using our technologies, we and our corporate collaborators may not be able to discover or develop commercially viable products. Drug leads and drug candidates that appear to be promising at early stages of development may not advance to and through clinical trials and reach the market for a number of reasons, including the possibility that the drug leads and drug candidates will:

    - fail to materialize based upon our inability to successfully initiate or complete our discovery and development programs;

    - be found ineffective or cause harmful side effects during preclinical testing or clinical trials;

    - fail to receive necessary regulatory clearance on a timely basis, or at all;

    - be difficult or expensive to manufacture on a commercial scale; or

    - fail to generate market demand or be commercially successful.

    In addition, success in preclinical testing and early stage clinical trials does not ensure that later clinical trials will be successful. A number of companies have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials.

COMPETITORS HAVE GREATER CAPITAL RESOURCES THAN US AND MAY DISCOVER, DEVELOP AND MARKET PRODUCTS MORE QUICKLY THAN US OR PRODUCTS THAT ARE MORE EFFECTIVE THAN OURS.

    The competition among pharmaceutical and biotechnology companies to identify drug candidates for development is intense and is expected to increase. We face competition in these areas from pharmaceutical and biotechnology companies, academic and research institutions and government or other publicly funded agencies, both within and outside the United States. Many of the organizations competing with us have substantially greater capital resources, larger research and development staffs and facilities, greater experience in target discovery and drug development and in obtaining regulatory clearance and greater manufacturing and marketing capabilities than we do. Our commercial opportunity will be reduced or eliminated if our competitors identify genes useful as drug targets or if our competitors discover, develop and market products more quickly than we do, or that are more effective, have fewer side effects, are easier to administer or are less expensive than drug candidates discovered using our technologies. Even if we or our corporate collaborators are successful in developing effective drugs, our products may not compete effectively with these products or other successful products.

WE WILL NEED ADDITIONAL CAPITAL IN THE FUTURE, WHICH MAY NOT BE AVAILABLE TO US ON FAVORABLE TERMS, IF AT ALL.

    We will need substantial funds to continue to research, develop and test our potential products. If adequate funds are not available, or are available only on unfavorable terms, we may be required to delay, reduce the scope of or eliminate one or more of our programs. Our future capital requirements will depend on, and could increase substantially as a result of, many factors, including the following:

    - progress in, and the costs of, our research and development programs;

    - the scope, prioritization and number of programs;

    - the progress of preclinical testing and clinical trials;

    - our ability to enter into, and the terms of, corporate collaborations;

    - the costs involved in preparing, filing, prosecuting, maintaining, enforcing and defending patent and other intellectual property claims;

    - competing technological and market developments;

    - the costs of securing manufacturing arrangements for clinical or commercial production;

    - the cost of developing sales and marketing capabilities; and

    - financial market conditions for debt and equity offerings.

    We intend to raise additional funds through financings, corporate collaborative relationships or other joint venture relationships and may seek to finance some of our programs through other financing mechanisms. Because of our long-term capital requirements, we may seek to raise money through equity whenever we deem market conditions to be favorable, even if we do not need additional capital at that time. We do not know whether any additional funding will be available when needed or that this funding will be available on favorable terms. If we raise additional funds by issuing equity or convertible debt securities, you may experience substantial dilution. Debt financing, if available, may involve restrictive covenants.

IF WE ARE UNABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY, THIRD PARTIES MAY BE ABLE TO USE OUR TECHNOLOGY, WHICH COULD ADVERSELY AFFECT OUR ABILITY TO COMPETE IN THE MARKET.

    Our success will depend in part on our ability to obtain patents and maintain adequate protection of the intellectual property related to our technologies and products. The patent positions of biotechnology companies, including our patent position, are generally uncertain and involve complex legal and factual questions. A substantial amount of uncertainty exists over the patentability of gene-related inventions in the United States and in other countries. We will be able to protect our intellectual property rights from unauthorized use by third parties only to the extent that our technologies are covered by valid and enforceable patents or are effectively maintained as trade secrets. The laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the United States, and many companies have encountered significant problems in protecting and defending their rights in foreign jurisdictions. We have applied and will apply for patents covering our technologies and products as and when we deem appropriate. However, these applications may be challenged or may fail to result in issued patents. Any patents we obtain may not be sufficiently broad to prevent others from using our technologies or from developing competing products based on our technology or proprietary gene products. Furthermore, others may independently develop similar or alternative technologies or design around our patents. In addition, our patents may be challenged, invalidated or fail to provide us with any significant competitive advantages.

    We rely on trade secret protection for our confidential and proprietary information. We have taken measures to protect our proprietary information and trade secrets, but these measures may not provide adequate protection. While we seek to protect our proprietary information by entering into confidentiality agreements with employees, collaborators and consultants, we cannot assure you that our proprietary information will not be disclosed, or that we can meaningfully protect our trade secrets. In addition, our competitors may independently develop or may have already developed substantially equivalent proprietary information or may otherwise gain access to our trade secrets.

THE COST OF OBTAINING PATENT PROTECTION FOR OUR ESSENTIAL GENE TARGETS IS EXPECTED TO BE SUBSTANTIAL.

    In the United States, only ten DNA sequences or one protein sequence is typically examined in a single application, and sometimes examination is restricted to one, not ten, DNA sequences. Patent applications containing more sequences, although adequate to initiate the patenting process, must ultimately be divided into separate applications, each of which requires its own filing fee and has attendant patent prosecution expenses. We currently have nine patent applications pending in the United States, which include claims to over 700 essential gene targets. In foreign countries, it is typical for only one DNA sequence or one protein sequence to be examined in any one application. If we do not have sufficient financial resources or choose not to devote financial resources required for separate applications, we will not be able to secure patent protection for all of the essential gene targets we expect to discover.

LITIGATION OR THIRD PARTY CLAIMS OF INTELLECTUAL PROPERTY INFRINGEMENT COULD REQUIRE US TO SPEND SUBSTANTIAL TIME AND MONEY AND COULD HINDER OUR ABILITY TO DEVELOP AND COMMERCIALIZE PRODUCTS.

    Our commercial success depends in part on our ability to avoid infringing the patent and proprietary rights of third parties, and not breaching any licenses that we have entered into with third parties. A number of pharmaceutical companies, biotechnology companies, independent researchers, universities and research institutions may have filed patent applications or may have been granted patents that cover technologies similar to the technologies owned by or licensed to us. For instance, a number of patents may have issued and may issue in the future on genes and gene fragments, screening techniques, methods, products and technologies that we have developed or intend to develop. If patents covering technologies required by our operations are issued to others, we may have to obtain licenses from third parties, which may not be available on commercially reasonable terms, or at all.

    Third parties may claim that we are employing their proprietary technology without authorization. In addition, third parties may obtain patents that relate to our technologies and claim that our use of those technologies infringes these patents. Regardless of their merit, these claims could require us to incur substantial costs, including the diversion of management and technical personnel, in defending ourselves against any of these claims or enforcing our patents. In the event that a successful claim of infringement is brought against us, we may be required to pay damages and obtain one or more licenses from third parties. We may not be able to obtain these licenses on commercially reasonable terms, or at all. Defense of any lawsuit or failure to obtain any of these licenses could adversely affect our ability to develop and commercialize products.

BECAUSE WE MUST OBTAIN REGULATORY CLEARANCE TO TEST AND MARKET OUR POTENTIAL PRODUCTS IN THE UNITED STATES AND FOREIGN JURISDICTIONS, WE CANNOT PREDICT WHETHER OR WHEN WE WILL BE PERMITTED TO COMMERCIALIZE OUR PRODUCTS.

    The Food and Drug Administration, or FDA, must approve any drug or biologic product before it can be marketed in the United States. Any products resulting from our research and development efforts must also be approved by the regulatory agencies of foreign governments before the product can be tested in humans or sold in these countries. Before a new drug application or biologics license application can be filed with the FDA, the product candidate must undergo extensive preclinical testing and clinical trials, which can take many years and will require substantial expenditures. Data obtained from preclinical and clinical activities are susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. In addition, changes in regulatory policy for product approval during the period of product development and regulatory agency review could delay approval or cause the application to be rejected. Any failure to obtain regulatory approval would delay or prevent us from commercializing products.

    Our efforts to date have been primarily limited to identifying drug targets and initial high throughput screening. Significant research and development efforts will be necessary before any products identified using our drug targets can be commercialized. If regulatory approval is granted for any of our products, this approval may impose limitations on the uses for which a product may be marketed. Further, once regulatory approval is obtained, a marketed product and its manufacturer are subject to continual review. Discovery of previously unknown problems may result in restrictions and sanctions with respect to the product, manufacturer and relevant manufacturing facility, including withdrawal of the product from the market.

WE HAVE NO EXPERIENCE IN DEVELOPING, MANUFACTURING AND MARKETING DRUGS BASED ON OUR TARGETS AND MAY BE UNABLE TO COMMERCIALIZE PROPRIETARY PRODUCTS.

    We have no experience in using the drug targets that we identify to develop drugs. In order for us to commercialize products, we will need to significantly enhance our capabilities with respect to product development and establish manufacturing and marketing capabilities, either directly or through outsourcing or collaborative arrangements. We may not be able to establish these capabilities or enter into any outsourcing or licensing agreements on commercially reasonable terms, or at all. Furthermore, there are risks associated with outsourcing or licensing. These types of arrangements will render us dependent on third parties who may have interests and priorities different than our own and who are likely to have obligations to other parties.

THE LOSS OF KEY PERSONNEL OR THE INABILITY TO ATTRACT AND RETAIN ADDITIONAL PERSONNEL COULD IMPAIR OUR ABILITY TO EXPAND OUR OPERATIONS.

    We are highly dependent on the principal members of our management and scientific staff, the loss of whose services might adversely impact the achievement of our objectives and the continuation of any corporate collaborations. In addition, recruiting and retaining qualified scientific personnel to perform research and development work will be critical to our success. There is currently a shortage of skilled executives and employees with technical expertise, and this shortage is likely to continue. As a result, competition for skilled personnel is intense, turnover rates are high and competition for experienced scientists from numerous companies, academic and other research institutions may limit our ability to attract and retain qualified personnel. In particular, although we have employment agreements with Dr. Hixson and Dr. Foulkes, those agreements cannot guarantee that either of them will continue their employment with us.

WE MAY ENCOUNTER DIFFICULTIES MANAGING OUR GROWTH WHICH MAY PREVENT US FROM MEETING OUR OBJECTIVES.

    We will need to expand and effectively manage our operations and facilities in order to facilitate potential corporate collaborations and pursue future internal research, development and commercialization efforts. We expect to significantly increase our rate of growth to meet our strategic objectives. If our growth accelerates, it will place a strain on us. In addition, we will be required to expand our management capabilities, enhance our operating and financial systems and expand our facilities to manage our growth effectively. If we continue to grow, it is possible that the number and skills of management and scientific personnel, systems and facilities currently in place may not be adequate.

OUR BUSINESS INVOLVES THE USE OF HAZARDOUS MATERIALS. WE COULD INCUR SUBSTANTIAL COSTS IN THE EVENT THESE MATERIALS ARE NOT STORED, HANDLED OR DISPOSED OF CORRECTLY.

    Our research and development processes involve the controlled use of hazardous materials, including biological materials, pathogens, chemicals and various radioactive compounds. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous materials and waste products. The risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of an accident, we could be held liable for any damages that result and this liability could exceed our resources and result in lengthy interruption of business operations. Subsequent to an accident, we could also likely incur significant additional costs to comply with environmental laws and regulations. Changes in current or future environmental laws and regulations may require us to incur significant compliance costs.

LIABILITY FOR DAMAGES RESULTING FROM INJURY CAUSED BY OUR PRODUCTS OR TECHNOLOGIES COULD EXCEED OUR TOTAL ASSETS.

    We may be held liable if any product we or our corporate collaborators develop, or any product which is made with the use of any of our technologies, causes injury or is found otherwise unsuitable during product testing, manufacturing, marketing or sale. We currently have no product liability insurance. When we attempt to obtain product liability insurance, this insurance may be expensive or may not fully cover our potential liabilities. Inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or inhibit the commercialization of products developed by us or our collaborators. If we are sued for damages resulting from any injury caused by our products, our liability could exceed our total assets.

WE EXPECT THAT OUR QUARTERLY RESULTS OF OPERATIONS WILL FLUCTUATE, AND THIS FLUCTUATION COULD CAUSE OUR STOCK PRICE TO DECLINE, CAUSING INVESTOR LOSSES.

    Our quarterly operating results have fluctuated in the past and are likely to fluctuate in the future. A number of factors, many of which we cannot control, could subject our operating results and stock price to volatility, including:

    - acceptance of our technologies and platforms;

    - announcements by our competitors;

    - the introduction of new technologies or products by our competitors;

    - our ability to enter into corporate collaborative relationships;

    - the termination or non-renewal of corporate collaborations;

    - recognition of payments from potential corporate collaborators;

    - announcements by governments relating to policy changes in the biotechnology industry; or

    - general and industry-specific economic conditions that may affect our or our corporate collaborators' research and development expenditures.

    A large portion of our expenses, including expenses for facilities, equipment and personnel, are relatively fixed in the short term. In addition, we expect operating expenses to increase during 2000. Accordingly, if our capital resources do not grow as anticipated, we may not be able to correspondingly reduce our operating expenses. Failure to achieve anticipated levels of capital resources could therefore significantly harm our operating results for a particular fiscal period. Due to the possibility of fluctuations in our revenues and expenses, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance.

IF PHYSICIANS AND PATIENTS DO NOT ACCEPT OUR PRODUCTS, WE MAY BE UNABLE TO GENERATE SIGNIFICANT REVENUE, IF ANY.

    Our drug candidates may not gain market acceptance among physicians, patients, and the medical community. If any of our drug candidates fails to achieve market acceptance, we may be unable to successfully market and sell the product, which would limit our ability to generate revenue. The degree of market acceptance of any drug candidate depends on a number of factors, including:

    - demonstration of clinical efficacy and safety;

    - price;

    - convenience and ease of administration;

    - potential advantage over alternative treatment methods; and

    - marketing and distribution support.

                         RISKS RELATED TO THIS OFFERING

OUR STOCK PRICE WILL LIKELY BE VOLATILE BECAUSE OF THE MARKET PRICE OF LIFE SCIENCE COMPANIES HAS BEEN HIGHLY VOLATILE.

    The stock market, from time to time, has experienced significant price and volume fluctuations that are unrelated to the operating performance of companies. The market prices of technology companies' stock, particularly life science companies' stock, have been highly volatile. Our stock may be affected by this type of market volatility, as well as by our own performance. The following factors, among other factors, may have a significant effect on the market price of our common stock:

    - announcements of technological innovations or new products by us or our competitors;

    - announcements by securities analysts;

    - developments in patent or other proprietary rights;

    - fluctuations in our operating results;

    - litigation initiated by or against us;

    - announcements of results of clinical trials;

    - regulatory approval or failure to obtain regulatory approval for any product we develop;

    - developments in our relationships with corporate collaborators;

    - developments in domestic and international governmental policy or regulation; and

    - economic and other external factors.

OUR MANAGEMENT WILL HAVE BROAD DISCRETION OVER THE USE OF PROCEEDS FROM THIS OFFERING. WE MAY INVEST OR SPEND THE PROCEEDS OF THIS OFFERING IN WAYS WITH WHICH YOU DO NOT AGREE AND IN WAYS THAT MAY NOT YIELD A FAVORABLE RETURN.

    Our management will retain broad discretion over the use of proceeds from this offering. You may not deem those uses desirable and our use of the proceeds may not yield a significant positive return or any return at all. While we currently intend to use most of the proceeds from this offering for research and development, acquisition of technologies, working capital and other general corporate purposes, we have not yet determined the amount of net proceeds to be used specifically for any of those purposes. Because of the number and variability of factors that determine our use of the net proceeds from this offering, we cannot assure you that our uses of the proceeds from this offering will not vary substantially from our currently planned uses. As a result, investors in this offering will be relying on the judgment of our management to use the net proceeds of this offering in a productive manner.

THE CONCENTRATION OF OWNERSHIP AMONG OUR EXISTING OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS MAY PREVENT OTHER STOCKHOLDERS FROM INFLUENCING SIGNIFICANT CORPORATE DECISIONS AND DEPRESS OUR STOCK PRICE.

    After this offering, our executive officers, directors and stockholders
owning at least 5% of our stock will control approximately      % of our
outstanding capital stock. If these officers, directors and principal stockholders act together, they will be able to significantly influence and possibly control matters requiring approval by our stockholders, including approvals of amendments to our certificate of incorporation, mergers, a sale of all or substantially all of our assets, going private transactions and other fundamental corporate transactions. They may also be able to control the election of our board of directors members.

THERE IS NO PRIOR PUBLIC MARKET FOR OUR COMMON STOCK AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE INITIAL OFFERING PRICE.

    Prior to this offering, there has been no public market for shares of our common stock. An active, liquid trading market may not develop following completion of this offering, or if developed, may not be maintained. We will determine the initial public offering price for the shares through negotiations between us and representatives of the underwriters. This price may not be indicative of prices that will prevail later in the trading market. The market price of our common stock may decline below the initial public offering price, and you may not be able to resell your shares at or above the initial public offering price.

WE ARE SUBJECT TO ANTI-TAKEOVER PROVISIONS IN OUR CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW THAT COULD DELAY OR PREVENT AN ACQUISITION OF OUR COMPANY, EVEN IF THE ACQUISITION WOULD BE BENEFICIAL TO YOU.

    Our certificate of incorporation, our bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to you. These provisions could discourage potential takeover attempts and could adversely affect the market price of our common stock. Because of these provisions, you might not be able to receive a premium on your investment. These provisions:

    - authorize our board of directors, without stockholder approval, to issue up to 5,000,000 shares of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares and prevent a takeover attempt;

    - limit who has the authority to call a special meeting of our stockholders;

    - prohibit stockholder action by written consent, requiring stockholder actions to be taken at stockholder meetings;

    - establish advance notice requirements for nominations for election to the board of directors and for proposals to be acted upon at stockholder meetings; and

    - establish staggered terms for the members of the board of directors.

    Any of the provisions described above could delay or make more difficult transactions involving a change in control of us or our management.

FUTURE SALES OF OUR COMMON STOCK COULD CAUSE OUR STOCK PRICE TO DECLINE.

    The market price of our common stock could decline as a result of sales by our existing stockholders of a large number of shares of our common stock in the public market after the closing of this offering, or the perception that these sales could occur. These sales could make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate.
After this offering, we will have outstanding            shares of common stock.
All the            shares sold in this offering, plus any additional shares sold upon exercise of the underwriters' over-allotment option, will be freely
tradable. The remaining            shares of common stock will be eligible for
sale in the public market as follows:

    - shares will be eligible for sale upon the expiration of lock-up agreements beginning 180 days after the date of this prospectus;

    - shares will be eligible for sale upon the exercise of vested options 180 days after the date of this prospectus.

After this offering we also intend to register up to approximately shares of our common stock for sale upon exercise of outstanding stock options issued under compensatory benefit plans or reserved for future issuance under our stock option plans. In addition, the market price of our common stock could decline if we sell additional equity securities in connection with financings or corporate collaborative arrangements.

YOUR INVESTMENT WILL BE IMMEDIATELY DILUTED.

    We expect the initial public offering price to be substantially higher than the net tangible book value per share of the common stock. Therefore, if you purchase shares of our common stock in this offering, you will incur immediate
and substantial dilution in pro forma net tangible book value of $     per
share. You may incur additional dilution if the holders of outstanding options or warrants exercise those options or warrants.

                           FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements. These forward-looking statements are not historical facts but rather are based on current expectations, estimates and projections about our industry, our beliefs and our assumptions. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks" and "estimates," and variations of these words and similar expressions, are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed, implied or forecasted in the forward-looking statements. In addition, the forward-looking events discussed in this prospectus might not occur. These risks and uncertainties include, among others, those described in "Risk Factors" beginning on page 5 and elsewhere in this prospectus. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

                                USE OF PROCEEDS

    Our proceeds from the sale of the            shares of common stock we are
offering are estimated to be $     million, after deducting the underwriting
discount and our estimated offering expenses. If the underwriters exercise in
full their option to purchase an additional     shares of common stock, we
estimate that the total net proceeds will be approximately $     million. In
addition, we will receive $ million from the sale of shares of our common stock to Incyte in a concurrent private placement.

    We expect to use the net proceeds from this offering and the concurrent private placement primarily for:

    - research and development activities;

    - access to complementary technologies;

    - acquisition of compound and natural product libraries;

    - patent prosecution; and

    - other capital investments, as well as working capital and general corporate purposes.

    The amounts and timing of these expenditures will vary depending on a number of factors, including progress in our research and development activities and the timing and scope of agreements we may enter into with potential corporate collaborators. Pending the uses described above, we will invest the net proceeds of this offering in short- and intermediate-term, interest-bearing, investment-grade securities.

    The net proceeds of this offering and the concurrent private placement, together with our existing capital resources and interest income, should be sufficient to fund our anticipated operating expenses and capital requirements for at least 18 months. We cannot be sure these funds will be sufficient. We will continue to expend substantial resources for the expansion of drug discovery and development, including costs associated with preclinical testing and clinical trials. We will be required to expend substantial funds in the course of completing required additional development, preclinical testing and clinical trials of and regulatory clearance for product candidates, if any. Our future liquidity and capital requirements will depend on many factors, including:

    - progress in, and the costs of, our research and development programs;

    - our ability to enter into, and the terms of, corporate collaborations;

    - the costs involved in preparing, filing, prosecuting, maintaining, enforcing and defending patent and other intellectual property claims;

    - the scope, prioritization and number of programs;

    - the progress of preclinical testing and clinical trials;

    - competing technological and market developments;

    - the costs of securing manufacturing arrangements for clinical or commercial production;

    - the cost of developing sales and marketing capabilities; and

    - financial market conditions for debt and equity offerings.

                                DIVIDEND POLICY

    We have never declared or paid any dividends on our capital stock. We currently expect to retain all of our future earnings, if any, to finance the expansion of our business and we do not anticipate paying any cash dividends on our capital stock in the foreseeable future.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of June 30, 2000:

    - on an actual basis derived from the unaudited financial statements;

    - on a pro forma basis after giving effect to reflect:

       - a   -for-  reverse stock split which will be effected prior to consummation of this offering;

       - the sale of 6,722,327 shares of Series E preferred stock in August 2000 for $3.25 per share;

       - the conversion of all of our 35,181,246 outstanding shares of preferred stock, including the Series E preferred stock, into 35,181,246 shares of common stock upon the closing of this offering; and

    - On a pro forma as adjusted basis to reflect the sale of      shares of
      common stock offered hereby at an assumed initial public offering price of
      $     per share and our receipt of the net proceeds after deducting underwriting discounts and commissions and estimated offering expenses and
      the sale of      shares of common stock at $     per share to Incyte in a
      private placement to close concurrently with this offering.

                                                                      JUNE 30, 2000
                                                         ---------------------------------------
                                                                                      PRO FORMA
                                                           ACTUAL       PRO FORMA    AS ADJUSTED
                                                         -----------   -----------   -----------
Long-term obligations, less current portion............  $ 2,548,429   $ 2,548,429   $ 2,548,429
Redeemable convertible preferred stock, $0.001 par
  value; 21,651,063 shares authorized and
  21,333,334 shares issued and outstanding, actual; no
  shares authorized, issued and outstanding, pro forma
  and pro forma as adjusted............................   16,768,000       --
Stockholders' equity:
  Convertible preferred stock, $0.001 par value;
    7,125,585 shares authorized, issued and
    outstanding, actual; 5,000,000 shares authorized
    and no shares issued and outstanding, pro forma and
    pro forma as adjusted..............................        7,126       --
  Common stock, $0.001 par value; 60,000,000 shares
    authorized and 4,578,825 shares issued and
    outstanding, actual; 60,000,000 shares authorized
    and 39,760,071 shares issued and outstanding, pro
    forma; 70,000,000 shares authorized and
         shares issued and outstanding, pro forma as
    adjusted...........................................        4,579        39,760
  Additional paid-in capital...........................   17,203,128    55,790,636
  Notes receivable from stockholders...................      (66,501)      (66,501)
  Deferred compensation................................   (2,939,672)   (2,939,672)
  Accumulated other comprehensive loss.................          364           364
  Accumulated deficit..................................  (13,867,064)  (13,867,064)
                                                         -----------   -----------   -----------
Total stockholders' equity.............................      341,960    38,957,523
                                                         -----------   -----------   -----------
Total capitalization...................................  $19,658,389   $41,505,952   $
                                                         ===========   ===========   ===========

    The number of shares of common stock to be outstanding after this offering assumes no exercise of the underwriters' over-allotment option. The information in this table excludes the following at August 15, 2000:

    - 1,323,766 shares of our common stock issuable upon the exercise of stock options outstanding under our stock option plan with a weighted average exercise price of $0.08 per share;

    - 93,656 shares of our common stock issuable upon the exercise of warrants outstanding with a weighted average exercise price of $1.44 per share;

    - 4,733,623 shares of our common stock available for future issuance under our 1998 Equity Incentive Plan, as amended;

    - 500,000 shares of our common stock available for future issuance under our Non-Employee Directors' Stock Option Plan; and

    - 500,000 shares of our common stock available for future issuance under our Employee Stock Purchase Plan.

                                    DILUTION

    Our historical net tangible book value (deficit) as of June 30, 2000 was $(6.9) million, or $(1.51) per share, based on the number of common shares outstanding as of June 30, 2000. Historical net tangible book value per share has been determined by dividing net tangible book value (total tangible assets less total liabilities) by the number of shares of common stock outstanding at June 30, 2000.

    Our pro forma net tangible book value as of June 30, 2000 was approximately $31.7 million, or $0.80 per share, based on the pro forma number of common shares outstanding as of June 30, 2000, calculated after giving effect to the automatic conversion of 28,458,919 shares of our preferred stock outstanding as of June 30, 2000 into 28,458,919 shares of our common stock, and conversion of 6,722,327 shares of Series E preferred stock issued in August 2000 into 6,722,327 shares of common stock.

    After giving effect to the sale of      shares of common stock in this
offering and the concurrent private placement at the assumed initial public
offering price of $     per share and after deducting underwriting discounts and
commissions and estimated offering expenses and the sale of      shares of
common stock in a private placement to close concurrently with this public offering, our pro forma net tangible book value as of June 30, 2000 would have
been $ million, or $     per share. This represents an increase in pro forma net
tangible book value per share of $     to existing stockholders and dilution in
pro forma net tangible book value per share of $     to new investors who
purchase shares in this offering. Dilution is determined by subtracting pro forma net tangible book value per share after the offering from the assumed
initial public offering price of $     per share. The following table
illustrates this dilution:


Assumed initial public offering price per share.............             $
Historical net tangible book value (deficit) per share as of
  June 30, 2000.............................................  $ (1.51)
Increase per share attributable to the sale of Series E
  preferred stock in August 2000 and the conversion of
  preferred stock into common stock.........................     2.31
                                                              -------
Pro forma net tangible book value per share as of June 30,
  2000......................................................     0.80
Increase per share attributable to new investors and shares
  to be sold to Incyte in concurrent private placement......
                                                              -------
Pro forma net tangible book value per share after the
  offering..................................................
                                                                         -------
Dilution per share to new investors and to Incyte...........             $
                                                                         =======

    The following table summarizes, on a pro forma basis as of June 30, 2000, the differences between the total consideration paid and the average price per share paid by the existing stockholders and the new investors with respect to the number of shares of common stock purchased from us in this offering and in the concurrent private placement based on an assumed public offering price of
$     per share:

                                    SHARES          TOTAL CONSIDERATION
                              -------------------   -------------------   AVERAGE PRICE
                               NUMBER    PERCENT     AMOUNT    PERCENT      PER SHARE
                              --------   --------   --------   --------   -------------
Existing stockholders.......                    %   $                 %      $
New investors...............
                              -------    -------    -------    -------       -------
      Total.................                 100%   $              100%      $
                              =======    =======    =======    =======       =======

    These tables assume no exercise of stock options and warrants outstanding at June 30, 2000 and include 2,413,859 shares subject to repurchase by us at a weighted-average price of $0.05 per share.

    At June 30, 2000, there were 1,514,562 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $0.08 per share and 67,606 shares of preferred stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $0.74 per share. Subsequent to June 30, 2000, we issued a warrant to purchase 26,050 shares of common stock at an exercise price of $3.25 per share and warrants to purchase an aggregate of 2,065,184 shares of Series E preferred stock at an exercise price of $3.25 per share. The warrants to purchase 2,065,184 shares of Series E preferred stock will not be exercisable if we complete this offering or if we are acquired by another entity prior to February 18, 2002. To the extent that any of these options or warrants are exercised, there will be further dilution to new investors.

                            SELECTED FINANCIAL DATA

    Our selected statement of operations data for the period July 18, 1997 (inception) through December 31, 1997 and the years ended December 31, 1998 and 1999 and our balance sheet data as of December 31, 1998 and 1999 have been derived from our financial statements, which have been audited by Ernst & Young LLP, independent auditors, and are included elsewhere in this prospectus. Our balance sheet data as of December 31, 1997 have been derived from our financial statements which have been audited by Ernst & Young LLP and are not included in this prospectus. We have also included our statement of operations data for the six months ended June 30, 1999 and 2000 and our balance sheet data as of June 30, 2000 from our unaudited financial statements included in this prospectus. We prepared the unaudited information on the same basis as the audited financial statements and have included all adjustments, consisting of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position at such date and our operating results for those periods. You should read the data set forth below together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes included elsewhere in this prospectus.

    Please see note 1 of notes to our financial statements for an explanation of the determination of the number of shares used in computing per share data.

                                                  PERIOD FROM
                                                 JULY 18, 1997          YEAR ENDED             SIX MONTHS ENDED
                                                  (INCEPTION)          DECEMBER 31,                JUNE 30,
                                                TO DECEMBER 31,   -----------------------   ----------------------
                                                     1997            1998         1999        1999         2000
                                                ---------------   ----------   ----------   ---------   ----------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Collaboration revenue.......................     $       --     $       --   $       --   $      --   $      287
  Operating expenses:
    Research and development..................             29          1,156        4,380       1,424        3,874
    General administrative....................             11            594        1,672         596        2,116
                                                   ----------     ----------   ----------   ---------   ----------
    Total operating expenses..................             40          1,750        6,052       2,020        5,990
                                                   ----------     ----------   ----------   ---------   ----------

  Loss from operations........................            (40)        (1,750)      (6,052)     (2,020)      (5,703)
  Interest income (expense), net..............             (1)             1          266         (22)         180
                                                   ----------     ----------   ----------   ---------   ----------
  Net loss....................................            (41)        (1,749)      (5,786)     (2,042)      (5,523)
  Imputed dividend on Redeemable Series B
    preferred stock...........................             --             --         (384)         --         (384)
                                                   ----------     ----------   ----------   ---------   ----------
  Net loss attributable to common
    stockholders..............................     $      (41)    $   (1,749)  $   (6,170)  $  (2,042)  $   (5,907)
                                                   ==========     ==========   ==========   =========   ==========
  Basic and diluted net loss per share........     $    (0.11)    $    (2.55)  $    (4.52)  $   (1.71)  $    (2.93)
  Shares used in computing basic and diluted
    net loss per share........................        379,000        685,000    1,366,000   1,193,000    2,014,000
  Pro forma net loss per share................                                 $    (0.34)              $    (0.21)
  Shares used in computing pro forma basic and
    diluted net loss per share................                                 18,356,000               28,496,000

                                                                                                 AS OF
                                                                    AS OF DECEMBER 31,         JUNE 30,
                                                              ------------------------------   ---------
                                                                1997       1998       1999       2000
                                                              --------   --------   --------   ---------
                                                                            (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...........  $    48    $ 1,306    $11,890     $11,269
Working capital.............................................      (71)       726     10,160       9,285
Total assets................................................       81      2,594     14,801      22,917
Long-term obligations, less current portion.................       --        827      1,275       2,548
Redeemable convertible preferred stock......................       --         --     16,384      16,768
Accumulated deficit.........................................      (41)    (1,790)    (7,960)    (13,867)
Total stockholders' equity (deficit)........................      (41)     1,159     (4,756)        342

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH "SELECTED FINANCIAL DATA" AND OUR FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS. IN ADDITION TO HISTORICAL INFORMATION, THE DISCUSSION AND ANALYSIS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED BY THESE FORWARD-LOOKING STATEMENTS DUE TO FACTORS INCLUDING, BUT NOT LIMITED TO, THOSE FACTORS SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    We were founded and began operations in July 1997. We are applying our proprietary technologies to rapidly identify genes essential to the growth of bacterial and fungal organisms. The proteins made by these essential genes represent potential drug targets, and it is our intention to use these drug targets to develop antibiotic and antifungal drugs that treat a wide variety of microbial diseases. Within the last 18 months, we have identified more than 800 essential genes in multiple organisms. To date, we have devoted substantially all of our resources to research efforts. We have recently begun generating collaborative revenues, which combined with revenues from government grants, will represent our near term revenue sources. Other longer term revenue sources may include product sales and product royalties.

    We have incurred substantial operating losses since our inception. As of June 30, 2000, our accumulated deficit was $13.9 million, and total stockholders' equity was $17.1 million, after considering the conversion of redeemable preferred stock into common stock. We expect to incur additional operating losses over the next several years as we continue to fund internal research and development, develop our technologies and products and commercialize drugs based on those technologies.

    Our research and development expenses consist primarily of salaries and related personnel expenses. As of June 30, 2000, all research and development costs have been expensed as incurred. We believe that continued investment in research and development is critical to attaining our strategic objectives and we expect these expenses to continue and to increase. General and administrative expenses consist primarily of salaries and related personnel expenses for executive, finance and administrative personnel, professional fees, and other general corporate expenses. As we add personnel and incur additional costs related to the growth of our business, general and administrative expenses will also increase.

    In connection with the grant of stock options and sale of restricted common stock to employees, founders, consultants and directors, we recorded deferred compensation of approximately $2.6 million in the first six months of 2000, in addition to $1.6 million recorded in fiscal year 1999. We recorded this amount as a component of stockholders' equity and will amortize the amount as a charge to operations over the vesting period of the stock and options. We recorded amortization of this deferred compensation of approximately $1.0 million for the six months ended June 30, 2000, compared to approximately $76,000 for the six months ended June 30, 1999 and $281,000 for the year ended December 31, 1999.

    For options granted to employees, founders and directors, deferred compensation is calculated as the difference between the exercise price of the option or purchase price of the stock and the deemed fair value of our common stock on the date of grant. For options granted to consultants, deferred compensation is calculated as the fair value of the options granted or stock sold in accordance with Statement of Financial Accounting Standards No. 123 and Emerging Issues Task Force No. 96-18.

RESULTS OF OPERATIONS

COMPARISON OF SIX MONTHS ENDED JUNE 30, 2000 AND 1999

    REVENUE.  We recognized revenue of $287,000 in the six months ended
June 30, 2000, which is our first revenue recognized to date. This revenue resulted from our collaboration with LG Chemical, which was signed in May 2000.

    RESEARCH AND DEVELOPMENT.  Research and development expenses increased
$2.5 million, or 172%, to $3.9 million for the six months ended June 30, 2000, from $1.4 million for the six months ended June 30, 1999. The increase was primarily due to increased staffing and other personnel costs to support the development of our technologies, and includes $637,000 in amortization of deferred compensation charges. We expect that our research and development expenses will increase substantially to fund research programs with partners and collaborators, as well as our internal research and product development initiatives.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased $1.5 million, or 255%, to $2.1 million for the six months ended June 30, 2000 from $596,000 for the six months ended June 30, 1999. This increase was primarily attributable to an increase in staffing necessary to manage and support our growth, and includes $318,000 in amortization of deferred compensation charges. We expect that our general and administrative expenses will increase as we expand our personnel, add infrastructure and incur additional costs to support our growth and requirements as a public company.

    INTEREST AND OTHER INCOME, NET. Interest and other income, net of expenses, primarily consists of interest income and interest expense. Interest income, which represents income earned on our cash and cash equivalents and investments, was $299,000 for the six months ended June 30, 2000 as compared to $38,000 for the six months ended June 30, 1999. This increase in interest income was due to higher cash and investment balances. Interest expense was $120,000 for the six months ended June 30, 2000, and $60,000 for the six months ended June 30, 1999 due to our additional capital lease obligations.

    IMPUTED DIVIDEND ON REDEEMABLE SERIES B PREFERRED STOCK. We recorded an imputed dividend of $384,000 on our Redeemable Series B preferred stock in the six months ended June 30, 2000. There were no imputed dividends in the six months ended June 30, 1999, however we accrued $384,000 between July and December 1999. These dividends relate to a provision in the stock purchase agreement that permits the holders of our Redeemable Series B preferred stock to require us to redeem their stock in 2004 at the original purchase price, plus accrued interest for the two years preceding the redemption date. We are accruing this interest obligation ratably over the four year period prior to the redemption date, and will reclassify this accrual to additional paid-in capital upon the conversion of the Redeemable Series B preferred stock into common stock, upon the closing of this initial public offering.

COMPARISON OF YEARS ENDED DECEMBER 31, 1999 AND 1998

    RESEARCH AND DEVELOPMENT. Research and development expenses increased $3.2 million, or 279%, to $4.4 million for the year ended December 31, 1999, from $1.2 million for the year ended December 31, 1998. The increase was primarily due to increased staffing and other personnel costs to support the development of our technologies, and includes $188,000 in amortization of deferred compensation charges.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased $1.1 million, or 182%, to $1.7 million for the year ended December 31, 1999 from $594,000 for the year ended December 31, 1998. This increase was primarily attributable to an increase in staffing necessary to manage and support our growth, and includes $93,000 in amortization of deferred compensation charges.

    INTEREST AND OTHER INCOME, NET. Interest and other income, net of expenses, primarily consists of interest income and interest expense. Interest income, which represents income earned on our cash and cash equivalents and investments, was $408,000 for the year ended December 31, 1999, and $35,000 for the year ended December 31, 1998. The increase in interest income was due to higher cash and investment balances. Interest expense was $142,000 for the year ended
December 31, 1999, and $35,000 for the year ended December 31, 1998. The increase in income expense was due to debt facilities entered into during 1999.

    IMPUTED DIVIDEND ON REDEEMABLE SERIES B PREFERRED STOCK. We recorded an imputed dividend of $384,000 on our Redeemable Series B preferred stock in 1999. There were no imputed dividends in 1998. This dividend relates to a provision in the stock purchase agreement that permits the holders of our Redeemable
Series B preferred stock to require us to redeem stock in 2004 at the original purchase price, plus accrued interest for the two years preceding the redemption date.

INCOME TAXES

    We incurred net operating losses for the years ended December 31, 1999 and 1998, and accordingly, we did not pay any federal or state income taxes. As of December 31, 1999, we had net operating loss carryforwards for federal tax purposes of approximately $7.0 million, which begin to expire in 2012.

    As of December 31, 1999, we had net operating loss carryforwards for state tax purposes of approximately $7.0 million, which begin to expire in 2005. We also had a federal research and development tax credit carryforward of approximately $382,000 that will begin to expire in 2011 and state research and development tax credit carryforward of approximately $210,000 that will begin to expire in 2011.

    Our utilization of the net operating losses and credits may be subject to substantial annual limitations pursuant to Section 382 and 383 of the Internal Revenue Code, and similar state provisions, as a result of changes in our ownership structure. These annual limitations may result in the expiration of net operating losses and credits prior to utilization.

LIQUIDITY AND CAPITAL RESOURCES

    Since inception, we have financed our business primarily through sales of preferred stock to financial investors and strategic partners for total cash proceeds of $45.8 million, including the sale of $21.8 million of Series E preferred stock in August 2000. As of June 30, 2000, we had cash, cash equivalents and investments of approximately $11.3 million. As of June 30, 2000, on a pro forma basis, taking into effect the collection in July 2000 of $1.2 million in accounts receivable and the August 2000 sale of Series E preferred stock, we had $34.3 million in cash, cash equivalents and short-term investments. We currently invest our funds in U.S. investment-grade corporate debt securities with maturities not exceeding 14 months.

    Our operating activities used cash of $4.5 million for the six months ended June 30, 2000 and used cash of $1.9 million for the six months ended June 30, 1999 and used cash of $4.7 million for the year ended December 31, 1999 and used cash of $1.5 million for the year ended December 31, 1998. Our use of cash for these periods primarily resulted from our losses from operations and the changes in our working capital accounts.

    Our investing activities used cash of $1.8 million for the six months ended June 30, 2000 and used cash of $182,000 for the six months ended June 30, 1999 and used cash of $4.4 million in the year ended December 31, 1999 and used cash of $723,000 in the year ended December 31, 1998. Our investing activities consist primarily of purchases of investment securities, fixed assets and technology rights.

    Our financing activities provided cash of $4.7 million for the six months ended June 30, 2000 and provided cash of $16.0 million for the six months ended June 30, 1999 and provided $15.7 million for the year ended December 31, 1999 and provided cash of $3.4 million for the year ended December 31, 1998. Our financing activities have been primarily due to sales of preferred stock, issuance of convertible bridge notes to private investors and obligations under credit facilities and capital lease arrangements. We completed our Series B financing in June 1999, resulting in significant financing activity for the six months ended June 30, 1999. We have also made payments on notes payable, as well as on our capital lease obligations.

    In June 2000, we signed an agreement with Incyte. Under the terms of the agreement, we will make 11 quarterly payments of $150,000 beginning in January 2001 with a final payment of $265,000 in October 2003. We are also obligated to purchase $2.7 million in services over a three-year period, with minimum purchase obligations of $500,000 in the first year, $1.35 million over the first two years, with total purchase commitments of $2.7 million over a three-year period.

    We expect that the proceeds from this offering and the concurrent private placement, combined with our current cash, cash equivalents and investments will be sufficient to fund our anticipated operating needs for at least the next
18 months. However, our future capital requirements and the adequacy of our available funds will depend on many factors, including scientific progress in our research and development programs, the magnitude of those programs, competing technological and market developments and our ability to successfully commercialize our first products and establish strategic relationships. Therefore, we may require additional funding within this time frame and this additional funding, if needed, may not be available on terms that are acceptable to us, or at all. Further, any additional equity financing may be dilutive to our then existing stockholders and may adversely affect their rights.

RECENT ACCOUNTING PRONOUNCEMENTS

    SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, will be effective January 1, 2001. This statement establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments imbedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement also requires that changes in the derivative's fair value be recognized in earnings unless specific hedge accounting criteria are met. We believe the adoption of SFAS No. 133 will not have an effect on our financial statements because we do not engage in derivative or hedging activities.

    In March 2000, the Financial Accounting Standards Board issued Financial Interpretation No. 44, or FIN 44, "Accounting for Certain Transactions Involving Stock Compensation--an interpretation of APB Opinion No. 25". FIN 44 clarifies the definition of employee for purposes of applying Accounting Practice Board Opinion No. 25, "Accounting for Stock Issued to Employees", the criteria for determining whether a plan qualifies as a noncompensatory plan, the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 became effective on July 1, 2000, but some of the conclusions in FIN 44 cover specific events that occur after either
December 15, 1998 or January 12, 2000. Management believes that FIN 44 will not have a material effect on our financial position or results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

    Our exposure to market risk for changes in interest rates relates primarily to the increase or decrease in the amount of interest income we can earn on our investment portfolio and on the increase or decrease in the amount of interest expense we must pay with respect to our various outstanding debt instruments. Our risk associated with fluctuating interest expense is limited, however, to our capital lease obligations, the interest rates under which are closely tied to market rates, and our investments in interest rate sensitive financial instruments. Under our current policies, we do not use interest rate derivative instruments to manage exposure to interest rate changes. We ensure the safety and preservation of our invested principal funds by limiting default risk, market risk and reinvestment risk. We mitigate default risk by investing in investment grade securities. A hypothetical 100 basis point adverse move in interest rates along the entire interest rate yield curve would not materially affect the fair value of our interest sensitive financial instruments at December 31, 1998 and 1999 and June 30, 2000. Declines in interest rates over time will, however, reduce our interest income while increases in interest rates over time will increase our interest expense.

                                    BUSINESS
                                  INTRODUCTION

    We are a leader in antimicrobial functional genomics. We use proprietary technologies and molecular biology tools to identify the genes that are essential for bacteria and fungi to grow and survive, called essential genes. We intend to discover, develop and commercialize novel antibiotic and antifungal drugs that inhibit the products of these essential genes. We refer to the products of these essential genes as essential drug targets. We use proprietary ultra-rapid technologies to identify essential drug targets in major pathogenic bacteria and fungi. We believe that our core technologies allow us to identify essential drug targets more rapidly than existing technologies. Over the last
18 months, we have identified over 800 essential drug targets in seven microbial organisms and have filed patents on over 700 of them. In contrast, we believe that the antibiotics most commonly prescribed today inhibit fewer than 25 different essential drug targets. In addition, we can prepare our drug targets for high throughput screening to identify new drug candidates within two to three weeks, while traditional methods generally require six to nine months before screening may begin. The drugs that we intend to develop will target infectious diseases caused by bacterial or fungal pathogens. Pathogens are organisms that can establish themselves in various tissues and organs and cause a number of serious and, in some cases, lethal infections.

    We are developing a bioinformatics database to help prioritize our drug targets for our drug discovery programs. We have acquired the source code and microbial sequence data unique to PathoSeq from Incyte. PathoSeq is an extensive database of public and proprietary microbial sequence data, software and analysis tools. We will integrate our proprietary essential gene information into PathoSeq for use in our internal and partnered drug discovery programs. We believe this comprehensive bioinformatics database represents a major advance in our antimicrobial drug target selection and validation capabilities. Our database uniquely allows us to select optimal broad or narrow spectrum drug targets. We have acquired a large and diverse in-house chemical library and are actively conducting high throughput screening against a select group of essential drug targets. We plan to develop and market antimicrobial drugs both on our own and in collaboration with corporate partners. In May 2000, we entered into a corporate collaboration with LG Chemical Ltd. to discover, develop and commercialize antimicrobial drugs based on a specific number of our drug targets. Under this collaboration, we retain exclusive marketing rights in North America.

                               INDUSTRY OVERVIEW

    Over the last decade, major worldwide research efforts in both private and public organizations have focused on determining the exact DNA sequence of genes from diverse organisms. Estimates of the number of genes in the human genome, representing the total composition of DNA, range from approximately 45,000 to 140,000. In comparison, ten of the most clinically important human pathogenic bacteria together include approximately 35,000 genes, and two of the most clinically important human pathogenic fungi together include approximately 20,000 genes. Initial genomic sequencing efforts have produced significant amounts of information that may have a profound effect on drug discovery and development. Although there is a large amount of sequence information for humans, bacteria and fungi, gene sequence data alone may not provide sufficient information about the role of the gene in the organism. Knowledge of gene function is necessary to allow researchers to use sequence information to determine which genes are involved in disease and to discover novel therapeutic products that target those genes. The practice of determining the function of genes is commonly called functional genomics. To date, most commercial research efforts using functional genomics have focused on human rather than microbial genomes.

    THE ROLE OF ESSENTIAL GENES--FUNCTIONAL GENOMICS IN ANTIMICROBIAL DRUG DISCOVERY. Essential genes in pathogens produce proteins that are required for a pathogen's growth and survival. Using our functional genomics technology to identify essential genes, we estimate there are approximately 400 essential genes in individual bacteria and approximately 900 essential genes in individual fungal organisms, comprising five to ten percent of their total genomes. We believe that all known antibiotics prescribed today inhibit fewer than 25 different essential drug targets. Thus, there are hundreds of essential drug targets that remain to be used to discover and develop new classes of antibiotics.

    ANTIMICROBIALS MARKET. Antimicrobials target infectious diseases caused by organisms such as bacteria and fungi. Worldwide sales of antimicrobials totaled over $29 billion in 1999. The majority of infections are acquired in the general community, resulting in approximately 145 million courses of antibiotics prescribed annually in the United States alone. In addition, the Centers for Disease Control and Prevention estimates that an additional two million hospital-acquired infections occur annually in the United States, resulting in approximately 90,000 deaths.

    For over 50 years, bacterial and fungal infections have been fought with antimicrobials. These antimicrobials include antibiotics, such as penicillin, cephalosporin and tetracycline, and antifungal drugs, such as azoles and polyenes. A significant challenge in fighting bacterial and fungal infections is that microorganisms devise ways to elude the action of, and become resistant to, antimicrobial drugs. Antimicrobial drug resistance is now estimated to represent a cost of approximately $4 billion annually in the United States. The overuse and misuse of antibiotics as a preventative measure prior to the confirmation of the cause of an infection is one factor in the development of resistance. Additionally, patients frequently do not complete a full course of antibiotics as prescribed and therefore do not completely eliminate the infection, which can result in the survival of the most drug resistant organisms. The use of broad-spectrum antibiotics to combat multiple organisms also encourages the development of resistance to a specific drug, because resistance developed in one bacterial species may be genetically transferred to different bacterial species. In the last few years, bacteria have been isolated that have become clinically resistant to all known antibiotics. Similarly, although there are existing drugs to treat fungal infections, they can have significant side effects and a limited spectrum of activity. In addition, fungal pathogens have begun to exhibit resistance to currently available drugs.

    ANTIBIOTIC DRUG DISCOVERY. Historically, most antibiotics were discovered by exposing live bacteria to large random collections of chemicals to determine which chemicals killed them. This whole-cell screening technique led to many of the antibiotics still in use today, such as penicillin, erythromycin and tetracycline. However, this approach gives no information as to how these antibiotics actually work and does not distinguish between antibiotics that kill bacteria and non-specific toxic compounds that can also have adverse effects in humans.

    In order to discover new antibiotics, researchers developed new tests, called assays, that enabled a better understanding of how a drug works. Consequently by the mid-1980s, biochemical assays, in which the protein that is the target for drug interaction is first purified and studied in isolation outside of the cell, became a primary method of screening drugs. Many companies were successful in generating compounds that inhibited the function of bacterial proteins isolated outside of the cell. However, these compounds frequently failed to be effective when tested with live, intact bacteria, resulting in wasted development time and resources.

    By the mid-1990s, advances in both molecular biology and automation allowed a new generation of assays to be developed that use a variety of techniques to modify living cells. These functional assays allow researchers to more directly assess a compound's ability to inhibit a protein of interest in the protein's native environment. Although functional assays provide some advantages in the screening process, the widespread use of this type of assay can be limited by:

    - required knowledge of the function of the protein to develop an assay;

    - long assay development timelines, which can take six to nine months; and

    - insufficient sensitivity to detect potential drugs.

    Historically, pharmaceutical companies have countered resistance by subtly altering the chemical structure of established antimicrobials. However, after successive modifications to each class of antimicrobials, it has become increasingly difficult to create new drugs that maintain their effectiveness for an extended period. Although there have been general advances in the areas of genomic information, molecular biology tools and new screening technologies, these advances have produced few new antimicrobial drugs. Only one class of new antibiotic drugs has been introduced in over 20 years. We believe that our approach of developing new drugs working against novel targets will best address the current crisis of drug resistant bacteria and fungi.

                                  OUR SOLUTION

    We have developed an automated high throughput approach to discover new antimicrobial drugs, which we refer to as ultra-rapid gene-to-lead generation. We have developed a functional genomics technology that allows us to identify new essential genes rapidly. Our functional genomics technology uses a method we term shotgun antisense. This method enables us not only to identify essential genes, but also to develop drug-screening assays in parallel using the same molecular biology tools. Using this approach, we can move new targets we discover into screening within two to three weeks, substantially reducing the six to nine months that are typically required for assay development and validation using traditional techniques. Our functional genomics technology is conducted directly in pathogenic organisms of interest, rather than in surrogate biological systems. This enables us to establish proof of the importance of an essential drug target prior to the initiation of a major drug discovery and development program. We believe our molecular biology tools are broadly applicable to multiple pathogens, and we have successfully identified essential genes in the first seven pathogens we have tested. We believe our ultra-rapid gene-to-lead generation approach offers the following benefits:

    ULTRA-RAPID GENE DISCOVERY. Our functional genomics technology allows us to simultaneously evaluate the essentiality of all genes in an organism rather than testing one gene at a time. Once we have established the appropriate molecular biology tools for an organism of interest, we have the capacity to identify over 100 essential drug targets in a single month. To date, we have identified over 800 essential genes in seven microbial organisms.

    PRIORITIZE OPTIMAL DRUG TARGETS. We are applying our technology broadly, analyzing many microbial pathogens that are the major causes of infections in humans. We are developing a bioinformatics database of essential drug targets for the major fungal and bacterial pathogens. Using our current database, we can rapidly prioritize essential drug targets, where the corresponding drug candidates can be expected to exhibit either broad or narrow spectrum activity, with minimal human toxicity. We have acquired the source code and microbial sequence data unique to PathoSeq from Incyte. We are using PathoSeq as the basis to build our proprietary database comprised of essential genes of multiple pathogens. We have accessed public and proprietary sequence information from PathoSeq on 60 microbial genomes, and are regularly adding new essential genes we identify to this database. By combining Incyte's framework with our essential gene information, we believe we will have one of the most comprehensive antimicrobial drug discovery databases.

    RAPID GENE TO SCREEN. The same molecular biology tools that we use to identify essential genes allow us to rapidly develop drug screens, typically within two to three weeks. In contrast, traditional methods require more time-consuming steps such as the need to clone the gene, express and purify the protein and design a different type of assay for each new gene. Traditional methods typically take six to nine months for each new gene. Furthermore, many targets may be too complex or have unknown biochemical function which makes assay development difficult or even impossible. Over 30% of the genes in any given bacteria encode proteins that have no known biochemical function. Our technology allows us to develop drug screens for our essential drug targets regardless of whether the biochemical function of the protein is known.

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
    HIGHLY SENSITIVE ASSAYS. Using our functional assays we are able to determine a compound's mechanism and specificity, and its ability to enter the pathogen's cell and inhibit the protein in the cell. We have developed an assay technology that makes pathogenic cells extremely sensitive to compounds that inhibit a specific essential drug target. This approach enables us to discover potential drugs that might not be detected using less sensitive methodologies. We have validated our functional genomics technology by demonstrating up to a 1000 fold increase in the sensitivity of our assays by using existing antibiotics against known drug targets. This high degree of sensitivity and specificity in our cell-based assay creates the potential to screen both new and historic collections of chemical libraries to generate new drug candidates.

    HIGH THROUGHPUT SCREENING. We have established in-house high throughput screening capabilities that we use to screen selected essential drug targets against our diverse chemical library of approximately 170,000 compounds. We intend to increase the size of our chemical library to approximately 500,000 compounds. Our current high throughput screening system can screen approximately 25,000 compounds per day and we intend to increase this capacity to approximately 150,000 compounds per day. The same screening systems can also be used to screen natural products against our essential drug targets.

                               BUSINESS STRATEGY

    Our objective is to discover, develop and commercialize new classes of antimicrobial drugs that target novel essential genes. The key elements of our strategy are to:

    MAXIMIZE DRUG CANDIDATES. We intend to screen numerous essential drug targets against large numbers of diverse compounds to maximize the probability of discovering multiple novel antimicrobial drug candidates. We intend to achieve this by continuing to identify and prioritize essential drug targets, increasing the size and diversity of our compound libraries, accessing natural product libraries, adding new high throughput screening capabilities and entering into strategic alliances.

    BUILD OUR PROPRIETARY INFORMATICS DATABASE. We are building an extensive bioinformatics database of microbial gene sequence, essential gene identification and other related genomic information that allows us to prioritize our essential drug targets for our drug discovery programs. We have recently acquired the source code and microbial sequence data unique to PathoSeq, and have licensed related source code and software from Incyte to supplement our proprietary essential gene information. We plan to continue to access basic gene sequence information from external sources, both public and private, including sequence information on approximately 60 microbial genomes contained in the PathoSeq Database. In addition, we are building a database that captures data regarding the chemical structures of compounds that interact with the targets we have identified, referred to as a cheminformatics database. We plan to continue to expand our database technologies and biological information to enhance our antimicrobial drug discovery capabilities.

    BUILD A STRONG PATENT ESTATE. We plan to pursue the identification of a large number of additional essential drug targets in the most common bacterial and fungal pathogens. We intend to file patent applications on all of the essential genes we identify and, to date, we have filed patent applications that include claims to over 700 essential genes. We plan to pursue the prosecution of U.S. and foreign patent applications for those essential genes that we consider the most valuable broad and narrow spectrum drug targets, including those that enter into our drug discovery programs. In addition, we have filed patent applications on our basic method and chemical screening technologies and will seek patent protection for new technologies we develop.

    ESTABLISH STRATEGIC PARTNERSHIPS. We intend to continue to establish strategic partnerships with leading pharmaceutical and biotechnology companies to further develop our essential drug targets and to globally commercialize drugs that we develop. Initially, we will seek multiple partnerships that provide us with research funding, milestone payments and royalties on future product sales. These relationships will

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allow us to develop our essential drug target programs and also offset our operational expenses. We intend to prioritize partnerships that will allow us to retain significant marketing rights to drugs we develop, with the goal of retaining exclusive rights in North America. In the longer term, we intend to enter strategic partnerships to commercialize drugs identified in our internal programs in territories outside of North America.

    BUILD OUR DRUG DEVELOPMENT CAPABILITIES. We have established an experienced management team to oversee the development of medicinal chemistry, pharmacology, preclinical and early clinical drug development. We initially plan to outsource both medicinal chemistry and preclinical activities, and to then build these capabilities internally. We also intend to expand our throughput from approximately 25,000 to 150,000 compound screenings per day by establishing a miniaturized ultra-high throughput drug screening system.

    ACCESS COMPLEMENTARY TECHNOLOGIES. We plan to identify and license or acquire complementary technologies in areas such as bioinformatics database analysis tools, protein analysis systems, medicinal chemistry capabilities and additional diverse chemical and natural product libraries.

                                 OUR TECHNOLOGY

    SHOTGUN ANTISENSE TECHNOLOGY. We use proprietary shotgun antisense technology solely as a functional genomics research tool to identify essential genes. In contrast to conventional antisense molecules that are applied to the outside of cells, we use advanced molecular biology tools and employ a cell's own ability to generate antisense molecules inside the cell.

    Antisense molecules are short strands of DNA or RNA that can be used to stop the production of specific proteins. All cells produce proteins from genes by transferring the information content in the gene through a chemical intermediate, termed messenger ribonucleic acid or mRNA. The production of a protein from mRNA is called translation. Certain antisense sequences that are complementary to a particular region of an mRNA can bind to that region to stop the production of a specific protein. Our shotgun antisense technology generates antisense molecules inside the cell to prevent genes from producing proteins. If an antisense molecule blocks the production of an essential protein in a pathogen, the cells cannot grow.

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                                     [LOGO]

[SHOTGUN ANTISENSE TECHNOLOGY GRAPHIC]
[The title "Proprietary Process for Identifying Essential Genes" appears centered above a series of seven images and text that are linked by arrows from left to right in two rows.
[First Row]
ARTWORK 1: Representation of an organism's cell with DNA inside
Text 1: Cell of bacteria or fungal pathogen
ARTWORK 2: Image of intact DNA without the cell
Text 2: Isolate DNA
ARTWORK 3: DNA shown in pieces
Text 3: Fragment DNA
ARTWORK 4: Image of tube with a DNA fragment and a block shape within it
Text 4: Arrow points to block with text "Promoter." Another arrow points to the fragment within the tube with the text "Fragment." Text below image reads, "Introduce random DNA fragments into vectors with a controllable promoter to produce antisense fragments"
[Second Row]
ARTWORK 5: Repeat of Artwork 1 with tube from Artwork 4 inserted inside cell Text 5: Re-introduce vector back into pathogenic cell
ARTWORK 6: Two diverging arrows
Text 6: Grow cells with antisense ON and OFF using controllable promoter
ARTWORK 7: Two boards labeled "ON" and "OFF." "ON" board has black and white ovals while "OFF" board only has black ovals.
Text 7: To the right of the "ON" board there is a white oval with the text "No Growth (Antisense blocks production of the protein from an essential gene)" To the right of the "OFF" board there is a dark oval with text "Cell Growth (With no antisense cells grow normally)"]
    The first step in using our shotgun antisense technology is to isolate the genome of a particular bacterial or fungal pathogen of interest. We then fragment the isolated genome, using both physical and enzymatic methods, to produce millions of overlapping but random DNA fragments. The random fragments are each introduced into separate delivery vehicles for DNA, called vectors, with a promoter that, when activated, allows us to closely control the expression of these fragments inside cells. These vectors, each containing a single random fragment of DNA under the control of a promoter, are then introduced back into the pathogen of interest. We do this in a parallel process that allows millions of random fragments each contained in individual vectors to be re-introduced into a unique cell of the targeted pathogen, termed clones.
    We then grow each clone in duplicate plates, one with the promoter turned off and one with the promoter turned on and compare the growth of these cells. With the promoter turned on, RNA fragments will be expressed. If the expressed RNA fragment is produced from a fragment of an essential gene, the antisense may block production of the corresponding protein and the cell will not grow. We then isolate, sequence and analyze those DNA fragments that inhibit cell growth to confirm that they are antisense molecules and to identify the corresponding gene. Our shotgun antisense approach enables thousands of genes, comprising a pathogen's entire genome, to be simultaneously evaluated for essentiality. We have industrialized and automated our entire shotgun antisense approach to accelerate the speed of essential gene discovery and have established the capacity to analyze over 1.5 million bacterial clones in a single month.

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
    OUR ULTRA-RAPID GENE-TO-LEAD TECHNOLOGIES. Our technology not only allows us to rapidly identify essential genes, but also enables us to move those targets quickly into high throughput drug screening for the discovery of potential antimicrobial drug candidates. Our process involves the following six steps:

    - STEP ONE: SELECT PATHOGENS. We select pathogens of significant medical interest. These include pathogens that are associated with the more common community and hospital-acquired infections, including those exhibiting a high frequency of resistance to current antibiotics.

    - STEP TWO: DESIGN MOLECULAR BIOLOGY TOOLS. In order to apply our shotgun antisense technology to different microbial pathogens, we establish molecular biology tools for each selected pathogen that permit the carefully controlled expression of antisense fragments. For each organism, we may apply a combination of established and proprietary molecular biology tools.

    - STEP THREE: IDENTIFY ESSENTIAL GENES. We apply our shotgun antisense technology to identify essential genes. To date, we have demonstrated that our shotgun antisense technology is effective in the first seven pathogens to which it has been applied and have identified over 800 essential drug targets using this method.

    - STEP FOUR: PRIORITIZE TARGETS USING OUR PROPRIETARY DATABASE. We use our proprietary database to compare the DNA sequence of each of our essential genes to DNA sequences of genes in other organisms. We prioritize the essential genes for drug discovery based on, among other factors, whether the gene is essential in multiple pathogens, shows a high similarity of sequence among pathogens and does not appear to show significant sequence similarity to genes in higher organisms, including the available human genome. This approach should decrease the probability that an antibiotic, which inhibits the proteins we target, will also be toxic to humans.

    - STEP FIVE: DEVELOP ASSAYS FOR SCREENING CHEMICAL LIBRARIES. The tools we use to discover essential genes are the same tools we use to screen our compound libraries. Our drug screening process uses the same controllable promoters that we use to identify essential genes. These promoters allow us to carefully adjust the level of expression of the antisense so that only a small portion of the protein produced by the essential gene is still produced. The cells can grow but become highly sensitive to any further inhibition of that target. Because the target protein is present at reduced levels when its antisense is expressed, the amount of a potential drug required to inhibit cell growth is much less than in normal cells which express higher levels of the target protein. Determining the exact conditions for this assay generally requires an additional two to three weeks after we select an essential gene for drug screening.

    - STEP SIX: SCREEN CHEMICAL LIBRARIES AND IDENTIFY HITS. We use our high throughput drug screening system to screen our libraries and have a current capacity of approximately 25,000 compounds per day. When we add a compound that inhibits the protein in the assay, the cell will no longer grow. Compounds that inhibit the protein are called hits. We then further evaluate hit compounds to identify lead compounds for drug development. We have identified hits from our initial screens that are undergoing exploratory medicinal chemistry.

                                  OUR PROGRAMS

    We have applied our technologies to a variety of clinically important microorganisms. These include pathogens associated with both common community and hospital-acquired infections, including those exhibiting a high frequency of resistance to current antibiotics. The table below indicates the status of our programs for the human pathogens we have chosen to pursue.

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                                   [GRAPHIC]

    BACTERIA. Bacterial species, both harmless and pathogenic, can be differentiated by physical characteristics, such as their shape and the structure of their cell wall. The latter is analyzed using a technique known as the Gram stain. Gram-positive bacteria have a thick outer cell wall and stain blue. In contrast, Gram-negative bacteria fail to stain. Many species of bacteria have been implicated in life-threatening infections. With the introduction of penicillin and other antibiotics that work against Gram-positive bacteria, Gram-negative bacteria became the leading cause of hospital-acquired infections. However, over the past two decades, Gram-positive bacteria have once again emerged as the leading cause of bloodstream infections in the hospital setting, presently accounting for almost 65% of those infections.

    - GRAM-POSITIVE BACTERIA. The increase in resistance to antibiotics among Gram-positive bacteria presents a serious challenge to physicians. For example, the incidence of methicillin resistant STAPHYLOCOCCUS AUREUS, or MRSA, increased from 2% in 1975 to approximately 50% by 1999. Today, most MRSA strains are resistant to all commercially available drugs except vancomycin and linezolid. However, strains of MRSA with increased resistance to vancomycin have been reported in Japan, Europe and the United States and have caused a number of fatalities. In addition, in a study conducted in the United States, 28% of the ENTEROCOCCI samples isolated from patients have shown resistance to vancomycin. In a study conducted in the United Kingdom, 53% of samples causing bacterial infections in the heart have shown resistance to aminoglycosides. In addition, according to several studies 10-40% of the STREPTOCOCCI samples isolated from patients have shown resistance to penicillin.

     We have selected four Gram-positive pathogens of significant clinical importance and applied our proprietary technologies to identify essential genes. One of our development programs targeting one of these pathogens has advanced to the stage of assay development and initial high-throughput drug screening, a second program for another organism is undergoing the ultra-rapid identification of essential genes, and molecular biology tools are being developed in our other programs for the remaining two organisms. To date, we have identified approximately 400 essential genes in these bacteria using our technology.

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
    - GRAM-NEGATIVE BACTERIA. The introduction of effective antibiotics for treatment of Gram-positive bacteria allowed Gram-negative bacteria such as PSEUDOMONAS AERUGINOSA and ENTEROBACTERACEAE to dominate hospital-acquired infections in the 1970s. The introduction of two new classes of drugs, carbapenems and fluroquinolones, provided a brief reprieve. However, resistant strains are becoming increasingly more common. In a 1997 study of hospital-acquired infections caused by Gram-negative bacteria in the United States, approximately 14% of PSEUDOMONAS AERUGINOSA were resistant to imipenem, a carbapenem. In a study of Gram-negative bacteria isolated from patients in European hospitals, 11% of ENTEROBACTER species were resistant to ciprofloxacin, a fluroquinolone.

     Due to the continuing spread of resistance, many epidemiologists believe that there will be a resurgence of infections due to drug-resistant Gram-negative bacteria. We have selected eight Gram-negative pathogens that are causative agents of serious infections in both the community and hospital settings. Our development program targeting one of these pathogens has advanced through screening and hits have been identified against an essential drug target. We are conducting initial exploratory chemistry on these hits. We are identifying essential genes in four species, and developing molecular biology tools in our programs for the remaining three. To date, we have identified approximately 400 essential genes in these bacteria using our technology.

    FUNGI. Diseases such as AIDS or medical treatments that depress the immune system, such as cancer chemotherapy or organ transplantation, have been associated with an increased death rate due to fungal infections. For almost
30 years, amphotericin B was the only drug approved for treating serious fungal infections despite significant kidney toxicity associated with the drug. Azoles were introduced in the 1980s for treating the most common fungal pathogen, CANDIDA ALBICANS, which is responsible for approximately 50% of fungal infections. These agents interfere with the fungal cell's ability to produce a cell membrane and are less toxic to humans. However, widespread use of azoles encouraged development of resistance. Currently marketed azoles are also largely ineffective against the more severe forms of fungal diseases, such as infections caused by ASPERGILLUS.

    We are currently developing proprietary molecular biology tools for two of the more common fungal pathogens. In our program for one pathogen, we have successfully demonstrated the utility of these tools and are in the process of identifying essential genes. We are developing molecular biology tools in our program for the second fungal pathogen.

    SCREENING FOR NEW ANTIMICROBIALS. In order to maximize our drug discovery programs, we are developing a diverse library of compounds to test against the essential drug targets we identify. To date, we have acquired approximately 170,000 discreet chemical compounds that are ready for screening. Using our cheminformatics database, we are able to tailor the selection of our compound libraries to include chemical properties specific to antimicrobial compounds. Our library includes compounds from commercial sources and those developed through combinatorial chemistry. In the near term, we plan to grow our compound library to approximately 500,000 compounds. In addition to chemical compounds, we plan to use our technologies to screen natural products against our essential drug targets to maximize our number of drug candidates.

                               STRATEGIC PARTNERS

    We intend to continue to establish strategic partnerships with leading pharmaceutical and biotechnology companies to further develop our essential drug targets and to globally commercialize drugs that we develop. Initially, we will seek multiple partnerships that provide us with research funding, milestone payments and royalties on future product sales. These relationships will allow us to develop our essential drug target programs and also offset our operational expenses. We intend to prioritize partnerships that will allow us to retain significant marketing rights to drugs we develop, with the goal of retaining exclusive rights in North America. In the longer term, we intend to enter strategic partnerships to commercialize drugs identified in our internal programs in territories outside of North America.

    LG CHEMICAL LTD. In May 2000, we established a five-year collaboration with LG Chemical Ltd., a chemical manufacturing company with annual sales of approximately $4 billion in 1995, to discover, develop and commercialize products for the treatment or prevention of human bacterial or fungal infections. We will select optimal drug targets and screen compound libraries against a subset of those drug targets selected by LG Chemical during the research term. LG Chemical will provide the financial support for the initial phases of drug discovery and development at both companies. Once a clinical candidate is generated, LG Chemical will share with us responsibility for and expenses of developing compounds resulting from the collaboration. We will retain exclusive marketing rights in North America and both parties will jointly share marketing rights in Western Europe. LG Chemical retains exclusive marketing rights in all territories outside of North America and Western Europe. Upon entering into the collaboration, LG Chemical purchased $5 million of our preferred stock and committed to annual research funding during the research term. LG Chemical will also make payments to us upon achievement of development milestones. Both parties have limited rights to terminate the research at the end of the third year of the collaboration.

    INCYTE GENOMICS, INC. In June 2000, we acquired the source code and microbial sequence data unique to the PathoSeq Database and licensed related source code, software, patent rights and the trademark for PathoSeq from Incyte. Under the terms of our agreement, we have the right to modify the licensed software for our internal purposes, and to add our proprietary antimicrobial genomics information to the data included in PathoSeq. Incyte remains responsible for obligations under its existing customer contracts and will provide database updates to its customers and to us. We also obtained the right from Incyte to market and sell the PathoSeq Database. For a period of two years, Incyte retained the right of first refusal to be the exclusive distributor of the PathoSeq Database in the event we elect to offer it over the Internet.

    In exchange for the exclusive software, source code and database licenses, Incyte received $5.0 million of our preferred stock. We agreed to make additional quarterly payments beginning in 2001 and to purchase future services from Incyte, and they agreed to make future equity investments in us. Pursuant to our agreement, in August 2000, Incyte purchased $2.0 million of our Series E preferred stock. Our agreement also requires, in the event that we undertake an initial public offering of our common stock, that Incyte, at our option, purchase, in a private placement that will close concurrently with that initial public offering, the lesser of:

    - $5.0 million of our common stock at the initial public offering; or

    - an amount equal to 15% of the total number of shares sold in the initial public offering.

                             GOVERNMENT REGULATION

    The manufacturing and marketing of our potential products and our ongoing research and development activities are subject to extensive regulation by numerous governmental authorities in the United States and other countries. Before marketing in the United States, any drug developed by us or any of our collaborators must undergo rigorous preclinical testing and clinical trials and an extensive regulatory clearance process implemented by the FDA under the federal Food, Drug, and Cosmetic Act. The FDA regulates, among other things, the development, testing, manufacture, safety, efficacy, record keeping, labeling, storage, clearance, advertising, promotion, sale and distribution of biopharmaceutical products. The regulatory review and clearance process, which includes preclinical testing and clinical trials of each product candidate, is lengthy, expensive and uncertain. We may rely on corporate collaborators with regard to all or part of the regulatory review process for some of our products.

    Clinical testing must meet the FDA's requirements for institutional review board oversight, patients' informed consent and good clinical practices. Clinical testing must be conducted under FDA oversight. Before receiving FDA clearance to market a product, we must demonstrate that the product is adequately safe and effective on the patient population that will be treated. If regulatory clearance of a product is

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
granted, this clearance will be limited to those disease states and conditions for which the product is useful, as demonstrated through clinical trials.

    The length of time necessary to complete clinical trials varies significantly and may be difficult to predict. In addition, information obtained from preclinical testing and clinical trials is susceptible to varying interpretations which could delay, limit or prevent us from obtaining regulatory clearance of any potential drug. Further, delays or rejection may be encountered based upon changes in FDA policy for drug clearance during the period of product development and FDA regulatory review of each submitted new drug application, or NDA, or product license application, or PLA. Similar delays or rejection also may be encountered in foreign countries. We cannot assure you that regulatory clearance will be obtained for any potential products developed by us or our collaborators. Moreover, regulatory clearance may entail limitations on the indicated uses of a drug. Further, even if regulatory clearance is obtained, a marketed drug and its manufacturer are subject to continuing review, and discovery of previously unknown problems with a drug or manufacturer can result in the withdrawal of a drug from the market or a significant decrease in market demand.

    Any drug may produce some toxicities or undesirable side effects in animals and in humans when administered at sufficiently high doses and/or for sufficiently long periods of time. Unacceptable toxicities or side effects may occur at any dose level at any time in the course of studies in animals designed to identify unacceptable effects of a drug candidate, known as toxicological studies, or clinical trials of our potential products. The appearance of any unacceptable toxicity or side effect could cause us or regulatory authorities to interrupt, limit, delay or abort the development of any of our product candidates and could ultimately prevent their clearance by the FDA or foreign regulatory authorities for any or all targeted indications.

    Outside the United States, our ability to market a product is contingent upon receiving a marketing authorization from the appropriate regulatory authorities. The requirements governing the conduct of clinical trials, marketing authorization, pricing and reimbursement vary widely from country to country. If the regulatory authority is satisfied that adequate evidence of safety, quality and efficacy has been presented, a marketing authorization will be granted. This foreign regulatory approval process involves all of the risks associated with FDA clearance discussed above.

    Violations by us of regulatory requirements at any stage of drug development, including preclinical testing and clinical trials, the regulatory review process or post-clearance, may result in various adverse consequences including the following:

    - a delay by the FDA or other applicable regulatory authority in completing regulatory review of a potential product;

    - the FDA's or other authority's refusal to grant marketing clearance for a potential product;

    - required withdrawal of a drug from the market; and

    - the imposition of criminal penalties against us.

    We have not conducted any clinical trials or submitted any investigational NDAs for any potential product of ours. We cannot assure you that we or our corporate collaborators will be able to obtain FDA or other applicable regulatory authority clearance for any potential products. If we do not obtain the required regulatory authorizations or the scope of authorization we request, it will delay or preclude us or our collaborators from marketing products and limit the commercial use of the potential products.

                             INTELLECTUAL PROPERTY

    We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary rights are covered by valid and enforceable patents or are effectively maintained as trade secrets. Accordingly, patents and other proprietary rights are an essential element of our business. As of August 7, 2000, we had nine patent applications pending in the United States,

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
including two applications licensed exclusively from San Diego State University. These applications include claims to over 700 essential gene targets, identified by our technologies, as well as claims to certain gene discovery and drug screening and discovery technologies. As of August 7, 2000, we had also filed three corresponding foreign patent applications. We are seeking patent protection for essential genes as well as their gene products, the use of those genes or gene products in certain assays for discovering new antimicrobials, antimicrobial compounds that inhibit the functions of those gene products, methods for discovering essential genes, and related tools, techniques, DNA, and genetically engineered organisms. Our commercial success will depend, in part, on our ability to obtain and enforce this patent protection. We also intend to seek patent protection or rely upon trade secret rights to protect our screening and antimicrobial discovery technology, and to protect novel antimicrobials that may result from our future research. We have entered into a nonexclusive license agreement with Hoffmann-La Roche that gives us the right to use DNA vector technology in our research.

    In addition to patent protection, we rely on a combination of copyright and trade secret laws, confidentiality and proprietary information agreements and other contractual provisions to protect our proprietary rights, but these legal means afford only limited protection. Despite any measures taken to protect our intellectual property, unauthorized parties may attempt to replicate or reverse engineer our trade secrets and know-how or to otherwise obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries may not protect our proprietary rights as fully as do the laws of the United States. Thus, the measures we are taking to protect our proprietary rights in the United States and abroad may not be adequate. Finally, our competitors may independently develop similar technologies.

    A substantial amount of uncertainty exists over the patentability of gene-related inventions in the United States and in other countries. In
December 1999, the United States Patent and Trademark Office issued new interim guidelines for ascertaining whether patent applications meet the utility and written description requirements of United States patent law. These two requirements have particular importance in gene-related inventions, including inventions relating to essential gene targets. We have disclosed in certain of our patent applications an actual use of some essential gene sequence information in affecting the growth or survival of a microbial pathogen, which we believe addresses these patent law requirements. However, even with this data, it is unclear how the United States Patent and Trademark Office will apply these guidelines to our applications, whether the guidelines will be further revised in the future, whether other examination policies will adversely affect our applications, and whether the courts will agree with the standards used by the United States Patent and Trademark Office in examining our applications. Similar uncertainties exist in foreign countries. Thus, we cannot assure you that we will be able to obtain adequate patent protection of our technology.

    The cost of obtaining patent protection for our essential gene targets is expected to be substantial. In the United States, only ten DNA sequences or one protein sequence is typically examined in a single application, and sometimes examination is restricted to one, not ten, DNA sequences. Patent applications containing more sequences, although adequate to initiate the patenting process, must ultimately be divided into separate applications, each of which requires its own filing fee and has attendant patent prosecution expenses. In foreign countries, it is typical for only one DNA sequence or one protein sequence to be examined in any one application. If we do not have sufficient financial resources, we will not be able to file and prosecute individual patent applications covering all of the essential gene targets we expect to discover.

    The drug discovery and genomics industries are characterized by the existence of a large number of pending and issued patents and frequent litigation based on allegations of patent infringement. Our technology is based on various techniques and technologies that may be the subject of existing or future patents owned by third parties. As the number of entrants into our area of technology increases, and as patent filings by third parties mature into issued patents, the possibility of an infringement claim against us grows. For example, we may be inadvertently infringing a patent of which we are unaware. In addition,

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
because patent applications can take many years to issue, there may be patent applications now pending of which we are unaware, which will cause us to be infringing when issued in the future. To address any patent infringement claims, we may have to enter into royalty or licensing agreements on disadvantageous commercial terms, or to discontinue using particular essential gene targets or discovery technologies. Even though we may file patent applications on a large number of essential gene targets, third party patent rights are likely to restrict the number of gene targets that we can ultimately exploit. A successful claim of patent infringement against us, and our failure to license the infringed or similar technology, may harm our business. In addition, any infringement claims, with or without merit, would be time-consuming and expensive to litigate or settle and could divert management attention from administering our core business. We are pursuing a large number of essential gene targets and related gene discovery and drug discovery technology. Because third parties are also pursuing essential gene targets and related gene discovery and drug discovery technology, there is likely to be overlap between our patents and applications and the patents and applications of third parties, resulting in patent interferences in the United States Patent and Trademark Office and interferences, oppositions, cancellations, or related proceedings in other countries. These proceedings could be time consuming and might result in substantial expense and diversion of management attention, and our ownership of and our right to use the affected intellectual property could remain unclear until resolution of those proceedings.

                                  COMPETITION

    The competition among pharmaceutical and biotechnology companies to identify drug targets and antimicrobial drug candidates for development is intense and is expected to increase. We face competition in these areas from pharmaceutical, biotechnology and diagnostic companies, academic and research institutions and government or other publicly funded agencies, both within and outside the United States. We compete with a number of companies that are active in the field of functional genomics in the identification of drug targets for use in drug discovery. We will also compete with companies in the discovery, development and commercialization of antimicrobial drugs. Many of the organizations competing with us have substantially greater capital resources, larger research and development staffs and facilities, greater experience in target discovery and drug development and in obtaining regulatory clearance and greater manufacturing and marketing capabilities than we do. Our commercial opportunity will be reduced or eliminated if our competitors identify genes useful as drug targets before we do or if our competitors discover, develop and market products more quickly or that are more effective, have fewer side effects, are easier to administer or are less expensive than product candidates discovered using our technologies. Even if we or our collaborators are successful in developing effective drugs, our products may not compete effectively with these products or other successful products.

                                   EMPLOYEES

    As of August 15, 2000, we employed 48 persons, of whom 18 hold Ph.D. or M.D. degrees, and six hold advanced degrees. Approximately 35 employees are engaged in research and development, and 13 in business development, information systems, finance and other administrative functions. None of our employees is covered by a collective bargaining agreement and we believe that our relations with our employees are good.

                                   FACILITIES

    We lease approximately 22,000 square feet of office and laboratory facilities in San Diego, California. The leases on our facilities expire on September 30, 2003. Our current facilities meet our space requirements for research and development and administration and we believe that anticipated future growth can be accommodated by leasing additional space.

                               LEGAL PROCEEDINGS

    We are not currently a party to any legal proceedings.

                           SCIENTIFIC ADVISORY BOARD

    The following individuals are members of our Scientific Advisory Board:

NAME                                                               CURRENT POSITION
----                                                               ----------------
Joshua Fierer, M.D..............................  Head of the Division of Infectious Diseases in the
                                                  Department of Medicine at the University of
                                                  California, San Diego and the VA Medical Center in
                                                  La Jolla, California; Director of the Microbiology
                                                  Laboratory at the VA Medical Center

Eric M. Gordon, Ph.D............................  Senior Vice President of Research at Sunesis
                                                  Pharmaceuticals, Inc.; Former President, Founder
                                                  and Chief Scientific Officer of Versicor, Inc.,
                                                  Vice President of Research and Director of
                                                  Chemistry at Affymax Research Institute and
                                                  Director of Medical Chemistry at the Squibb
                                                  Institute for Medical Research and Bristol Myers
                                                  Squibb Pharmaceutical Institute

Heinz W. Gschwend, Ph.D.........................  Independent consultant and Scientific Advisory
                                                  Board member for several biopharmaceutical
                                                  technology companies; Director of SIDDCO and
                                                  Metabasis Pharmaceuticals; Former Executive Vice
                                                  President of Research and Preclinical Development
                                                  of Arris (now AxyS) Pharmaceuticals and head of
                                                  CIBA-GEIGY's (now Novartis) Central Research
                                                  Laboratories

G. Wesley Hatfield, Ph.D........................  Professor of Microbiology and Molecular Genetics in
                                                  the College of Medicine and Chemical and Biomedical
                                                  Engineering in the School of Engineering at the
                                                  University of California, Irvine; Fellow of the
                                                  American Academy of Microbiology

Moselio Schaechter, Ph.D........................  Distinguished Professor, Emeritus, at Tufts
                                                  University School of Medicine; Former President of
                                                  the American Society of Microbiology and Chair of
                                                  the American Association of Microbiology Immunology

Robert W. Simons, Ph.D..........................  Associate Professor of Genetics, Department of
                                                  Microbiology and Molecular Genetics, and Vice
                                                  Chairman for Academic Affairs at the University of
                                                  California, Los Angeles; Member of Molecular
                                                  Biology Institute and Jonsson Comprehensive Cancer
                                                  Center at the University of California, Los
                                                  Angeles.

Douglas W. Smith, Ph.D. ........................  Professor of Biology at the University of
                                                  California, San Diego

Inder Verma, Ph.D...............................  Professor in the Laboratory of Genetics at the Salk
                                                  Institute and American Cancer Society Professor of
                                                  Molecular Biology; Member of National Academy of
                                                  Sciences and a Fellow of the American Academy of
                                                  Microbiology

Judith W. Zyskind, Ph.D. .......................  Professor of Biology at San Diego State University
                                                  and one of our Directors. See
                                                  "Management--Executive Officers and Directors."

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth information regarding our current executive officers and directors as of August 18, 2000:

                   NAME                       AGE                       POSITION
                   ----                       ---                       --------
Harry F. Hixson, Jr., Ph.D................     61      Chief Executive Officer, President and
                                                       Chairman of the Board
J. Gordon Foulkes, Ph.D...................     46      Executive Vice President, Research &
                                                       Development and Director
Alana B. McNulty..........................     37      Vice President and Chief Financial Officer
Edgardo Baracchini, Jr., Ph.D.............     40      Vice President, Business Development
Charles Hsu, Ph.D.(1).....................     42      Director
Wende S. Hutton(1)........................     40      Director
Arnold L. Oronsky, Ph.D.(2)...............     59      Director
Arthur M. Pappas(2).......................     53      Director
Lowell E. Sears(1)........................     49      Director
Andrew E. Senyei, M.D.(2).................     50      Director
Judith W. Zyskind, Ph.D...................     61      Director

------------------------

(1)  Member of the Audit Committee

(2)  Member of the Compensation Committee

    HARRY F. HIXSON, JR., PH.D., has served as our Chief Executive Officer and Chairman of our board of directors since February 1998. He was appointed as our President in June 1998. Dr. Hixson served as President and Chief Executive Officer of GeneSys Therapeutics, Inc., a biotechnology company, from 1991 until its merger with Somatix Therapy Corporation, a biotechnology company, in 1992. From 1985 to 1991, Dr. Hixson held various senior management positions at Amgen Inc., a biotechnology company, including President and Chief Operating Officer. Dr. Hixson currently serves as a director of Signal
Pharmaceuticals, Inc., a biopharmaceutical company. Dr. Hixson holds a Ph.D. in Physical Biochemistry from Purdue University, an M.B.A. from The University of Chicago and a B.S. degree in chemical engineering from Purdue University.

    J. GORDON FOULKES, PH.D., has served as our Executive Vice President of Research & Development and a member of our board of directors since
January 1999. Prior to joining us, Dr. Foulkes served as Chief Technical Officer of Aurora Biosciences Corporation, a biotechnology company, from 1996 to 1998, and Chief Scientific Officer of Oncogene Science, Inc., a biotechnology company, from 1987 to 1996. From 1981 until 1987, Dr. Foulkes held academic positions at the Massachusetts Institute of Technology and The Medical Research Council in the United Kingdom. Dr. Foulkes holds a Ph.D. from the University of Dundee in Scotland and a First Class B.S. degree in Biochemistry from the University of Wales.

    ALANA B. MCNULTY has served as our Vice President of Finance and Chief Financial Officer since September 1998. Prior to joining us, Ms. McNulty served as General Manager of the cartilage joint venture between Advanced Tissue Sciences, Inc., a biotechnology company, and Smith & Nephew from 1996 to 1998. From 1991 to 1996, Ms. McNulty held various management positions in corporate development, including Executive Director, at Advanced Tissue Sciences, Inc. From 1986 to 1988, Ms. McNulty served as an associate at Bear Stearns
Companies, Inc. and Sutro & Co., specializing in biotechnology investments.
Ms. McNulty holds an M.B.A. from the University of California, Los Angeles and a B.A. degree in Biology from the University of California, Santa Barbara.

    EDGARDO BARACCHINI, JR., PH.D., has served as our Vice President, Business Development since August 1999. Prior to joining us, Dr. Baracchini served as Director of Business Development at Agouron Pharmaceuticals, Inc., a biotechnology company, from 1997 to 1999. He also served as Director of Business

Development and Strategic Planning at Alanex Corporation, a biotechnology company, from 1996 to 1997, prior to its acquisition by Agouron Pharmaceuticals, and as Assistant Director of Business Development at Isis
Pharmaceuticals, Inc., a biotechnology company, from 1992 to 1996.
Dr. Baracchini holds a Ph.D. in molecular and cell biology from the University of Texas at Dallas, an M.B.A. from the University of California, Irvine and a B.S. degree in microbiology from the University of Notre Dame.

    CHARLES HSU, PH.D., has served as a member of our board of directors since June 1999. Since February 1996, Dr. Hsu has been a general partner of The Walden Group, a venture capital firm, where he is primarily responsible for Walden's investment activities in the health care and life science industries. Dr. Hsu formerly served as a partner at Advent International, an equity investment firm, from 1990 to 1996, where he led or managed investments in over twenty-five life science companies. Dr. Hsu holds a Ph.D. in Genetics and an M.B.A. from Stanford University and a B.A. degree in Biochemistry from Harvard University.

    WENDE S. HUTTON has served as a member of our board of directors since
June 1998. Ms. Hutton has been a general partner of Mayfield Fund, a venture capital fund focusing on early stage healthcare and technology companies, since 1994. Ms. Hutton formerly served as general manager of Transgenic Laboratory Products at GenPharm International, a biotechnology company, from 1991 to 1993 and held positions in marketing and business development at Nellcor Incorporated, a medical device company from 1986 to 1990. Ms. Hutton holds an M.B.A. from Harvard Business School and a B.A. in Human Biology from Stanford University.

    ARNOLD L. ORONSKY, PH.D., has served as a member of our board of directors since June 1999. Since 1994, Dr. Oronsky has been a General Partner of InterWest Partners, a private venture capital firm. Dr. Oronsky formerly served as President of Coulter Pharmaceuticals, Inc., a biotechnology company, in 1996, and is currently a board member. He is also a director of Corixa Corporation, a biotechnology company and Signal Pharmaceuticals, Inc., a biopharmaceutical company. Formerly, Dr. Oronsky was Vice President of Discovery Research Center at the Lederle Laboratories, division of American Cyanamid Company. He has been a lecturer at Johns Hopkins Medical School since 1988. Dr. Oronsky holds a Ph.D. from Columbia University College of Physicians and Surgeons and a B.S. from New York University.

    ARTHUR M. PAPPAS has served as a member of our board of directors since March 2000. Mr. Pappas is Chairman and Chief Executive Officer of A.M. Pappas & Associates, LLC, an international consulting, investment and venture company that focuses on life science companies, products and related technologies. Prior to founding A.M. Pappas & Associates in 1994, he was a director on the main board of Glaxo Holdings plc with executive responsibilities for operations in Asia Pacific, Latin America and Canada. He has held various senior executive positions with Abbott Laboratories International Ltd., Merrell Dow Pharmaceuticals, and the Dow Chemical Company, in the United States and internationally. Mr. Pappas is a director of Quintiles Transnational Corp., AtheroGenics, Inc., Valentis Inc., Embrex Inc., KeraVision, Inc. and several privately held companies. Mr. Pappas received a B.S. in biology from Ohio State University and an M.B.A. in finance from Xavier University.

    LOWELL E. SEARS has served as a member of our board of directors since
March 2000. Since 1994, he has served as Chairman and Chief Executive Officer of Sears Capital Management, Inc., a life science venture capital and portfolio management company. From 1988 to 1994, Mr. Sears served as Chief Financial Officer, Senior Vice President responsible for the Asia-Pacific region, Treasurer and Director of Planning, for Amgen Inc., a biotechnology company. He currently serves as a director of Neose Technologies, Inc., Techne Corporation and Dendreon Corporation. Mr. Sears holds an M.B.A. from Stanford University and a B.A. in economics from Claremont McKenna College.

    ANDREW E. SENYEI, M.D., has served as a member of our board of directors since June 1998. Since 1988, Dr. Senyei has served as a General Partner of Enterprise Partners, an equity investment firm, and has a focus and expertise in medical technologies. Dr. Senyei has over 20 years of experience building emerging health care technologies and service companies. Dr. Senyei currently serves on the board of directors of Ligand Pharmaceuticals Incorporated, Corixa Corporation and Discovery Partners

International. Dr. Senyei holds an M.D. degree from Northwestern University and a B.A. from Occidental College.

    JUDITH W. ZYSKIND, PH.D., is the founder of our company and has served as a member of our board of directors since our inception in July 1997. Dr. Zyskind formerly served as our Chief Scientific Officer from June 1998 to August 1999. Dr. Zyskind is a professor of Biology at San Diego State University and a Fellow of the American Academy of Microbiology. Dr. Zyskind has published numerous articles and books in the general area of molecular biology of microorganisms. Dr. Zyskind holds a Ph.D. from Iowa State University, a M.S. from Iowa State University and a B.S. from the University of Dayton.

BOARD COMPOSITION

    Our board of directors is divided into three classes, serving staggered terms of three years, and any vacancies that occur during the year may be filled by our board of directors for the remainder of the full term. Dr. Hsu, Ms. Hutton and Dr. Zyskind serve as Class I directors, whose term will expire at the first annual meeting of stockholders following the closing of this offering. Drs. Foulkes, Oronsky and Senyei serve as Class II directors, whose term will expire at the second annual meeting of stockholders following the closing of this offering. Dr. Hixson, Mssrs. Pappas and Sears serve as Class III directors, whose term will expire at the third annual meeting of stockholders following the closing of this offering. Officers serve at the discretion of the board of directors. There are no family relationships among any of our directors or executive officers.

BOARD COMMITTEES

    Our board of directors has established an audit committee and a compensation committee.

AUDIT COMMITTEE

    The audit committee consists of Dr. Hsu, Ms. Hutton and Mr. Sears. The audit committee is composed of three independent directors who make recommendations to the board of directors regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by our independent auditors and reviews and evaluates our audit and control functions.

COMPENSATION COMMITTEE

    The compensation committee consists of Dr. Oronsky, Mr. Pappas and Dr. Senyei . The compensation committee makes recommendations regarding our 1998 Equity Incentive Plan, as amended, Non-Employee Directors' Stock Option Plan and Employee Stock Purchase Plan, and makes decisions concerning salaries and incentive compensation for our employees and consultants.

DIRECTOR COMPENSATION

    Our directors currently do not receive any cash compensation for services on the board of directors or any committee thereof, but directors may be reimbursed for expenses in connection with attendance at board and committee meetings. All directors are eligible to participate in our 1998 Equity Incentive Plan. Non-employee directors receive an initial grant and automatic grants of options under our Non- Employee Directors' Stock Option Plan as described below.

    Pursuant to a consultant agreement entered into in September 1999 and renewed in July 2000, we pay Dr. Zyskind $60,000 a year for consulting services provided by her to us. See "Management--Employment Agreements."

    In March 2000, we granted an option to purchase 80,000 shares of common stock to Arthur Pappas and an option to purchase 100,000 shares of our common stock to Lowell Sears. See "Principal Stockholders."

    In August 2000, The Sears Living Trust, of which Mr. Sears is the trustee, purchased 38,461 shares of our Series E preferred stock at an aggregate purchase price of $124,998.25.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or Compensation Committee. See "Related Party Transactions" for a description of transactions between us and entities affiliated with members of our Compensation Committee.

LIMITATIONS ON DIRECTORS' AND EXECUTIVE OFFICERS' LIABILITY AND INDEMNIFICATION

    Our bylaws provide that we shall indemnify our directors and executive officers and may indemnify our other officers, employees and other agents to the fullest extent permitted by Delaware law, except with respect to certain proceedings initiated by those persons. We are also empowered under our bylaws to enter into indemnification contracts with our directors and officers and to purchase insurance on behalf of any person we are required or permitted to indemnify. Under this provision, we have entered into indemnification agreements with each of our directors and executive officers.

    In addition, our amended and restated certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability:

    - for any breach of the director's duty of loyalty to us or our stockholders;

    - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - under Section 174 of the Delaware General Corporation Law; or

    - for any transaction from which the director derives an improper personal benefit.

    The amended and restated certificate of incorporation also provides that if the Delaware General Corporation Law is amended after the approval by our stockholders of the amended and restated certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. The provision does not affect a director's responsibilities under any other law, including the federal securities laws or state or federal environmental laws.

EXECUTIVE COMPENSATION

    The following table summarizes the compensation paid to or earned during the year end December 31, 1999 by our chief executive officer and each of the four other most highly compensated executive officers whose total salary and bonus exceeded $100,000 for services rendered to us in all capacities during 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG TERM
                                                                                    COMPENSATION AWARDS
                                                                              --------------------------------
                                                   ANNUAL COMPENSATION                              SECURITIES
                                                 -----------------------      RESTRICTED STOCK      UNDERLYING
NAME AND PRINCIPAL POSITION                      SALARY($)      BONUS($)           AWARD            OPTIONS(#)
---------------------------                      ---------      --------      ----------------      ----------
Harry F. Hixson, Jr., Ph.D.,
  Chief Executive Officer, President and
  Chairman.....................................    240,000       68,040                  --                --
J. Gordon Foulkes, Ph.D.,
  Executive Vice President, Research &
  Development and Director.....................    225,000       60,000             $17,500(1)        250,000
Alana B. McNulty
  Vice President and Chief Financial Officer...    138,805(2)    34,875                  --           152,000
Judith W. Zyskind, Ph.D.,
  Former Chief Scientific Officer..............     80,000(3)        --                  --                --
Edgardo Baracchini, Jr.,
  Ph.D., Vice President, Business
  Development..................................     62,500(4)    12,656                  --           300,000

------------------------

(1) Includes 250,000 shares of common stock sold at a purchase price of $0.07 per share. 62,500 of the shares vested on January 4, 2000 and the remainder of shares will vest thereafter in 36 monthly installments.

(2) Ms. McNulty's salary is based upon 10 months of service in the 1999 fiscal year. If Ms. McNulty had performed services for the entire 1999 fiscal year, she would have received $155,000 as her annual salary.

(3)  Dr. Zyskind's employment as Chief Scientific Officer ended on August 31,
     1999.

(4) Dr. Baracchini's employment as Vice President, Business Development commenced on August 2, 1999. If Dr. Baracchini had been employed for the entire 1999 fiscal year, he would have received $150,000 as his annual salary.

                 OPTION GRANTS IN YEAR ENDED DECEMBER 31, 1999

    The following table sets forth information concerning the individual grants of stock or options to our chief executive officer and each of our four other most highly paid executive officers during the fiscal year ended December 31, 1999.

                                           INDIVIDUAL GRANTS                                   POTENTIAL
                                        -----------------------                            REALIZABLE VALUE
                                                     PERCENT OF                               AT ASSUMED
                                                       TOTAL                                ANNUAL RATES OF
                                        NUMBER OF     OPTIONS                                 STOCK PRICE
                                        SECURITIES   GRANTED TO                            APPRECIATION FOR
                                        UNDERLYING   EMPLOYEES    EXERCISE                    OPTION TERM
                                         OPTIONS         IN        PRICE     EXPIRATION   -------------------
NAME                                    GRANTED(#)   1999(%)(1)    ($/SH)       DATE       5%($)      10%($)
----                                    ----------   ----------   --------   ----------   --------   --------
Harry F. Hixson, Jr., Ph.D............         --         --          --          --           --         --
J. Gordon Foulkes, Ph.D...............    250,000(2)    21.0        0.07        8/09       28,506     45,390
Alana B. McNulty......................    152,000(3)    12.8        0.07        8/09       17,331     27,597
Edgardo Baracchini, Jr., Ph.D.........    300,000(4)    25.2        0.07        8/09       34,207     54,469
Judith W. Zyskind, Ph.D...............         --         --          --          --           --         --

------------------------

(1) Based on an aggregate of 1,188,500 options granted to our employees, consultants and directors under our 1998 Equity Incentive Plan during the fiscal year ended December 31, 1999.

(2) On January 4, 2000, 24,500 of these shares vested. Beginning on January 31, 2000, at the end of each month for 43 months, 5,209 shares vested or will vest, and after 12 days of the 44th month, the remaining 1,513 shares will vest.

(3) On September 1, 1999, 1,900 of these shares vested. Beginning on September 30, 1999, at the end of each month for 47 months, 3,167 shares vested or will vest, and after 12 days of the 48th month, the remaining 1,251 shares will vest.

(4)  On August 2, 2000, 75,000 of these shares will vest. Beginning on
     August 31, 2000, at the end of each month for 36 months, 6,250 shares will vest.

    The options listed in the table above represent options granted under our 1998 Equity Incentive Plan, as amended. The exercise price per share of each option was equal to the fair market value of the common stock of the date of grant as determined by the board of directors. The board of directors has the right to accelerate the vesting of these options. The term of the options is 10 years.

    The potential realizable value is calculated based on the term of the option and is calculated by assuming that the fair market value of common stock on the date of the grant as determined by the board appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and the common stock received therefor is sold on the last day of the term of the option for the appreciated price. The 5% and 10% rates of appreciation are derived from the rules of the Securities and Exchange Commission. The actual value realized may be greater than or less than the potential realizable values set forth in the table.

          AGGREGATED 1999 OPTION EXERCISES AND YEAR-END OPTION VALUES

    The following table provides summary information concerning options exercised during 1999 and held as of December 31, 1999 for our chief executive officer and each of our four other most highly paid executive officers:

                                                            NUMBER OF SECURITIES                VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED               IN-THE-MONEY OPTIONS
                               SHARES       VALUE       OPTIONS AT DECEMBER 31, 1999            AT DECEMBER 31, 1999
                             ACQUIRED ON   REALIZED   ---------------------------------   ---------------------------------
NAME                         EXERCISE(#)    ($)(1)    EXERCISABLE(#)   UNEXERCISABLE(#)   EXERCISABLE(#)   UNEXERCISABLE(#)
----                         -----------   --------   --------------   ----------------   --------------   ----------------
Harry F. Hixson, Jr.,
  Ph.D.....................         --        --             --                --               --                --
J. Gordon Foulkes, Ph.D....    250,000         0             --                --               --                --
Alana B. McNulty...........    152,000         0             --                --               --                --
Edgardo Baracchini, Jr.,
  Ph.D.....................    300,000         0             --                --               --                --
Judith W. Zyskind, Ph.D....         --        --             --                --               --                --

--------------------------

(1) Based on the fair market value per share of common stock at the date of exercise (as determined in good faith by the board of directors for the date of exercise), less the exercise price.

    Each of the officers listed above elected to exercise all options that we have granted to them in fiscal year 1999 to purchase shares of restricted common stock, subject to our right of repurchase under a vesting schedule. Based upon the exercise of the options granted in fiscal year 1999, at the end of fiscal year 1999, Dr. Foulkes held 250,000 shares remaining subject to our right of repurchase under a vesting schedule, Ms. McNulty held 137,432 shares remaining subject to our right of repurchase under a vesting schedule and Dr. Baracchini held 300,000 shares remaining subject to our right of repurchase under a vesting schedule.

EMPLOYEE BENEFIT PLANS

1998 EQUITY INCENTIVE PLAN

    We adopted our 1998 Equity Incentive Plan in July 1998 and amended the plan in June and November of 1999 and March and August of 2000. We have reserved an aggregate of 8,000,000 shares of common stock for issuance upon the exercise of stock awards granted to employees, directors and consultants under the 1998 Equity Incentive Plan, as amended. Each year upon the annual meeting of stockholders starting in 2001, the total number of shares reserved for issuance under the plan will increase by an amount equal to the lesser of:

    - 2% of our outstanding common stock on the last day of the preceding calendar year;

    - 4,000,000 shares; or

    - an amount set by our board.

The 1998 Equity Incentive Plan will terminate on June 30, 2008, unless earlier terminated by the board.

    The 1998 Equity Incentive Plan permits the granting of options intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, to employees, including officers and employee directors, and options that do not so qualify to employees, directors and consultants, including non-employee directors. In addition, the 1998 Equity Incentive Plan permits the granting of stock appreciation rights, or SARs, with or independently of options, as well as stock bonuses and rights to purchase restricted stock. No person is eligible to be granted options and SARs covering more than 2,000,000 shares of common stock in any calendar year.

    The 1998 Equity Incentive Plan is administered by the board or a committee appointed by the board. Subject to the limitations set forth in the 1998 Equity Incentive Plan, the board has the authority to select the persons to whom grants are to be made, to designate the number of shares to be covered by each stock award, to determine whether an option is to be an incentive stock option or a nonstatutory stock option, to establish vesting schedules, to specify the option exercise price and the type of consideration to be paid upon exercise and, subject to some restrictions, to specify other terms of stock awards.

    The maximum term of options granted under the 1998 Equity Incentive Plan is 10 years. The aggregate fair market value, determined at the time of grant, of the shares of common stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year may not exceed $100,000, or the options or portion thereof which exceed this limit, according to the order in which they are granted, will be treated as nonstatutory stock options. Options granted under the 1998 Equity Incentive Plan generally are non-transferable and expire three months after the termination of an optionee's service to us. In general, if an optionee is permanently disabled or dies during his or her service to us, the person's options may be exercised up to 12 months following a disability and 18 months following death.

    The exercise price of options granted under the 1998 Equity Incentive Plan is determined by the board of directors in accordance with the guidelines set forth in the 1998 Equity Incentive Plan. The exercise price of an incentive stock option cannot be less than 100% of the fair market value of the common stock on the date of the grant. The exercise price of a nonstatutory stock option cannot be less than 85% of the fair market value of the common stock on the date of grant. Options granted under the 1998 Equity Incentive Plan vest at the rate specified in the option agreement. The exercise price of incentive stock options granted to any person who at the time of grant owns stock representing more than 10% of the total combined voting power of all classes of our capital stock must be at least 110% of the fair market value of the stock on the date of grant and the term of the incentive stock options cannot exceed five years.

    Any stock bonuses or restricted stock purchase awards granted under the 1998 Equity Incentive Plan will be in the form and will contain the terms and conditions as the board deems appropriate. The purchase price under any restricted stock purchase agreement will not be less than 85% of the fair market value of the common stock on the date of grant. Stock bonuses and restricted stock purchase agreements awarded under the 1998 Equity Incentive Plan are generally non-transferable.

    Under the 1998 Equity Incentive Plan, shares subject to stock awards that have expired or otherwise terminated without having been exercised in full again become available for grant, but shares subject to exercised stock appreciation rights will not again become available for grant. The board of directors has the authority to reprice outstanding options and SARs and to offer optionees and holders of SARs the opportunity to replace outstanding options and SARs with new options or SARs for the same or a different number of shares.

    Upon a change in control of our company, all outstanding stock awards under the 1998 Equity Incentive Plan must either be assumed or substituted by the surviving entity. In the event the surviving entity does not assume or substitute stock awards, the exercise of the stock awards will be accelerated prior to the change of control and outstanding stock awards will be terminated to the extent not exercised prior to the change in control. Additionally, pursuant to our 1998 Equity Incentive Plan, if an optionee is terminated without cause within one month prior or thirteen months after the change of control, then the exercise of stock awards will be accelerated in full.

    As of August 15, 2000, we had issued 1,942,611 shares of common stock upon the sale of restricted stock or exercise of options granted under the 1998 Equity Incentive Plan, and had granted additional options to purchase an aggregate of 1,323,766 shares of common stock. As of August 15, 2000, 4,733,623 shares of common stock remained available for future grants under the 1998 Equity Incentive Plan.

EMPLOYEE STOCK PURCHASE PLAN

    In August 2000, we adopted our Employee Stock Purchase Plan covering an aggregate of 500,000 shares of common stock. Each year upon the annual meeting of stockholders starting in 2001, the total number of shares reserved for issuance under the Purchase Plan will increase by an amount equal to the lesser of:

    - 1% of the total number of shares of common stock outstanding on the last day of the preceding year calendar year:

    -  1,000,000; or

    - an amount set by our board.

The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Under the Purchase Plan, the board may authorize participation by eligible employees, including officers, in periodic offerings following the commencement of the Purchase Plan. The initial offering under the Purchase Plan will commence on the effective date of this offering and terminate one year from the effective date.

    Unless otherwise determined by the board, employees are eligible to participate in the Purchase Plan only if they are employed by us or our subsidiary designated by the board for at least 20 hours per week and are customarily employed by us or our subsidiary designated by the board for at least five months per calendar year. Employees who participate in an offering may have up to 15% of their earnings withheld under the Purchase Plan. The amount withheld is then used to purchase shares of the common stock on specified dates determined by the board. The price of common stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the Common Stock at the commencement date of each offering period or the relevant purchase date. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with us.

    In the event of a merger, reorganization, consolidation or liquidation involving our company, the board has discretion to provide that each right to purchase common stock will be assumed or an equivalent right substituted by the successor corporation, or the board may shorten the offering period and provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to the merger or other transaction. The board has the authority to amend or terminate the Purchase Plan, provided, however, that no action by the board may adversely affect any outstanding rights to purchase common stock.

401(K) PLAN

    In January 1998, our board of directors adopted the Elitra 401(k) plan covering our employees who are at least twenty-one years of age. Eligible employees may make pre-tax contributions to the 401(k) plan of up to 15% of their eligible earnings, subject to a statutorily determined annual limit. Each participant is fully vested in his or her deferred salary contributions. Participant contributions are held and invested by the 401(k) plan's trustee. In addition, eligible employees may make roll-over contributions to the 401(k) plan from a tax-qualified retirement plan. The 401(k) plan allows us to make discretionary matching contributions to a participant's account.

    The 401(k) plan is intended to qualify under Section 401 of the Internal Revenue Code so that contributions by us or plan participants to the 401(k) plan and income earned on the 401(k) plan contributions, are not taxable to employees until withdrawn from the plan, and so that our contributions, if any, will be deductible by us when made.

NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

    In August 2000, we adopted our Non-Employee Directors' Stock Option Plan to provide for the automatic grant of options to purchase shares of common stock to our non-employee directors. The Directors' Plan is administered by the board, unless the board delegates administration to a committee of at least two disinterested directors.

    The maximum number of shares of common stock that may be issued upon exercise of options granted under the Directors' Plan is 500,000. Each year upon the annual meeting of stockholders starting in 2001, the total number of shares reserved for issuance under the Directors' Plan will increase by an amount equal to the lesser of:

       - 1/2% of the total number of shares of common stock outstanding on the last day of the preceding calendar year; or

       - an amount set by our board.

Under the terms of the Directors' Plan:

       - each person who, after the effective date of this offering, for the first time becomes a non-employee director automatically will be granted, upon the date of his or her initial appointment or election to be a non-employee director, a one-time option to purchase
         40,000 shares of common stock subject to a three year vesting period;
         and

       - on the date of each annual meeting of stockholders after the effective date of this offering, other than any annual meeting held in 2000, each person who is elected at an annual meeting to serve as a non-employee director, and who was also a non-employee director prior to the annual meeting, automatically will be granted an option to purchase
         15,000 shares of common stock subject to a twelve-month vesting period.

    No option granted under the Directors' Plan may be exercised after the expiration date, ten years from the date it was granted. The exercise price of options under the Directors' Plan will equal 100% of the fair market value of the common stock on the date of grant. Options granted under the Directors' Plan are generally non-transferable. Unless otherwise terminated by the board of directors, the Directors' Plan automatically terminates on the tenth anniversary of the date of this offering. As of the date hereof, no options to purchase shares of common stock have been granted under the Directors' Plan. Options granted under the Directors' Plan vest in full upon a change in control of our company, unless assumed or replaced with similar options by the entity gaining control of our company.

EMPLOYMENT AGREEMENTS

    We entered into an employment agreement with Harry F. Hixson, Jr., Ph.D., dated April 3, 1998, as amended on June 18, 1998, providing for an annual salary, subject to adjustments, plus bonuses subject to performance milestones to be determined by our board of directors and the acquisition by Dr. Hixson of 1,340,000 shares of common stock at $0.001 per share that are subject to a vesting schedule. Upon our termination of the agreement without cause, Dr. Hixson will continue to receive his base salary for six months from the date of termination, including bonus and any unvested options or shares subject to our repurchase right will be accelerated as if he remained an employee for an additional six months. If Dr. Hixson is terminated within eighteen months of a change in control, Dr. Hixson will receive six months of his base salary and the acceleration of any unvested options or shares subject to our repurchase right. The employment agreement indicates that Dr. Hixson's employment is terminable at will by either party.

    We entered into an employment agreement with J. Gordon Foulkes, Ph.D., dated December 30, 1998, providing for an annual salary, subject to adjustments, plus bonuses subject to certain performance milestones to be determined by our board of directors and the acquisition by Dr. Foulkes of 250,000 shares of common stock at $0.07 per share that are subject to our repurchase right based upon a vesting schedule. Upon our termination of the agreement without cause, Dr. Foulkes will receive his base salary for six months from the date of termination, including bonus. In either case, any unvested options or shares subject to our repurchase right will be accelerated as if Dr. Foulkes remained an employee for an additional six months. If Dr. Foulkes is terminated without cause following a change in control, he will receive six months of his base salary and the acceleration of any unvested options or shares subject to our repurchase right. The employment agreement indicates that Dr. Foulkes employment is terminable at will by either party.

    We entered into an employment agreement with Alana B. McNulty, dated
July 12, 1999, providing for an annual salary, subject to adjustments, plus bonuses subject to performance milestones to be determined by our board of directors, and the acquisition by Ms. McNulty of 148,000 shares of common stock at $0.07 per share under our equity incentive plan. Upon our termination of the agreement without cause, Ms. McNulty will continue to receive her salary for six months from the date of termination, including bonus and any unvested options or shares subject to our repurchase right will accelerate as if she remained an employee for six additional months. If Ms. McNulty is terminated within eighteen months of a change in control, Ms. McNulty will receive six months of her base salary and the acceleration of any unvested options or shares subject to our repurchase right. The employment agreement indicates that Ms. McNulty's employment is terminable at will by either party.

    We entered into an employment agreement with Edgardo Baracchini, Jr., Ph.D., dated June 18, 1999, providing for an annual salary, subject to adjustments, plus bonuses subject to performance milestones to be determined by our board of directors and the acquisition by Dr. Baracchini of 300,000 shares of our common stock at $0.07 per share under our equity incentive plan. Upon our termination of the agreement without cause, Dr. Baracchini will continue to receive his salary for six months from the date of termination, including bonus and any unvested options or shares subject to our repurchase right will accelerate as if he remained an employee for six additional months. If Dr. Baracchini is terminated within eighteen months of a change in control, Dr. Baracchini will receive six months of his base salary and the acceleration of any unvested options or shares subject to our repurchase right. The employment agreement indicates that Dr. Baracchini's employment is terminable at will by either party.

    We entered into a consulting agreement with Judith W. Zyskind, Ph.D., dated September 1, 1999, providing for the payment of services and the continuation of vesting of options to purchase our common stock that we previously granted to Dr. Zyskind. The agreement has been extended until September 1, 2001 unless terminated by either party with thirty days' written notice.

                           RELATED PARTY TRANSACTIONS

    The following is a description of transactions since our inception, to which we have been a party, in which the amount involved in the transaction exceeds $60,000 and in which any director, executive officer or holder of more than five percent of our capital stock had or will have a direct or indirect material interest, other than compensation arrangements that are otherwise required to be described under "Management."

    We have issued since our inception through August 18, 2000, in private placement and corporate alliance transactions, shares of preferred stock as follows: an aggregate of 4,545,456 shares of Series A preferred stock at $0.66 per share in October 1998; an aggregate of 21,333,334 shares of Series B preferred stock at $0.75 per share in June and September 1999; an aggregate of 1,041,667 shares of Series C preferred stock at $4.80 per share in May 2000; an aggregate of 1,538,462 shares of Series D preferred stock at $3.25 per share in June 2000; and an aggregate of 6,722,327 shares of Series E preferred stock at $3.25 per share in August 2000. The investors in the Series E preferred stock also received warrants to purchase 1,680,568 shares of Series E preferred stock at an exercise price of $3.25 per share. In connection with the Series E preferred stock financing, we issued warrants to purchase 384,616 shares of Series E preferred stock at an exercise price of $3.25 per share to the holder of the Series D preferred stock. All warrants issued in conjunction with the Series E preferred stock financing are only exercisable to the extent that prior to February 18, 2002, we do not complete an initial public offering of shares of our common stock or we are not acquired by another entity.

    Each share of preferred stock is convertible, without payment of additional consideration, into one share of common stock, and all outstanding shares of preferred stock shall be convertible into shares of common stock upon the closing of this offering.

    The following executive officers, directors and holders of more than five percent of our voting securities purchased securities in the amounts indicated since our inception, July 18, 1997.

                                                               SHARES OF PREFERRED STOCK
                                    COMMON      -------------------------------------------------------
PURCHASER (1)                        STOCK      SERIES A    SERIES B    SERIES C   SERIES D    SERIES E
-------------                     -----------   ---------   ---------   --------   ---------   --------
DIRECTORS AND EXECUTIVE OFFICERS
Harry F. Hixson, Jr., Ph.D......    1,340,000          --     666,666       --            --   400,000
J. Gordon Foulkes, Ph.D.........      500,000          --          --       --            --        --
Alana B. McNulty................      300,000          --          --       --            --        --
Edgardo Baracchini, Jr.,
  Ph.D..........................      300,000          --          --       --            --        --
Judith W. Zyskind, Ph.D.........    1,040,000          --          --       --            --        --
Lowell E. Sears, as trustee for
  The Sears Living Trust........           --          --          --       --            --    38,461

ENTITIES AFFILIATED WITH
  DIRECTORS
Mayfield Fund(2)................           --   2,250,001   4,000,000       --            --   467,691
Enterprise Partners(3)..........           --   2,250,001   4,000,000       --            --   307,692
The Walden Group(4).............           --          --   5,666,667       --            --   307,692
Interwest Group(5)..............           --          --   5,000,000       --            --   307,690
GeneChem Technologies Venture
  Fund, L.P.(6).................           --          --   1,333,336       --            --   307,692
TechAMP International L.P.(7)...           --          --          --       --            --   307,692

5% OR GREATER STOCKHOLDERS
Incyte Genomics, Inc.(8)........           --          --          --       --     1,538,462        --

Price per share.................  $.001-$0.07       $0.66       $0.75    $4.80         $3.25     $3.25
Date of purchase................   7/97-12/99       10/98   6/99-9/99     5/00          6/00      8/00

------------------------

(1) See "Principal Stockholders" for more information related to beneficial ownership of our shares.

(2) Wende S. Hutton is a General Partner of Mayfield Fund. 112,500 shares of Series A preferred stock, 200,000 shares of Series B preferred stock and
    15,385 shares of Series E preferred stock are held by Mayfield Associate Fund III. 2,137,501 shares of Series A preferred stock, 3,800,000 shares of Series B preferred stock and 292,307 shares of Series E preferred stock are held by Mayfield VIII.

(3) Andrew W. Senyei, M.D., is a General Partner of Enterprise Partners. 180,000 shares of Series A preferred stock, 320,000 shares of Series B preferred stock and 24,615 shares of Series E preferred stock are held by Enterprise Partners IV, Associates L.P. and 2,070,001 shares of Series A preferred stock, 3,680,000 shares of Series B preferred stock and 283,077 shares of Series E preferred stock are held by Enterprise Partners IV, L.P.

(4) Charles Hsu, Ph.D., is a General Partner of The Walden Group. 281,147 shares are held by International Ventures Capital Investment Corp., 70,743
    shares are held by Pacven Walden Ventures IV Associates Fund, L.P., 3,795,017 shares are held by Pacven Walden Ventures IV, 1,405,733 shares are held by Walden--SBIC, L.P. and 421,719 shares are held by WIG--Gloval Ventures PTE, Ltd.

(5) Arnold L. Oronsky, Ph.D., is a General Partner of Healthcare of Interwest Partners. 161,354 shares are held by Interwest Investors VI, L.P. and
    5,146,336 shares are held by Interwest Partners VI, L.P.

(6) Arthur M. Pappas is Chief Executive Officer of A.M. Pappas & Associates, LLC, which has an investment in GeneChem Technologies Venture Fund. In addition, A.M. Pappas & Associates is a special advisor to GeneChem Management, Inc., which is a manager of GeneChem Technologies Venture Fund.

(7) Arthur M. Pappas is Chief Executive Officer of A.M. Pappas & Associates, LLC, the general partner of Tech Amp International L.P., a life sciences venture capital fund.

(8) Concurrent with this offering, Incyte will purchase, in a private placement, the lesser of $5,000,000 of our common stock at the initial public offering price or an amount equal to 15% of the number of the total shares sold in our initial public offering.

    We have granted options to purchase shares of our common stock to some of our directors and executive officers. In March 2000, we granted an option to purchase 200,000 shares to Harry F. Hixson, Sr., an option to purchase
150,000 shares to J. Gordon Foulkes, an option to purchase 75,000 shares to Alana B. McNulty and an option to purchase 75,000 shares to Edgardo Baracchini, Jr. The options will vest over 48 equal monthly installments commencing four years from the grant date, subject to acceleration upon a firmly underwritten public offering of our common stock and the closing of two transactions with one or more corporate partners or collaborators, subject to certain minimum threshold conditions. In connection with the early exercise of stock options granted to some of our executive officers, the following officers executed promissory notes in the amounts listed below:

PROMISSOR                                                     AMOUNT
---------                                                    --------
Edgardo Baracchini, Jr., Ph.D..............................  $21,000
J. Gordon Foulkes, Ph.D....................................  $17,500
Alana B. McNulty...........................................  $21,000

    We retain the right to repurchase the unvested shares if the officers' employment with us ends.

    We have entered into a Consulting Agreement with Judith W. Zyskind, Ph.D., a member of our board of directors. Pursuant to the Consulting Agreement, we will pay Dr. Zyskind $60,000 a year for consulting services rendered to us.

    We have also entered into an indemnification agreement with each of our directors and executive officers.

    In June 2000, we agreed with Incyte to acquire and enhance the PathoSeq Database. Under our agreement, we issued 1,538,462 shares of Series D preferred stock, and agreed to make payments and purchase services from Incyte in the future. See "Business--Strategic Partners."

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information regarding the beneficial ownership of common stock as of August 18, 2000 by:

    - each person who is known by us to own beneficially more than 5% of our common stock;

    - each of our current directors, our chief executive officer and our other four most highly compensated executive officers during 1999; and

    - all directors and executive officers as a group.

    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the stockholders named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The applicable percentage of ownership for each stockholder is based on 39,963,867 shares of common stock outstanding as of August 18, 2000, in each case together with applicable options and warrants beneficially owned are deemed outstanding for the purpose of computing the percentage of ownership of the person holding those options and warrants, but are not deemed outstanding for computing the percentage ownership of any other person.

                                                                                PERCENTAGE OF
                                                                                   SHARES
                                                                             BENEFICIALLY OWNED
                                                                 SHARES      -------------------
                                                              BENEFICIALLY    BEFORE     AFTER
BENEFICIAL OWNER                                                 OWNED       OFFERING   OFFERING
----------------                                              ------------   --------   --------
Wende S. Hutton (1) ........................................    6,717,692      16.8%
  Mayfield Fund 2800 Sand Hill Road, Suite 250
  Menlo Park, CA 94025

Andrew W. Senyei, M.D. (2) .................................    6,557,693      16.4%
  Enterprise Partners
  7979 Ivanhoe Avenue, Suite 550
  La Jolla, CA 92037

Charles Hsu, Ph.D. (3) .....................................    5,974,359      14.9%
  The Walden Group
  750 Battery Street, 7th Floor
  San Francisco, CA 94111

Arnold L. Oronsky, Ph.D. (4) ...............................    5,307,690      13.3%
  Interwest Partners
  3000 Sand Hill Road Building 3, Suite 255
  Menlo Park, CA 94025

Harry F. Hixson, Jr., Ph.D. (5) ............................    2,346,666       5.9%
  3510 Dunhill Street
  San Diego, CA 92121

Incyte Genomics, Inc.(6) ...................................    2,153,846       5.4%
  3160 Porter Drive
  Palo Alto, CA 94304

Judith W. Zyskind, Ph.D. (7) ...............................      880,000       2.2%

J. Gordon Foulkes, Ph.D. (8)................................      500,000       1.3%

Alana B. McNulty (9)........................................      300,000       *

Edgardo Baracchini, Ph.D. (10)..............................      300,000       *

Lowell E. Sears (11) .......................................       53,044       *

Arthur M. Pappas (12) ......................................       11,666       *

                                                                                PERCENTAGE OF
                                                                                   SHARES
                                                                             BENEFICIALLY OWNED
                                                                 SHARES      -------------------
                                                              BENEFICIALLY    BEFORE     AFTER
BENEFICIAL OWNER                                                 OWNED       OFFERING   OFFERING
----------------                                              ------------   --------   --------
All directors and executive officers as a group                28,948,810      72.4%
  (11 persons) (13).........................................

------------------------

*   Represents beneficial ownership of less than one percent.

(1) Includes 6,229,808 shares held by Mayfield VIII, L.P., 327,885 shares held by Mayfield Associates Fund III, L.P., 144,615 shares held by Patho Trust and 15,384 shares held by Ms. Hutton, as trustee of the Hutton Living Trust. Ms. Hutton disclaims beneficial ownership of these shares except to the extent of her pecuniary interest in these funds and the shares held by her as trustee of the Hutton Living Trust.

(2) Includes 6,033,078 shares held by Enterprise Partners IV, L.P. and 524,615 shares held by Enterprise Partners IV Associates, L.P. Dr. Senyei disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in these funds.

(3) Includes 3,795,017 shares held by Pacven Walden Ventures IV, L.P., 1,405,733 shares held by Walden--SBIC, L.P., 421,719 shares held by
    WIG--Global Ventures PTE, Ltd., 281,147 shares held by International Ventures Capital Investment Corp. and 70,743 shares held by Pacven Walden Ventures IV Associates Fund, L.P. Dr. Hsu disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in these funds.

(4) Includes 5,146,336 shares held by Interwest Partners VI, L.P. and 161,354 shares held by Interwest Investors VI, L.P. Dr. Oronsky disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in these funds.

(5)  Includes 2,286,666 shares held by Harry F. Hixson, Jr., as trustee of the
     H. Hixson Separate Property Trust, 20,000 shares held by the Harry F. Hixson III Trust, the beneficiary which is Dr. Hixson's son, 20,000 shares held by the Claire-Marie Therese Hixson Trust, of which the beneficiary is Dr. Hixson's daughter and 20,000 shares held by Teresa Hixson, Dr. Hixson's wife. Dr. Hixson disclaims beneficial ownership of the shares held in the Harry F. Hixson III Trust, Claire-Marie Therese Hixson Trust and Teresa Hixson. Includes 609,488 shares subject to our right of repurchase within 60 days of August 18, 2000.

(6) The percentage of shares beneficially owned after the offering includes shares of our common stock purchased in a private placement concurrent with our initial public offering.

(7) Includes 163,333 shares subject to our right of repurchase within 60 days of August 18, 2000.

(8) Includes 319,247 shares subject to our right of repurchase within 60 days of August 18, 2000.

(9) All shares are held by Alana B. McNulty, as trustee of the McNulty Family Trust. Includes 179,850 shares subject to our right of repurchase within 60 days of August 18, 2000.

(10) Includes 212,500 shares subject to our right of repurchase within 60 days of August 18, 2000.

(11) Includes 14,583 shares subject to options exercisable within 60 days of August 18, 2000 and 38,461 shares held by Mr. Sears, as trustee of The
    Sears Living Trust.

(12) Includes 11,666 shares subject to options exercisable within 60 days of August 18, 2000. Excludes 1,641,028 shares held by GeneChem Technologies
    Venture Fund, L.P. and 307,692 shares held by TechAMP International L.P. For a description of the relationship between the parties, see "Related Party Transactions."

(13) Includes 26,249 shares subject to options exercisable within 60 days of August 18, 2000.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    Our amended and restated certificate of incorporation, which will become effective upon the closing of this offering, authorizes the issuance of up to 70,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share, the rights and preferences of which may be established from time to time by our board of directors. As of August 18, 2000, 4,782,621 shares of common stock were issued and outstanding and 35,181,246 shares of preferred stock convertible into 35,181,246 shares of common stock upon the completion of this offering were issued and outstanding. As of August 18, 2000, we had 51 common stockholders of record.

    Immediately after the closing of this offering, we will have shares of common stock outstanding, assuming no exercise of options to acquire 1,323,766 additional shares of common stock or warrants to purchase
93,656 additional shares of common stock or preferred stock convertible into 93,656 shares of common stock that are outstanding as of the date of this prospectus.

    The description below gives effect to the filing of the amended and restated certificate of incorporation and the adoption of our amended and restated bylaws. The following summary is qualified in its entirety by reference to our amended and restated certificate of incorporation and our amended and restated bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part.

COMMON STOCK

    Each holder of common stock is entitled to one vote per share on all matters to be voted on by the stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably any dividends as may be declared by the board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and reduce the likelihood that holders of common stock will receive dividend payments and payments upon liquidation. The issuance of preferred stock could have the effect of decreasing the market price of the common stock. Holders of common stock have no preemptive, conversion, subscription or other rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

    Upon the closing of this offering, our board of directors will be authorized, subject to any limitations prescribed by law, without stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock, in one or more series, each of such series to have such rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences as shall be determined by the board of directors. The rights for the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding voting stock of us. We have no present plans to issue any shares of preferred stock.

WARRANTS

    As of August 18, 2000, there were warrants outstanding to purchase 17,606 shares of Series B preferred stock at an exercise price of $0.71 per share, 50,000 shares of Series B preferred stock at an exercise price of $0.75 per share and 26,050 shares of common stock at $3.25 per share, all of which will convert into warrants to purchase a total of 93,656 shares of common stock at the existing warrant exercise prices, upon the closing of this offering. In August 2000, we issued 2,065,184 warrants to purchase shares of our Series E preferred stock at an exercise price of $3.25 per share. These warrants will expire upon the effectiveness of this registration statement or a firmly written public offering of our common stock or if we are acquired by another entity prior to February 18, 2002.

CONCURRENT PRIVATE PLACEMENT

    In June 2000, we entered into an agreement with Incyte. Our agreement requires, in the event that we undertake an initial public offering of our common stock, that Incyte, at our option, purchase, in a private placement that will close concurrently with that initial public offering, the lesser of:

    - $5.0 million of our common stock at the initial public offering; or

    - an amount equal to 15% of the total number of shares sold in the initial public offering.

We intend to exercise this option in connection with this offering, and Incyte
will purchase      shares of our common stock in a concurrent private placement.
Incyte has agreed not to sell, transfer, encumber or otherwise dispose of any of the shares it acquires in the private placement for 180 days following this offering.

REGISTRATION RIGHTS

    After this offering, the holders of 35,181,246 shares of common stock will be entitled to rights with respect to the registration of those shares under the Securities Act, under a Third Amended and Restated Investor Rights Agreement dated August 18, 2000. Under the terms of the investors' rights agreement, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, these holders are entitled to notice of the registration and are entitled, subject to limitations, to include shares therein. Commencing with the date that is 90 days after this offering, the holders may also require us to file a registration statement under the Securities Act with respect to their shares, and we are required to use our best efforts to effect to such registration. Furthermore, the holders may require us to register their shares on a registration statement on Form S-3 when that form becomes available to us. These registration rights terminate on the third anniversary of the effective date of this offering.

    Generally, we are required to bear all registration and selling expenses incurred in connection with any of the registrations described above. The registration rights are also subject to conditions and limitations, among them the right of the underwriters of a public offering to limit the number of shares included in the registration statement filed in connection therewith.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

DELAWARE ANTI-TAKEOVER STATUTE

    We are subject to Section 203 of the Delaware General Corporation Law which, subject to specified exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder--defined as any person or entity that is the beneficial owner of at least 15% of a corporation's voting stock--for a period of three years following the time that the stockholder became an interested stockholder, unless:

    - prior to that time, the corporation's board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

    - upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation's voting stock outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

    - at or subsequent to that time, the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines business combination to include:

    - any merger or consolidation involving the corporation and the interested stockholder;

    - any sale, lease, exchange, mortgage, transfer, pledge or other disposition involving the interested stockholder and 10% or more of the assets of the corporation;

    - subject to specified exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

    - any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class of series of the corporation beneficially owned by the interested stockholder; and

    - the receipt by the interested stockholder of the benefit of any loans, advance, guarantees, pledges or other financial benefits provided by or through the corporation.

    We are governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years, did own, 15% or more of the corporation's outstanding voting stock. This provision could delay, discourage or prohibit transactions not approved in advance by the board of directors, including takeover attempts that might result in a premium over the market price of the common stock.

CERTIFICATE OF INCORPORATION AND BYLAWS

    Our amended and restated certificate of incorporation provides that the board of directors will be divided into three classes of directors, with each class serving a staggered three-year term. The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us and may maintain the composition of the board of directors, as the classification of the board of directors generally increases the difficulty of replacing a majority of directors. Our amended and restated certificate of incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing. In addition, our amended and restated bylaws provide that special meetings of the stockholders may be called only by the Chairman of the Board of Directors, by the chief executive officer or by the board of directors upon a resolution adopted by a majority of the total number of authorized directors. Our amended and restated certificate of incorporation also specifies that the authorized number of directors may be changed only by resolution of the board of directors and does not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors. Furthermore, our amended and restated certificate of incorporation authorizes our board of directors to establish one or more series of undesignated preferred stock, the terms of which can be determined by the board of directors at the time of issuance. These and other provisions contained in our amended and restated certificate of incorporation and amended and restated bylaws could delay or discourage transactions involving an actual or potential change in control of Elitra or our management, including transactions in which stockholders might otherwise receive a premium for their shares over then current prices. They may also limit the ability of stockholders to remove our current management or approve transactions that stockholders may deem to be in their best interests and, therefore, could adversely affect the price of our common stock.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after the offering because of contractual and legal restrictions on resale described below, sales of substantial amounts of common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

SALES OF REGISTERED SECURITIES

    Upon completion of this offering, we will have        shares of common stock
outstanding, assuming no exercise of currently outstanding options or warrants.
Of these shares, the            shares sold in this offering, plus any
additional shares sold upon exercise of the underwriters' over-allotment option, will be freely transferable without restriction under the Securities Act, unless they are held by our "affiliates" as that term is used under the Securities Act and the rules and regulations promulgated thereunder. The remaining 39,963,867 shares of common stock held by existing stockholders are restricted shares. Substantially all of these restricted shares are or will be subject to lock-up agreements providing that the stockholder will not offer, sell or otherwise dispose of any shares of common stock for a period of 180 days after the date of this prospectus without the prior written consent of Chase Securities. Chase Securities may, in its sole discretion, and at any time without notice, release all or any portion of the restricted shares subject to lock-up agreements. Additionally, restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 promulgated under the Securities Act, which rules are summarized below. As a result of lock-up agreements and the provisions of Rules 144 and 701, additional shares will be available for sale in the public market as follows:

    - no restricted shares will be eligible for immediate sale on the effective date of this offering;

    - 39,963,867 restricted shares, plus approximately            shares of
      common stock issuable upon exercise of vested stock options, will be eligible for sale upon expiration of the lock-up agreements 180 days after the date of this prospectus; and

    - the remainder of the restricted shares will be eligible for sale from time to time thereafter upon expiration of their respective one-year holding periods and could be sold earlier if the holders exercise any available registration rights.

    The holders of 35,207,296 shares of common stock have the right in specified circumstances to require us to register their shares under the Securities Act for resale to the public beginning 90 days from the effective date of this offering. If those holders, by exercising their demand registration rights, cause a large number of shares to be registered and sold in the public market, those sales could have an adverse effect on the market price for the common stock. If we were required to include in a registration that we initiated shares held by those holders upon the exercise of their piggyback registration rights, those sales may have an adverse effect on our ability to raise needed capital. In addition, we expect to file a registration statement on Form S-8 registering shares of common stock subject to outstanding stock options or reserved for issuance under our stock option plans. We expect to file this registration statement as soon as practicable after the effective date of this offering. Shares registered under this registration statement will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market, unless the shares are subject to vesting restrictions with us or the lock-up agreements described above.

RULE 144

    In general, under Rule 144 as in effect on the date of this prospectus, beginning 90 days after the effective date of this offering, an affiliate of us, or a person (or persons whose shares are aggregated) who has beneficially owned restricted shares (as defined under Rule 144) for at least one year is entitled to sell within any three-month period a number of shares that does not exceed greater of one percent of the then outstanding shares of common stock or the average weekly trading volume of the common stock on The Nasdaq National Market during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are subject to requirements relating to the manner of sale, notice, and the availability of current public information about us. A person (or persons whose shares are aggregated) who was not an affiliate of us at any time during the 90 days immediately preceding the sale and who has beneficially owned restricted shares for at least two years is entitled to sell their shares under Rule 144(k) without regard to the limitations described above.

RULE 701

    An employee, officer, director or consultant to us who purchased or was awarded shares or options to purchase shares under a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701 under the Securities Act, which permits affiliates and non-affiliates to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions, in each case commencing 90 days after the effective date of this offering. In addition, non-affiliates may sell Rule 701 shares without complying with the public information, volume and notice provisions of Rule 144.

LOCK-UP AGREEMENTS

    We, all of our executive officers and directors and substantially all of our security holders have agreed or will agree not to offer, sell or otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock or securities exchangeable for or convertible into shares of common stock for a period of 180 days after the date of this prospectus, without the prior written consent of Chase Securities, subject to limited exceptions.

    We intend to file a registration statement under the Securities Act of 1933 covering the shares of common stock subject to outstanding options or reserved for issuance under our 1998 Equity Incentive Plan, our Employee Stock Purchase Plan and our Non-Employee Directors' Stock Option Plan. This registration statement is expected to be filed within 90 days of effectiveness of the registration statement covering the shares of common stock in this offering and will automatically become effective upon filing. Accordingly, shares registered under that registration statement will, subject to Rule 144 volume limitations applicable to affiliates and the expiration of a 180-day lock-up period, be available for sale in the open market, except to the extent that those shares are subject to our vesting restrictions or the contractual restrictions described above.

                                  UNDERWRITING

    Chase Securities Inc. and U.S. Bancorp Piper Jaffray Inc. are the representatives of the underwriters. Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives, have severally agreed to purchase from us the following respective numbers of shares of common stock:

                                                               NUMBER
                                                                 OF
NAME                                                           SHARES
----                                                          ---------
Chase Securities Inc........................................
U.S. Bancorp Piper Jaffray Inc..............................
                                                              ---------
Total.......................................................  5,000,000
                                                              =========

    The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and the independent auditors. The underwriters are committed to purchase all of the shares of common stock offered by us in this prospectus if they purchase any shares.

    The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters. Such amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares.

                     UNDERWRITING DISCOUNTS AND COMMISSIONS

                                                 WITHOUT            WITH
                                              OVER-ALLOTMENT   OVER-ALLOTMENT
                                                 EXERCISE         EXERCISE
                                              --------------   --------------
Per Share...................................     $                $
Total.......................................     $                $

    We estimate that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $1.3 million.

    The underwriters propose to offer the shares of common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $ per share. The underwriters may allow and such dealers may re-allow a concession not in excess of $ per share to certain other dealers. After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters. The representatives have advised us that the underwriters do not intend to confirm discretionary sales in excess of 5% of the shares of common stock offered in this prospectus.

    We have granted to the underwriters a 30-day option to purchase up to additional shares of common stock at the initial public offering price, less the underwriting discount set forth on the cover page of this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment to purchase approximately the same percentage of total number of shares the underwriter purchased in the above table. We will be obligated, pursuant to this option, to sell shares to the underwriters to the extent the option is exercised. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of common stock offered by us.

    The offering of the shares is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

    We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make with respect to these liabilities.

    Substantially all of our securityholders and all of our executive officers and directors have agreed or will agree prior to completion of this offering, that they will not, without the prior written consent of Chase Securities Inc., offer, sell or otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock or securities exchangeable for or convertible into shares of common stock owned by them for a period of 180 days following the date of this prospectus. We have agreed that we will not, without the prior written consent of Chase Securities Inc., offer, sell or otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock or securities exchangeable for or convertible into shares of common stock for a period of 180 days following the date of this prospectus, except that we may issue shares upon the exercise of options and warrants granted prior to the date hereof and in connection with our employee stock purchase plan that we adopted in August 2000. We also may grant additional options or other awards under our 1998 equity incentive plan and non-employee directors' stock option plan. Without the prior written consent of Chase Securities Inc., any additional options granted shall not be exercisable during this 180-day period.

    The representatives of the underwriters participating in this offering may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of the common stock at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid or effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of the shares of common stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. A penalty bid means an arrangement that permits the underwriters to reclaim a selling concession from a syndicate member in connection with the offering when common stock sold by the syndicate member are purchased in syndicate covering transactions. Such transactions may be effected on the Nasdaq National Market, in the over-the-counter market, or otherwise. Such stabilizing, if commenced, may be discontinued at any time.

    Prior to this offering, there has been no public market for our common stock. The initial public offering price for the shares of common stock will be determined by negotiations among us and the representatives. Among the factors considered in determining the initial public offering price will be prevailing market and economic conditions, our revenue and earnings, market valuations of other companies engaged in activities similar to our business operations, our management and other factors deemed relevant.

    In addition, at our request, the underwriters have reserved up to shares of common stock for sale at the initial public offering price to our directors, business associates and related persons. The number of shares available for sale to the general public will be reduced if such persons purchase the reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

    In connection with this offering, certain underwriters and selling group members, if any, who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in our shares of common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, as amended. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid of such security; if all independent bids are lowered below the passive market maker's bid, however, the passive market maker must then lower its bid when certain purchase limits are exceeded.

                                 LEGAL MATTERS

    Cooley Godward LLP, San Diego, California, will pass upon the validity of the common stock offered by this prospectus for us. Certain legal matters in connection with this offering will be passed upon for the underwriters by Shearman & Sterling, Menlo Park, California. Cooley Godward LLP holds 5,000 shares of our common stock and GC&H Investments, an investment fund of the attorneys of Cooley Godward LLP, holds 30,003 shares of our Series A preferred stock.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited our financial statements at December 31, 1998 and 1999, and for the period from July 17, 1997 (inception) through December 31, 1997 and each of the two years in the period ended December 31, 1999, as set forth in their report, which is included in this Prospectus and in the registration statement. Our financial statements are included in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

    We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect to Elitra and the common stock offered by this prospectus, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov.

    Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference rooms and the website of the SEC referred to above.

                          ELITRA PHARMACEUTICALS INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
Report of Ernst & Young LLP, Independent Auditors...........    F-2

Balance Sheets..............................................    F-3

Statements of Operations....................................    F-4

Statements of Stockholders' Equity (Deficit)................    F-5

Statements of Cash Flows....................................    F-6

Notes to Financial Statements...............................    F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Elitra Pharmaceuticals Inc.

    We have audited the accompanying balance sheets of Elitra
Pharmaceuticals Inc. as of December 31, 1998 and 1999, and the statements of operations, stockholders' equity (deficit) and cash flows for the period from July 18, 1997 (inception) to December 31, 1997 and the years ended December 31, 1998 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Elitra Pharmaceuticals Inc. at December 31, 1998 and 1999, and the results of its operations and its cash flows for the period from July 18, 1997 (inception) to December 31, 1997 and the years ended December 31, 1998 and 1999, in conformity with accounting principles generally accepted in United States.

                                          ERNST & YOUNG LLP

San Diego, California
March 17, 2000

                          ELITRA PHARMACEUTICALS INC.

                                 BALANCE SHEETS

                                                                                                  PRO FORMA
                                                                                                STOCKHOLDERS'
                                                           DECEMBER 31,                           EQUITY AT
                                                    --------------------------     JUNE 30,       JUNE 30,
                                                       1998           1999           2000           2000
                                                    -----------   ------------   ------------   -------------
                                                                                 (UNAUDITED)     (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.......................  $ 1,305,921   $  7,883,660   $  6,247,007
  Short-term investments..........................           --      4,006,171      5,021,814
  Accounts receivable.............................           --             --      1,150,000
  Prepaid expenses and other current assets.......       28,958        167,839        124,729
                                                    -----------   ------------   ------------
Total current assets..............................    1,334,879     12,057,670     12,543,550
Acquired technology rights........................           --             --      7,275,000
Property and equipment, net.......................    1,206,582      2,617,496      2,820,610
Other assets......................................       52,937        125,335        277,448
                                                    -----------   ------------   ------------
Total assets......................................  $ 2,594,398   $ 14,800,501   $ 22,916,608
                                                    ===========   ============   ============
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable and accrued liabilities........  $   303,419   $  1,048,163   $  1,248,719
  Obligation relating to acquired technology
    rights, current...............................           --             --        300,000
  Deferred revenue................................           --             --        862,500
  Notes payable, current..........................      177,773        250,000        250,000
  Capital lease obligations, current..............      127,558        599,102        597,000
                                                    -----------   ------------   ------------
Total current liabilities.........................      608,750      1,897,265      3,258,219
Notes payable, net of current portion.............      462,211        291,667        166,667
Capital lease obligations, net of current
  portion.........................................      364,930        983,168        756,762
Obligation relating to acquired technology rights,
  net of current portion..........................           --             --      1,625,000
Redeemable convertible preferred stock, $.001 par
  value, 21,651,063 shares authorized and
  21,333,334 shares issued and outstanding at
  December 31, 1999 and June 30, 2000; no shares
  authorized issued and outstanding pro forma.....           --     16,384,000     16,768,000   $         --
Stockholders' equity (deficit):
  Convertible preferred stock, $.001 par value,
    4,545,456, 4,545,456 and 7,125,585 shares
    authorized, issued and outstanding at
    December 31, 1998 and 1999 and June 30, 2000,
    respectively; 5,000,000 shares authorized, no
    shares issued and outstanding pro forma.......        4,545          4,545          7,126             --
  Common stock, $.001 par value, 45,000,000 shares
    authorized, 3,088,010, 3,791,699 and
    4,578,825 shares issued and outstanding at
    December 31, 1998 and 1999 and June 30, 2000,
    respectively; 60,000,000 shares authorized,
    33,037,744 shares issued and outstanding pro
    forma.........................................        3,088          3,792          4,579         33,038
  Additional paid-in capital......................    2,958,240      4,529,960     17,203,128     33,949,795
  Notes receivable from stockholders..............      (17,360)       (49,000)       (66,501)       (66,501)
  Deferred compensation...........................           --     (1,274,580)    (2,939,672)    (2,939,672)
  Accumulated other comprehensive income (loss)...           --         (9,931)           364            364
  Accumulated deficit.............................   (1,790,006)    (7,960,385)   (13,867,064)   (13,867,064)
                                                    -----------   ------------   ------------   ------------
Total stockholders' equity (deficit)..............    1,158,507     (4,755,599)       341,960   $ 17,109,960
                                                    -----------   ------------   ------------   ============
Total liabilities and stockholders' equity
  (deficit).......................................  $ 2,594,398   $ 14,800,501   $ 22,916,608
                                                    ===========   ============   ============

                            SEE ACCOMPANYING NOTES.

                          ELITRA PHARMACEUTICALS INC.

                            STATEMENTS OF OPERATIONS

                                  PERIOD FROM
                                 JULY 18, 1997           YEARS ENDED
                                 (INCEPTION) TO         DECEMBER 31,          SIX MONTHS ENDED JUNE 30,
                                  DECEMBER 31,    -------------------------   -------------------------
                                      1997           1998          1999          1999          2000
                                 --------------   -----------   -----------   -----------   -----------
                                                                              (UNAUDITED)   (UNAUDITED)
Revenue:
  Collaboration revenue........   $         --    $        --   $        --   $        --   $   287,501
Expenses:
  Research and development.....         29,265      1,155,929     4,379,695     1,423,913     3,874,386
  General and administrative...         10,624        593,793     1,672,541       595,906     2,115,639
                                  ------------    -----------   -----------   -----------   -----------
Total operating expenses.......         39,889      1,749,722     6,052,236     2,019,819     5,990,025
                                  ------------    -----------   -----------   -----------   -----------
Loss from operations...........        (39,889)    (1,749,722)   (6,052,236)   (2,019,819)   (5,702,524)
Interest expense...............           (942)       (34,783)     (142,245)      (59,992)     (119,640)
Interest income................            176         35,154       408,102        37,610       299,485
                                  ------------    -----------   -----------   -----------   -----------
Net loss.......................        (40,655)    (1,749,351)   (5,786,379)   (2,042,201)   (5,522,679)
Imputed dividend on Redeemable
  Series B preferred stock.....             --             --      (384,000)           --      (384,000)
                                  ------------    -----------   -----------   -----------   -----------
Net loss attributable to common
  stockholders.................   $    (40,655)   $(1,749,351)  $(6,170,379)  $(2,042,201)  $(5,906,679)
                                  ============    ===========   ===========   ===========   ===========
Historical net loss per share,
  basic and diluted............   $      (0.11)   $     (2.55)  $     (4.52)  $     (1.71)  $     (2.93)
Weighted average shares
  outstanding, basic and
  diluted......................        379,000        685,000     1,366,000     1,193,000     2,014,000
Pro forma net loss per share,
  basic and diluted............                                 $     (0.34)                $     (0.21)
Pro forma weighted average
  shares outstanding, basic and
  diluted......................                                  18,356,000                  28,496,000

                            SEE ACCOMPANYING NOTES.

                          ELITRA PHARMACEUTICALS INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                                       NOTES
                                          PREFERRED STOCK          COMMON STOCK       ADDITIONAL     RECEIVABLE
                                        --------------------   --------------------     PAID-IN         FROM         DEFERRED
                                         SHARES      AMOUNT     SHARES      AMOUNT      CAPITAL     STOCKHOLDERS   COMPENSATION
                                        ---------   --------   ---------   --------   -----------   ------------   ------------
Initial capitalization at July 18,
  1997................................         --    $   --    1,333,000    $1,333    $        --     $ (1,333)    $        --
  Net loss and comprehensive loss.....         --        --           --        --             --           --              --
                                        ---------    ------    ---------    ------    -----------     --------     -----------
BALANCE AT DECEMBER 31, 1997..........         --        --    1,333,000     1,333             --       (1,333)             --
  Collection on note receivable from
    stockholder.......................         --        --           --        --             --        1,333              --
  Issuance of founders' shares of
    common stock at $.001 per share
    for cash..........................         --        --    1,407,000     1,407             --           --              --
  Issuance of common stock at $.001
    per share in exchange for a
    technology license................         --        --      100,010       100             --           --              --
  Issuance of Series A Preferred Stock
    for cash and conversion of notes
    payable, net of issuance costs of
    $54,326...........................  4,545,456     4,545           --        --      2,941,128           --              --
  Issuance of common stock for
    promissory notes..................         --        --      248,000       248         17,112      (17,360)             --
  Net loss and comprehensive loss.....         --        --           --        --             --           --              --
                                        ---------    ------    ---------    ------    -----------     --------     -----------
BALANCE AT DECEMBER 31, 1998..........  4,545,456     4,545    3,088,010     3,088      2,958,240      (17,360)             --
  Issuance costs related to issuance
    of redeemable preferred stock.....         --        --           --        --        (60,893)          --              --
  Issuance of restricted common stock
    for cash..........................         --        --      250,000       250         17,250           --              --
  Exercise of stock options for
    cash..............................         --        --        1,689         2            117           --              --
  Issuance of common stock for
    stockholder notes.................         --        --      452,000       452         31,188      (31,640)             --
  Deferred stock compensation related
    to stock options and restricted
    stock.............................         --        --           --        --      1,557,321           --      (1,557,321)
  Amortization of deferred stock
    compensation......................         --        --           --        --             --           --         280,907
  Issuance of warrants to lessor......         --        --           --        --         28,571           --              --
  Forfeiture of stock options.........         --        --           --        --         (1,834)          --           1,834
  Imputed dividend on Redeemable
    Preferred Stock sold in June
    1999..............................         --        --           --        --             --           --              --
  Unrealized losses on short-term
    investments.......................         --        --           --        --             --           --              --
  Net loss............................         --        --           --        --             --           --              --
  Comprehensive loss..................         --        --           --        --             --           --              --
                                        ---------    ------    ---------    ------    -----------     --------     -----------
BALANCE AT DECEMBER 31, 1999..........  4,545,456     4,545    3,791,699     3,792      4,529,960      (49,000)     (1,274,580)
  Issuance of common stock for cash
    and notes receivable
    (unaudited).......................         --        --      787,126       787         54,312      (17,501)             --
  Issuance of Series C Preferred Stock
    for cash (unaudited)..............  1,041,667     1,042           --        --      5,000,295           --              --
  Issuance of Series D Preferred Stock
    for technology rights
    (unaudited).......................  1,538,462     1,539           --        --      4,998,461           --              --
  Deferred compensation related to
    stock options and restricted stock
    (unaudited).......................         --        --           --        --      2,620,100           --      (2,620,100)
  Amortization of deferred
    compensation (unaudited)..........         --        --           --        --             --           --         955,008
  Imputed dividend on Redeemable
    Preferred Stock sold in June 1999
    (unaudited).......................         --        --           --        --             --           --              --
  Unrealized gains on short-term
    investments (unaudited)...........         --        --           --        --             --           --              --
  Net loss (unaudited)................         --        --           --        --             --           --              --
  Comprehensive loss (unaudited)......         --        --           --        --             --           --              --
                                        ---------    ------    ---------    ------    -----------     --------     -----------
Balance at June 30, 2000
  (unaudited).........................  7,125,585    $7,126    4,578,825    $4,579    $17,203,128     $(66,501)    $(2,939,672)
                                        =========    ======    =========    ======    ===========     ========     ===========

                                                    SEE ACCOMPANYING NOTES.

                                         ACCUMULATED                       TOTAL
                                            OTHER                      STOCKHOLDERS'
                                        COMPREHENSIVE   ACCUMULATED       EQUITY
                                        INCOME (LOSS)     DEFICIT        (DEFICIT)
                                        -------------   ------------   -------------
Initial capitalization at July 18,
  1997................................     $    --      $        --     $        --
  Net loss and comprehensive loss.....          --          (40,655)        (40,655)
                                           -------      ------------    -----------
BALANCE AT DECEMBER 31, 1997..........          --          (40,655)        (40,655)
  Collection on note receivable from
    stockholder.......................          --               --           1,333
  Issuance of founders' shares of
    common stock at $.001 per share
    for cash..........................          --               --           1,407
  Issuance of common stock at $.001
    per share in exchange for a
    technology license................          --               --             100
  Issuance of Series A Preferred Stock
    for cash and conversion of notes
    payable, net of issuance costs of
    $54,326...........................          --               --       2,945,673
  Issuance of common stock for
    promissory notes..................          --               --              --
  Net loss and comprehensive loss.....          --       (1,749,351)     (1,749,351)
                                           -------      ------------    -----------
BALANCE AT DECEMBER 31, 1998..........          --       (1,790,006)      1,158,507
  Issuance costs related to issuance
    of redeemable preferred stock.....          --               --         (60,893)
  Issuance of restricted common stock
    for cash..........................          --               --          17,500
  Exercise of stock options for
    cash..............................          --               --             119
  Issuance of common stock for
    stockholder notes.................          --               --              --
  Deferred stock compensation related
    to stock options and restricted
    stock.............................          --               --              --
  Amortization of deferred stock
    compensation......................          --               --         280,907
  Issuance of warrants to lessor......          --               --          28,571
  Forfeiture of stock options.........          --               --              --
  Imputed dividend on Redeemable
    Preferred Stock sold in June
    1999..............................          --         (384,000)       (384,000)
  Unrealized losses on short-term
    investments.......................      (9,931)              --          (9,931)
  Net loss............................          --       (5,786,379)     (5,786,379)
                                                                        -----------
  Comprehensive loss..................          --               --      (5,796,310)
                                           -------      ------------    -----------
BALANCE AT DECEMBER 31, 1999..........      (9,931)      (7,960,385)     (4,755,599)
  Issuance of common stock for cash
    and notes receivable
    (unaudited).......................          --               --          37,598
  Issuance of Series C Preferred Stock
    for cash (unaudited)..............          --               --       5,001,337
  Issuance of Series D Preferred Stock
    for technology rights
    (unaudited).......................          --               --       5,000,000
  Deferred compensation related to
    stock options and restricted stock
    (unaudited).......................          --               --              --
  Amortization of deferred
    compensation (unaudited)..........          --               --         955,008
  Imputed dividend on Redeemable
    Preferred Stock sold in June 1999
    (unaudited).......................          --         (384,000)       (384,000)
  Unrealized gains on short-term
    investments (unaudited)...........      10,295               --          10,295
  Net loss (unaudited)................          --       (5,522,679)     (5,522,679)
                                                                        -----------
  Comprehensive loss (unaudited)......          --               --      (5,512,384)
                                           -------      ------------    -----------
Balance at June 30, 2000
  (unaudited).........................     $   364      $(13,867,064)   $   341,960
                                           =======      ============    ===========
                                                  SEE ACCOMPANYING NOTES.

                          ELITRA PHARMACEUTICALS INC.

                            STATEMENTS OF CASH FLOWS

                                                     PERIOD FROM             YEARS ENDED              SIX MONTHS ENDED
                                                    JULY 18, 1997           DECEMBER 31,                  JUNE 30,
                                                   (INCEPTION) TO     -------------------------   -------------------------
                                                  DECEMBER 31, 1997      1998          1999          1999          2000
                                                  -----------------   -----------   -----------   -----------   -----------
                                                                                                  (UNAUDITED)   (UNAUDITED)
OPERATING ACTIVITIES
Net loss.......................................       $(40,655)       $(1,749,351)  $(5,786,379)  $(2,042,201)  $(5,522,679)
Adjustments to reconcile net loss to net cash
  used in operating activities:
  Common stock issued in exchange for a
    technology license.........................             --                100            --           --             --
  Amortization of deferred interest expense....             --                 --           540           --          6,445
  Amortization of acquired technology rights...             --                 --            --           --         25,000
  Depreciation of property and equipment.......             --             67,371       302,895      112,500        283,522
  Amortization of deferred compensation........             --                 --       280,907       75,714        955,008
  Changes in operating assets and liabilities:
    Prepaid expenses and other current
      assets...................................         (2,826)           (26,132)     (138,881)     (19,778)        43,110
    Accounts receivable........................             --                 --            --           --     (1,150,000)
    Deferred revenue...........................             --                 --            --           --        862,500
    Other assets...............................        (18,939)           (33,998)      (72,398)     (24,574)      (152,113)
    Accounts payable and accrued liabilities...         21,615            281,804       744,744       29,939        200,556
                                                      --------        -----------   -----------   -----------   -----------
Net cash used in operating activities..........        (40,805)        (1,460,206)   (4,668,572)  (1,868,400)    (4,448,651)
                                                      --------        -----------   -----------   -----------   -----------

INVESTING ACTIVITIES
Purchases of short-term investments............             --                 --    (4,016,102)          --     (1,015,643)
Purchases of property and equipment............        (11,624)          (723,930)     (410,326)    (181,908)      (455,636)
Purchase of technology rights..................             --                 --            --           --       (375,000)
Collection on note receivable from
  stockholder..................................             --              1,333            --           --             --
                                                      --------        -----------   -----------   -----------   -----------
Net cash used in investing activities..........        (11,624)          (722,597)   (4,426,428)    (181,908)    (1,846,279)
                                                      --------        -----------   -----------   -----------   -----------

FINANCING ACTIVITIES
Issuance of common stock for cash..............             --              1,407        17,619       17,501         37,598
Issuance of preferred stock for cash, net of
  issuance costs...............................             --          2,570,935    15,039,107   16,000,000      5,001,337
Proceeds from convertible bridge notes and note
  payable......................................        100,000          1,048,055     1,010,016           --             --
Payments on notes payable......................             --           (133,333)     (208,333)          --       (125,000)
Payments on capital lease obligations..........             --            (45,911)     (185,670)     (66,679)      (255,658)
                                                      --------        -----------   -----------   -----------   -----------
Net cash provided by financing activities......        100,000          3,441,153    15,672,739   15,950,822      4,658,277
                                                      --------        -----------   -----------   -----------   -----------
Net increase (decrease) in cash and cash
  equivalents..................................         47,571          1,258,350     6,577,739   13,900,514     (1,636,653)
Cash and cash equivalents at beginning of
  period.......................................             --             47,571     1,305,921    1,305,921      7,883,660
                                                      --------        -----------   -----------   -----------   -----------
Cash and cash equivalents at end of period.....       $ 47,571        $ 1,305,921   $ 7,883,660   $15,206,435   $ 6,247,007
                                                      ========        ===========   ===========   ===========   ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION
Cash paid for interest.........................       $    942        $    34,783   $   141,705   $   23,926    $    50,898
                                                      ========        ===========   ===========   ===========   ===========
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
  FINANCING ACTIVITIES:
Purchase of property and equipment through
  capital lease obligations....................       $     --        $   538,399   $ 1,303,483   $       --    $    31,000
                                                      ========        ===========   ===========   ===========   ===========
Issuance of preferred stock for technology
  rights.......................................       $     --        $        --   $        --   $       --    $ 5,000,000
                                                      ========        ===========   ===========   ===========   ===========
Conversion of notes payable to redeemable
  preferred stock..............................       $     --        $   374,738   $   900,000   $       --    $        --
                                                      ========        ===========   ===========   ===========   ===========
Issuance of common stock for notes receivable
  from stockholders............................       $  1,333        $    17,360   $    31,640   $       --    $    17,501
                                                      ========        ===========   ===========   ===========   ===========

                            SEE ACCOMPANYING NOTES.

                          ELITRA PHARMACEUTICALS INC.

                         NOTES TO FINANCIAL STATEMENTS

            (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION OF BUSINESS

    Elitra Pharmaceuticals Inc. (the "Company") was incorporated in California on July 18, 1997 under the name of Rajyabiotics Corporation. The Company commenced operations in November 1997. On February 24, 1998, the Company was reincorporated in Delaware and on October 20, 1998, the Company changed its name to Elitra Pharmaceuticals, Inc.

    The Company is a leader in antimicrobial functional genomics. Elitra uses proprietary technologies and molecular biology tools to identify the genes that are essential for bacteria and fungi to grow and survive, called essential genes. The Company intends to develop and commercialize novel antibiotic and antifungal drugs that inhibit the products of these essential genes.

    The Company is developing a bioinformatics database to help prioritize our drug targets for our drug discovery programs. Elitra believes this comprehensive bioinformatics database represents a major advance in our antimicrobial drug target selection and validation capabilities. The Company has acquired a large and diverse in-house chemical library and are actively conducting high throughput screening against a select group of essential drug targets, and plans to develop and market antimicrobial drugs both internally and in collaboration with corporate partners.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

INTERIM FINANCIAL INFORMATION

    The financial information as of June 30, 2000 and for the six months ended June 30, 1999 and 2000 is unaudited and includes all adjustments, consisting only of normal recurring adjustments, that the Company's management considers necessary for a fair presentation of the Company's operating results and cash flows for such periods. Results for the six month period ended June 30, 2000 are not necessarily indicative of results to be expected for the full fiscal year 2000 or any future period.

CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

    The Company considers instruments purchased with an original maturity of three months or less, principally money market accounts and U.S. government and corporate debt securities, to be cash equivalents.

    All short-term investment securities are classified as available-for-sale, and are carried at fair value. Unrealized gains and losses, if any, are reported in a separate component of stockholders' equity. The cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity.

                          ELITRA PHARMACEUTICALS INC.

            (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) CONCENTRATION OF CREDIT RISK

    Cash, cash equivalents, and short-term investments are financial instruments, which potentially subject the Company to concentration of credit risk. The Company invests its excess cash primarily in U.S. government securities and marketable debt securities of financial institutions and corporations with strong credit ratings. The Company also has established guidelines relative to diversification and maturities to maintain safety and liquidity. These guidelines are reviewed periodically and may be modified to take advantage of trends in yields and interest rates. Pursuant to Company policy, the Company has historically held the investments to maturity. However, the Company has the ability to sell these investments before maturity and has therefore classified the investments as available for sale. The Company has not experienced any significant losses on its investments.

FINANCIAL INSTRUMENTS

    Financial instruments, including cash and cash equivalents, accounts payable and accrued liabilities, are carried at cost, which management believes approximates fair value because of the short-term maturity of these instruments.

PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the shorter of the estimated useful lives of the assets (generally three to seven years) or the term of the applicable lease.

ACQUIRED TECHNOLOGY RIGHTS

    In accordance with APB 17, ACCOUNTING FOR INTANGIBLE ASSETS, the acquired technology rights (Note 10) are recorded at cost and will be amortized over the estimated useful life of the technology of three years. For purposes of evaluating impairment of the acquired technology rights, the Company compares the carrying values and estimated future cash flows of the acquired rights.

IMPAIRMENT OF LONG-LIVED ASSETS

    In accordance with Statement of Financial Accounting Standards ("SFAS")
No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, if indicators of impairment exist, the Company assesses the recoverability of the affected long-lived assets by determining whether the carrying value of such assets can be recovered through undiscounted future operating cash flows. If impairment is indicated, the Company will value the asset at fair value. While the Company's current and historical operating and cash flow losses are indicators of impairment, the Company believes the future cash flows to be received from the long-lived assets will exceed the assets' carrying value, and accordingly the Company has not recognized any impairment losses through June 30, 2000.

RESEARCH AND DEVELOPMENT

    Research and development costs are expensed as incurred.

                          ELITRA PHARMACEUTICALS INC.

            (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) REVENUE RECOGNITION

    Strategic alliance revenues are earned and recognized on a percentage of completion basis as research costs are incurred in accordance with the provisions of each strategic alliance agreement. Fees paid to initiate research projects are deferred and amortized over the project period in accordance with SEC Staff Accounting Bulletin (SAB) No. 101. Milestone payments are recognized as revenue upon the completion of the milestone. Revenue from grants is recognized on a percentage of completion basis as related costs are incurred. The Company recognizes revenue only on payments that are non-refundable, and defers revenue recognition until performance obligations have been completed. None of the strategic alliances or research grants require scientific achievement as a performance obligation.

INCOME TAXES

    Current income tax expense (benefit) is the amount of income taxes expected to be payable (receivable) for the current year. A deferred income tax asset or liability is computed for the expected future impact of differences between the financial reporting and tax basis of assets and liabilities, as well as the expected future tax benefit to be derived from tax loss and credit carryforwards. Deferred income tax expense is generally the net change during the year in the deferred income tax asset or liability. Valuation allowances are established when realizability of deferred tax assets is uncertain. The effect of tax rate changes is reflected in tax expense (benefit) during the period in which such changes are enacted.

STOCK-BASED COMPENSATION

    As permitted by SFAS 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, the Company has elected to follow Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related Interpretations ("APB 25") in accounting for its employee stock options. Under APB 25, when the exercise price of the Company's employee stock options equals the fair value of the underlying stock on the date of grant, no compensation expense is recognized.

    When the exercise price of employee or director stock options is less than the deemed fair value of the underlying stock as estimated by the Company's management for financial presentation purposes in accordance with APB 25 or on the grant date, the Company records deferred compensation for the difference. The deferred compensation is amortized to expense over the vesting period of the options using an accelerated amortization methodology in accordance with FASB Interpretation No. 28 ("FIN 28"). In 1999 and 2000, the Company recognized deferred stock compensation related to certain stock option grants and sales of restricted stock (see Note 7). Options or stock awards issued to non-employees and consultants are recorded at their fair value using the Black-Scholes model as determined in accordance with SFAS No. 123 and EITF 96-18 and recognized over the related service period.

SOFTWARE COSTS

    Purchased software is capitalized at cost and amortized over the estimated useful life, generally three years. The Company has no significant internally developed software.

                          ELITRA PHARMACEUTICALS INC.

            (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) COMPREHENSIVE INCOME (LOSS)

    SFAS No. 130, REPORTING COMPREHENSIVE INCOME, requires that all components of comprehensive income (loss), including net income (loss), be reported in the financial statements in the period in which they are recognized. The Company has disclosed its comprehensive loss as a component of its Statement of Stockholders' Equity (Deficit).

NET LOSS PER SHARE

    Basic and diluted net loss per common share presented in conformity with SFAS No. 128, EARNINGS PER SHARE, and SAB 98, for all periods presented. Under the provisions of SAB 98, common stock and convertible preferred stock that has been issued or granted for nominal consideration prior to the anticipated effective date of the initial public offering must be included in the calculation of basic and diluted net loss per common share as if these shares had been outstanding for all periods presented. To date, the Company has not issued or granted shares for nominal consideration.

    In accordance with SFAS No. 128, basic and diluted net loss per share has been computed using the weighted-average number of shares of common stock outstanding during the period, less shares subject to repurchase. Pro forma basic and diluted net loss per common share, as presented in the statements of operations, has been computed for the year ended December 31, 1999 and the six months ended June 30, 2000, as described above, and also gives effect to the assumed conversion of preferred stock which will automatically convert to common stock immediately prior to the completion of the Company's initial public offering (using the "as if converted" method) from the original date of issuance.

                          ELITRA PHARMACEUTICALS INC.

            (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    The following table presents the calculation of basic, diluted and pro forma basic and diluted net loss per share:

                                   PERIOD FROM
                                  JULY 18, 1997
                                   (INCEPTION)           YEARS ENDED              SIX MONTHS ENDED
                                     THROUGH            DECEMBER 31,                  JUNE 30,
                                  DECEMBER 31,    -------------------------   -------------------------
                                      1997           1998          1999          1999          2000
                                  -------------   -----------   -----------   -----------   -----------
                                                                              (UNAUDITED)   (UNAUDITED)
Net loss applicable to common
  stockholders..................     $(40,655)    $(1,749,351)  $(6,170,379)  $(2,042,201)  $(5,906,679)
Basic and diluted net loss per
  share.........................     $  (0.11)    $     (2.55)  $     (4.52)  $     (1.71)  $     (2.93)
                                     ========     ===========   ===========   ===========   ===========
Weighted-average shares used in
  computing historical net loss
  per share, basic and
  diluted.......................      379,000         685,000     1,366,000     1,193,000     2,014,000
Pro forma:
  Net loss attributable to
    common stockholders.........                                $(6,170,379)                $(5,906,679)
                                                                ===========                 ===========
  Pro forma net loss per share,
    basic and diluted
    (unaudited).................                                $     (0.34)                $     (0.21)
                                                                ===========                 ===========
Shares used above                                                 1,366,000                   2,014,000
Pro forma adjustment to reflect
  weighted-average effect of
  assumed conversion of
  convertible preferred stock
  (unaudited)...................                                 16,990,000                  26,482,000
                                                                -----------                 -----------
Shares used in computing pro
  forma net loss per share,
  basic and diluted
  (unaudited)...................                                 18,356,000                  28,496,000

    The Company has excluded all convertible preferred stock, outstanding stock options and warrants, and shares subject to repurchase from the calculation of diluted loss per common share because all such securities are antidilutive for all applicable periods presented. The total number of shares excluded from calculations of diluted net loss per share, prior to application of the treasury stock method for options and warrants, was 0, 4,785,000, 26,914,000, and 30,041,087 for the period from July 18, 1997 (inception) to December 31, 1997, the years ended December 31, 1998 and 1999, and the six months ended June 30, 2000, respectively. Such securities, had they been diluted, would have been included in the computation of diluted net loss per share.

                          ELITRA PHARMACEUTICALS INC.

            (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) PRO FORMA STOCKHOLDERS' EQUITY

    Unaudited pro forma stockholders' equity at June 30, 2000 includes the conversion of all outstanding shares of preferred stock into common stock.

SEGMENT REPORTING

    SFAS No. 131, DISCLOSURE ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, requires the use of a management approach in identifying and disclosing financial information about segments of an enterprise. Management has determined that the Company operates in one business segment.

NEW ACCOUNTING PRONOUNCEMENTS

    The Company expects to adopt SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, effective January 1, 2001. SFAS No. 133 will require the Company to recognize all derivatives on the balance sheet at fair value. The Company does not anticipate that the adoption of the SFAS No. 133 will have a significant effect on its results of operations or financial position.

    In March 2000, the Financial Accounting Standards Board issued Financial Interpretation No. 44, or FIN 44, "Accounting for Certain Transactions Involving Stock Compensation--an interpretation of APB Opinion No. 25". FIN 44 clarifies the definition of employee for purposes of applying Accounting Practice Board Opinion No. 25, "Accounting for Stock Issued to Employees," the criteria for determining whether a plan qualifies as a noncompensatory plan, the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 became effective on July 1, 2000, but certain conclusions in FIN 44 cover specific events that occur after either
December 15, 1998 or January 12, 2000. Management believes that FIN 44 will not have a material effect on our financial position or results of operations.

2. BALANCE SHEET DETAILS

INVESTMENTS

    The following is a summary of the Company's cash, cash equivalents and short-term investments, all of which mature within one year of the balance sheet date:

                                     DECEMBER 31, 1999                             JUNE 30, 2000
                         ------------------------------------------   ---------------------------------------
                                           GROSS                                       GROSS
                                         UNREALIZED      ESTIMATED                  UNREALIZED     ESTIMATED
                            COST           LOSSES       FAIR VALUE       COST          GAINS      FAIR VALUE
                         -----------   --------------   -----------   -----------   -----------   -----------
                                                                                    (UNAUDITED)
Cash...................  $ 3,146,211      $    --       $ 3,146,211   $ 6,121,043      $ --       $ 6,121,043
Corporate debt
  securities...........    8,753,551       (9,931)        8,743,620     5,147,414       364         5,147,778
                         -----------      -------       -----------   -----------      ----       -----------
                         $11,899,762      $(9,931)      $11,889,831   $11,268,457      $364       $11,268,821
                         ===========      =======       ===========   ===========      ====       ===========

                          ELITRA PHARMACEUTICALS INC.

            (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

2. BALANCE SHEET DETAILS (CONTINUED)
    There were no realized gains or losses on sales of available-for-sale securities for the years ended December 31, 1998 and 1999 or the six months ended June 30, 2000. The gross unrealized gains and losses are included in comprehensive loss. The unrealized gains and losses had no cash effect and therefore are not reflected in the statement of cash flows.

PROPERTY AND EQUIPMENT

    Property and equipment consist of the following:

                                                 DECEMBER 31,
                                            -----------------------    JUNE 30,
                                               1998         1999         2000
                                            ----------   ----------   -----------
                                                                      (UNAUDITED)
Laboratory equipment......................  $1,001,768   $2,122,125   $2,431,998
Office furniture, computers and
  equipment...............................     272,185      756,289      927,409
Leasehold improvements....................          --      109,348      114,991
                                            ----------   ----------   ----------
                                             1,273,953    2,987,762    3,474,398
Less accumulated depreciation.............     (67,371)    (370,266)    (653,788)
                                            ----------   ----------   ----------
                                            $1,206,582   $2,617,496   $2,820,610
                                            ==========   ==========   ==========

3. LEASE COMMITMENTS

    The Company leases its facilities under noncancelable operating lease agreements, which expire in September 2003. Rent expense was $1,898, $78,621 and $312,262, for the period from July 18, 1997 (inception) to December 31, 1997 and the years ended December 31, 1998 and 1999, respectively. Rent expense for the six months ended June 30, 1999 and 2000 was $123,524 and $224,962, respectively.

    Annual future minimum lease payments for operating and capital leases as of December 31, 1999 are as follows:

                                                        OPERATING     CAPITAL
                                                          LEASES      LEASES
                                                        ----------   ---------
Years ending December 31,
2000..................................................  $  385,458   $ 627,133
2001..................................................     390,093     561,969
2002..................................................     394,926     466,241
2003..................................................     298,989     174,120
                                                        ----------   ---------
Total minimum lease payments..........................  $1,469,466   1,829,463
                                                        ==========
Less amounts representing interest....................                (247,193)
                                                                     ---------
Present value of capital lease obligations............               1,582,270
Less current portion..................................                (599,102)
                                                                     ---------
Capital lease obligations, net of current portion.....               $ 983,168
                                                                     =========

                          ELITRA PHARMACEUTICALS INC.

            (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

3. LEASE COMMITMENTS (CONTINUED)
    Property and equipment acquired through capital lease financing have a net book value of $536,700, $1,637,125 and $1,584,444 which is net of accumulated depreciation of $24,000, $117,152, and $317,078 at December 31, 1998 and 1999
and June 30, 2000, respectively.

    In conjunction with a 1999 capital lease agreement of $1.0 million, the Company issued warrants to the lessor to purchase 67,606 shares of Series B preferred stock at a range of $.71 to $.75 per share. The fair value of the warrants was recorded as a discount on the related debt and is being amortized as additional interest expense over the period of the debt. In July 2000, the Company issued a warrant to purchase 26,050 shares of common stock at $3.25 per share in conjunction with a new equipment lease facility.

    In April 2000, the Company signed a new lease agreement for a research facility that requires monthly payments of approximately $22,000 through September, 2003.

4. NOTE PAYABLE

    The Company has a $750,000 credit facility that has been used toward the purchase of certain equipment. As of December 31, 1999 and June 30, 2000, the Company has $541,667 and $416,667, respectively, outstanding under the facility. Equal monthly principal installments plus interest at the prime rate plus .50% (10.00% at June 30, 2000) commenced on March 4, 1999. Unpaid principal and any unpaid accrued interest are due in March 2002. The credit facility is secured by substantially all the fixed assets of the Company, and excludes the intellectual property. The carrying value of the Company's obligation under the note payable agreement approximates its fair value and the implicit interest rate approximates the Company's borrowing rate.

    The principal payments of the note payable are due as follows:


Years ending December 31,
2000........................................................  $250,000
2001........................................................   250,000
2002........................................................    41,667
                                                              --------
                                                              $541,667
                                                              ========

5. LICENSE AGREEMENT

    In April 1998, the Company entered into an exclusive license agreement with San Diego State University Foundation ("the Foundation") related to the Company's core gene discovery technology. As consideration for the license, the Company paid $25,000 in cash and issued 100,010 shares of common stock valued at $100. The Company is required to make additional payments upon the achievement of certain milestones, as well as royalties upon any commercial sales from products related to the license agreement.

                          ELITRA PHARMACEUTICALS INC.

            (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

6. RELATED PARTY TRANSACTIONS

    As of December 31, 1999 and June 30, 2000, the Company has received promissory notes totaling $49,000 and $66,501, respectively, from stockholders as payment for the purchase of shares of common stock. The full-recourse promissory notes require monthly payments and bear interest at interest rates ranging from 5.46% to 8% per annum and are secured by the related shares of common stock. Unpaid principal and interest are due between October 2003 and 2008.

7. REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY

CHARACTERISTICS AND TERMS APPLICABLE TO PREFERRED STOCK

    The Company has Series A, B, C and D preferred stock (the "Preferred Stock") outstanding at June 30, 2000. Each share of preferred stock is automatically convertible into common stock upon the earlier of: a) the date specified by the holders of at least sixty-six and two-thirds percent of the outstanding shares of Series A and B preferred stock, voting together as a single class; b) the closing of a firm underwritten public offering in which the equity of the Company is valued at no less than $80 million in the aggregate; or
c) immediately prior to the closing of any acquisition. The Series A, B and D preferred stock contain certain anti-dilution provisions. Each share of outstanding preferred stock is entitled to one vote for each share of common stock into which it would be converted. The Preferred Stock is convertible at any time into common stock of the Company at a conversion ratio (one to one) determined based on a formula provided in the Company's Restated Certificate of Incorporation. The Company has reserved the full number of shares of common stock issuable upon conversion of the Preferred Stock.

    A summary of preferred stock issued and outstanding as of June 30, 2000 is as follows:

                                                  SHARES     LIQUIDATION PREFERENCE
                                                ----------   ----------------------
Series A......................................   4,545,456        $ 3,000,000
Series B......................................  21,333,334         16,000,000
Series C......................................   1,041,667          5,000,000
Series D......................................   1,538,462          5,000,001
                                                ----------        -----------
                                                28,458,919        $29,000,001
                                                ==========        ===========

REDEEMABLE SERIES B PREFERRED STOCK

    During 1999, the Company issued 21,333,334 shares of Redeemable Series B preferred stock at $.75 per share for aggregate proceeds of $16,000,000. The holders of Series B preferred stock are entitled to receive non-cumulative dividends of 8% of the original purchase price per share, when, as and if declared by the Board of Directors, prior to and in preference to common stockholders. The Series B preferred stock has a liquidation preference of $.75 per share, in addition to any declared but unpaid dividends. Within sixty days prior to June 9, 2004, the holders of the Series B preferred stock may elect to have the Company redeem the Series B preferred shares at an amount of $.75 per share, plus any declared and unpaid dividends on such shares, plus an amount equal to 8% of the issue price compounded annually beginning after the second anniversary of the issuance date through the date of redemption. The Company has recorded imputed dividends of $768,000 related to this requirement.

                          ELITRA PHARMACEUTICALS INC.

            (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

7. REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (CONTINUED) CONVERTIBLE PREFERRED STOCK

    The holders of Series A, C and D preferred stock are entitled to receive non-cumulative dividends of 8% of the original purchase price per share, when, as and if declared by the Board of Directors, prior to and in preference to common stockholders. In the event of a liquidation of the Company, Convertible Series A, C and D preferred stockholders are entitled to a liquidation preference of $.66, $4.80, and $3.25, per share, plus any declared but unpaid dividends on such shares.

COMMON STOCK

    The majority of the outstanding shares of common stock have been issued to the Company's founders and employees. The Company has sold restricted common stock during 1999 that vests over the service period of the employee, and is subject to repurchase at the original purchase price upon certain events.

STOCK OPTIONS

    In July 1998, the Company adopted the 1998 Stock Incentive Plan (the "1998 Plan") under which a total of 3,688,425 shares of common stock have been reserved for future issuance. The 1998 Plan provides for the grant of incentive stock options, nonstatutory stock options, or the issuance of restricted stock to employees, directors and consultants. Options granted under the 1998 Plan generally expire no later than ten years from the date of grant (five years for a 10% stockholder). Options generally vest and become fully exercisable over a period of four years. The exercise price of incentive stock options must be equal to at least the fair value of the Company's common stock on the date of grant, and the exercise price of non-statutory stock options may be no less than 85% of the fair value of the Company's common stock on the date of grant.

    The following table summarizes stock option activity under the 1998 Plan and related information through June 30, 2000:

                                                                 WEIGHTED-AVERAGE
                                                      OPTIONS     EXERCISE PRICE
                                                     ---------   ----------------
Outstanding at December 31, 1997...................         --         $ --
  Granted..........................................    487,500         $.07
  Exercised........................................   (248,000)        $.07
                                                     ---------
Outstanding at December 31, 1998...................    239,500         $.07
  Granted..........................................  1,188,500         $.07
  Exercised........................................   (453,689)        $.07
  Cancelled........................................     (7,123)        $.07
                                                     ---------
Outstanding at December 31, 1999...................    967,188         $.07
  Granted (unaudited)..............................  1,360,000         $.09
  Exercised (unaudited)............................   (787,126)        $.07
  Cancelled (unaudited)............................    (25,500)        $.07
                                                     ---------
Outstanding at June 30, 2000 (unaudited)...........  1,514,562         $.08
                                                     =========

                          ELITRA PHARMACEUTICALS INC.

            (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

7. REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (CONTINUED)

    The weighted-average fair value of options granted during 1998, 1999 and 2000 was $.04 per share. At December 31, 1999 and June 30, 2000, 246,883 and 462,568 options to purchase common stock were vested and exercisable, respectively, and 1,069,548 and 435,048 shares, respectively, remain available for future grant under the 1998 Plan. The weighted-average remaining contractual life of the options outstanding at June 30, 2000 is approximately 9.4 years.

    Adjusted pro forma information regarding net loss is required by SFAS 123, and has been determined as if the Company had accounted for its stock options under the fair value method of SFAS 123. The fair value for these options was estimated at the date of grant using the Black-Scholes value pricing model with the following assumptions for 1998, 1999 and 2000: risk-free interest rate of 6.0%; dividend yield of 0%; estimated market volatility of 70%; and a weighted-average expected life of the options of four years. For purposes of adjusted pro forma disclosures, the estimated fair value of the options is amortized to expense over the vesting period. The adjusted pro forma net loss available to common stockholders for the years ended December 31, 1998 and 1999 and the six months ended June 30, 2000 was $(1,751,917), $(6,172,437) and
$(5,910,092), respectively and the pro forma net loss per share for these periods was ($2.55), ($4.52), and ($2.93) per share, respectively. The pro forma effect on net loss may not be representative of the pro forma effect on net loss in future years because it reflects less than four years of vesting and changes in the subjective input assumptions may effect the fair value of future option grants.

DEFERRED COMPENSATION

    The Company has recorded a total of $4,177,421 of deferred compensation for options granted and restricted stock sold during 1999 and 2000, representing the difference at the date of grant between the option exercise price or stock purchase price and the estimated fair value of the underlying stock as estimated by the Company's management for financial statement presentation purposes in accordance with APB No. 25. The Company is amortizing the deferred compensation over the vesting period of the options on an accelerated amortization methodology. The Company recorded $280,907 of compensation expense during the year ended December 31, 1999, and $955,008 in the six months ended June 30, 2000.

COMMON SHARES RESERVED FOR FUTURE ISSUANCE

    At June 30, 2000, the Company has reserved shares of common stock for future issuance as follows:

Conversion of convertible preferred stock...................   7,125,585
Conversion of Redeemable Series B preferred stock...........  21,333,334
Warrants to purchase Redeemable Series B preferred stock....      67,606
Stock options...............................................   1,949,610
                                                              ----------
                                                              30,476,135
                                                              ==========

8. INCOME TAXES

    Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets as of December 31, 1998 and 1999 are shown

                          ELITRA PHARMACEUTICALS INC.

            (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

8. INCOME TAXES (CONTINUED)
below. A valuation allowance of $778,000 and $3,303,000 as of December 31, 1998 and 1999, respectively, has been recognized as realization of such assets is uncertain.

                                                            DECEMBER 31,
                                                       -----------------------
                                                         1998         1999
                                                       ---------   -----------
Deferred tax assets:
  Net operating loss carryforwards...................  $ 675,000   $ 2,848,000
  Research and development credits...................    110,000       517,000
  Other, net.........................................      7,000        29,000
                                                       ---------   -----------
Total deferred tax assets............................    792,000     3,394,000

Deferred tax liabilities:
  Depreciation.......................................    (14,000)      (91,000)
                                                       ---------   -----------
Total deferred tax liabilities.......................    (14,000)      (91,000)
Valuation allowance..................................   (778,000)   (3,303,000)
                                                       ---------   -----------
Net deferred tax assets..............................  $      --   $        --
                                                       =========   ===========

    At December 31, 1999, the Company has federal and state tax net operating loss carryforwards of approximately $6,987,113 and $7,007,806, respectively. The federal and state tax loss carryforwards will begin to expire in 2012 and 2005, respectively, unless previously utilized.

    The Company also has federal and state research and development tax credit carryforwards of approximately $381,546 and $209,851, respectively, which will begin to expire in 2011 unless previously utilized.

    Pursuant to Internal Revenue Code Sections 382 and 383, there will be an annual limitation on the use of the Company's net operating loss and credit carryforwards due to a cumulative change in ownership of more than 50% which occurred in 1998 and 1999.

9. 401(k) DEFERRED COMPENSATION PLAN

    The Company's employees are eligible to participate in a 401(k) deferred compensation plan sponsored by the Company. Company contributions are discretionary. The Company has not made any contributions to the plan since its inception.

10. SUBSEQUENT EVENTS

COLLABORATIVE AGREEMENT WITH LG CHEMICAL LTD.

    In May 2000, the Company established a five-year collaboration with LG Chemical Ltd. ("LG Chem"), a chemical manufacturing company with annual sales of approximately $4 billion in 1995, to discover, develop and commercialize products for the treatment or prevention of human bacterial or fungal infections. We will select optimal drug targets and screen compound libraries against a subset of those drug targets selected by LG Chem during the research term. LG Chem will provide the financial support

                          ELITRA PHARMACEUTICALS INC.

            (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

10. SUBSEQUENT EVENTS (CONTINUED)
for the initial phases of drug discovery and development at both companies. Once a clinical candidate is generated, LG Chem will share with us responsibility for and expenses of developing compounds resulting from the collaboration. The Company will retain exclusive marketing rights in North America and both parties will jointly share marketing rights in Western Europe. LG Chem retains exclusive marketing rights in all territories outside of North America and Western Europe. Upon entering into the collaboration, LG Chem purchased $5 million of our preferred stock and committed to annual research funding during the research term. LG Chem will also make payments to Elitra upon achievement of development milestones. Both parties have limited rights to terminate the research at the end of the third year of the collaboration.

AGREEMENT WITH INCYTE GENOMICS, INC.

    In June 2000, the Company acquired the source code and microbial sequence data unique to the PathoSeq Database, and licensed related source code, software, patent rights and the trademark for PathoSeq from Incyte. Under the terms of our agreement, the Company has the right to modify the licensed software for internal purposes, and to add Elitra's proprietary antimicrobial genomics information to the data included in PathoSeq. The Company also obtained the right from Incyte to market and sell the PathoSeq Database. For a period of two years, Incyte retained the right of first refusal to be the exclusive distributor of the PathoSeq Database in the event the Company elects to offer it over the Internet.

    In exchange for the exclusive software, source code and database licenses, Incyte received $5.0 million of our preferred stock. The Company agreed to make additional quarterly payments beginning in 2001 and to purchase future services from Incyte, and they agreed to make future equity investments in us. Pursuant to our agreement, in August 2000, Incyte purchased $2.0 million of Series E preferred stock. Our agreement also requires, in the event that the Company undertakes an initial public offering of common stock, that Incyte, at Elitra's option, purchase, in a private placement that will close concurrently with that initial public offering, the lesser of:

    - $5.0 million of common stock at the initial public offering; or

    - an amount equal to 15% of the total number of shares sold in the initial public offering.

MODIFICATION OF CONSULTING AGREEMENTS

    In June 2000, the Company modified the consulting agreements with all of its outside consultants. Under the modified consulting agreements, the consultants agreed to pay a substantial financial penalty if they did not fulfill their performance obligations under the agreements. The amount of the penalty was determined for each consultant based on the intrinsic value of the unvested restricted common stock previously issued to consultants based on the original purchase price and the fair value of the common stock as estimated by the Company's management for financial reporting purposes on the date of modification. Each consultant had already vested in a portion of the original restricted common stock based upon the services already provided, and the amounts related to the vested common stock was expensed. The deferred consultants' compensation related to unvested stock, aggregating $477,000 was recorded in June 2000 and will be amortized ratably over the contracted service periods.

                          ELITRA PHARMACEUTICALS INC.

            (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

10. SUBSEQUENT EVENTS (CONTINUED)
PRIVATE PLACEMENT

    In August 2000, the Company completed the sale of 6,722,327 shares of Series E Preferred Stock at $3.25 per share for total proceeds of $21.8 million, including the sale of shares to Incyte. The rights and preferences related to the Series E preferred stock are substantially the same as the rights and preferences assigned to the Series A preferred stock. Each investor in a share of Series E preferred stock also received a warrant to purchase one-fourth of a share of Series E preferred stock. These warrants have a five-year term, and are not exercisable until February 2002. In the event the Company successfully completes an initial public offering or is acquired by another company prior to that date, the warrants will be canceled with no residual right remaining for the warrant.

INITIAL PUBLIC OFFERING

    In August 2000, the Board of Directors authorized management of the Company to file a registration statement with the Securities and Exchange Commission permitting the Company to sell shares of its common stock to the public. If the initial public offering is closed under the terms presently anticipated, all of
the preferred stock outstanding will automatically convert into      shares of
common stock. Unaudited pro forma stockholders' equity, as adjusted for the assumed conversion of the preferred stock, is set forth on the balance sheet.

2000 EMPLOYEE STOCK PURCHASE PLAN

    In August 2000, the Board of Directors adopted the 2000 Employee Stock Purchase Plan (the "Purchase Plan"). A total of 500,000 shares of the Company's common stock have been reserved for issuance under the Purchase Plan. The Purchase Plan permits eligible employees to purchase common stock at a discount, but only through payroll deductions, during defined offering periods. The price at which stock is purchased under the Purchase Plan is equal to 85% of the fair market value of the common stock on the first day of the offering period or on the relevant purchase date, whichever is lower. The initial offering period will commence on the effective date of the offering. In addition, the Purchase Plan provides for annual increases of shares available for issuance under the Purchase Plan beginning with fiscal 2001.

2000 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

    In August 2000, the Company adopted the 2000 Non-employee Directors Stock Option Plan and reserved a total of 500,000 shares of common stock for issuance thereunder. Each nonemployee director who becomes a director of the Company will be automatically granted a nonstatutory stock option to purchase 40,000 shares of common stock on the date on which such person first becomes a director. At each board meeting immediately following each annual stockholders meeting beginning with the first board meeting after the 2000 Annual Stockholders Meeting, each nonemployee director will automatically be granted a nonstatutory option to purchase 15,000 shares of common stock. The exercise price of options under the director plan will be equal to the fair market value of the common stock on the date of grant. The maximum term of the options granted under the director plan is ten years. Each initial grant under the director plan will vest on a monthly basis over a three-year period. Each subsequent grant will vest in

                          ELITRA PHARMACEUTICALS INC.

            (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1999 AND 2000 IS UNAUDITED)

10. SUBSEQUENT EVENTS (CONTINUED)
full one year after the date of grant. The director plan will terminate on the tenth anniversary of this initial public offering, unless terminated earlier in accordance with the provisions of the director plan.

INCREASE IN SHARES RESERVED UNDER THE 1998 EQUITY INCENTIVE PLAN

    In August 2000, the Company increased the number of shares reserved under the 1998 Equity Incentive Plan to 8,000,000 from 3,688,425.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                         SHARES

                                     [LOGO]

                                  COMMON STOCK

                                 --------------
                                   PROSPECTUS
                                 --------------

                                   CHASE H&Q
                           U.S. BANCORP PIPER JAFFRAY

                               ------------------

                                          , 2000.
                            ------------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, COMMON SHARES ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON SHARES.

    NO ACTION IS BEING TAKEN IN ANY JURISDICTION OUTSIDE THE UNITED STATES TO PERMIT A PUBLIC OFFERING OF THE COMMON SHARES OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN THAT JURISDICTION. PERSONS WHO COME INTO POSSESSION OF THIS PROSPECTUS IN JURISDICTIONS OUTSIDE THE UNITED STATES ARE REQUIRED TO INFORM THEMSELVES ABOUT AND TO OBSERVE ANY RESTRICTIONS AS TO THIS OFFERING AND THE DISTRIBUTION OF THIS PROSPECTUS APPLICABLE TO THAT JURISDICTION.

    UNTIL      , 2000 (THE 25TH DAY AFTER COMMENCEMENT OF THIS OFFERING), ALL
DEALERS THAT BUY, SELL OR TRADE IN OUR COMMON SHARES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth all expenses payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts shown are estimates except for the SEC registration fee, the NASD filing fee and the Nasdaq listing fee.

SEC Registration fee........................................  $   22,770
NASD filing fee.............................................       9,125
Nasdaq Stock Market Listing Application fee.................      95,000
Blue sky qualification fees and expenses....................      15,000
Printing and engraving expenses.............................     250,000
Legal fees and expenses.....................................     500,000
Accounting fees and expenses................................     300,000
Transfer agent and registrar fees...........................      25,000
Miscellaneous...............................................      83,105
                                                              ----------
  Total.....................................................  $1,300,000
                                                              ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act.

    The Registrant's amended and restated certificate of incorporation and bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware (the "Delaware Law") and (ii) require the Registrant to indemnify its directors and officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware Law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Registrant or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the Registrant or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Registrant or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its stockholders, for improper transactions between the director and the Registrant and for improper distributions to stockholders and loans to directors and officers. The provision also does not affect a director's responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

    The Registrant has entered into Indemnity Agreements with each director or officer designated by the board of directors. The Indemnity Agreements require that the Registrant indemnify directors and officers who are parties thereto in all cases to the fullest extent permitted by Delaware law. Under the Delaware GCL, except in the case of litigation in which a director of officer is successful on the merits, indemnification of a director or officer is discretionary rather than mandatory. Consistent with the Registrant's Bylaw provision on the subject, the Indemnity Agreements require the Registrant to make prompt payment of litigation expenses at the request of the director or officer in advance of indemnification provided that he undertakes to repay the amounts if it is ultimately determined that he is not entitled to indemnification for such expenses. The advance of litigation expenses is mandatory; under the Delaware GCL such advance would be discretionary. Under the Indemnity Agreements, the director or officer is permitted to bring suit to seek recovery of amounts due under the Indemnity Agreements and is entitled to recover the expenses of seeking such recovery unless a court determines that the action was not made in good faith or was frivolous. Without the Indemnity Agreements, the Registrant would not be required to pay the director or officer for his expenses in seeking indemnification recovery against the Registrant. Under the Indemnity Agreements, directors and officers are not entitled to indemnity or advancing of expenses (i) if such director or officer has recovered payment under an insurance policy for the subject claim, or has otherwise been indemnified against the subject claim, (ii) for actions initiated or brought by the director or officer and not by way of defense (except for actions seeking indemnity or expenses from the Registrant), (iii) if the director or officer violated section 16(b) of the Exchange Act or similar provisions of law or
(iv) if a court of competent jurisdiction determines that the director or officer failed to act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant or, with respect to any proceeding which is of a criminal nature, had reasonable cause to believe his conduct was unlawful. Absent the Indemnity Agreements, indemnification that might be made available to directors and officers could be changed by amendments to the Registrant's amended and restated certificate of incorporation or bylaws.

    At present, there is no pending litigation or proceeding involving a Director, officer or key employee of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or Director.

    The Registrant has an insurance policy covering the officers and Directors of the Registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    Since the Registrant's inception on July 1997, the Registrant has issued the following unregistered securities:

    (a) From July 1997 to June 1998, the Registrant sold and issued 2,740,333 shares of its common stock to seven founding employees and consultants in exchange for an aggregate purchase price of approximately $2,740.

    (b) On October 27, 1998, the Registrant sold and issued 4,545,456 shares of its Series A preferred stock to six investors and consultants in exchange for an aggregate purchase price of $3,000,000.

    (c) From June 9, 1999 to September 20, 1999, the Registrant sold and issued 21,333,334 shares of its Series B preferred stock to new investors and existing stockholders in exchange for an aggregate purchase price of $16,000,000.

    (d) On May 10, 2000, the Registrant sold and issued 1,041,667 shares of its Series C preferred stock to LG Chemical Ltd. in connection with entering into a five-year collaboration with them. LG Chemical paid an aggregate of $5,000,000 for the shares.

    (e) On June 30, 2000, in exchange for certain licenses with Incyte Genomics, Inc., the Registrant sold and issued 1,538,462 shares of its Series D preferred stock valued at $5,000,000.

    (f) In August 2000, the Registrant sold and issued 6,722,327 shares of its Series E preferred stock to investors and existing stockholders in exchange for an aggregate purchase price of $21,800,000.

    (g) Since July 1998, the Registrant has granted stock options to purchase shares of its common stock to various employees, directors and consultants pursuant to its 1998 Equity Incentive Plan and pursuant to stock options not under any plan. As of August 15, 2000, the Registrant has issued and sold, in the aggregate, 1,942,611 shares of its common stock for per share exercise prices ranging from $0.07 to $0.17 to employees and consultants pursuant to their exercise of stock options granted under the Registrant's 1998 Equity Incentive Plan.

    (h) The Registrant issued to Comdisco, warrants to purchase (i) 17,606 shares of its Series B preferred stock for an exercise price of $0.71 per share in June 1999 and (ii) 50,000 shares of its Series B preferred stock for an exercise price of $0.75 per share in November of 1999.

    (i) In July 2000, the Registrant issued to Transamerica Business Credit Corporation warrants to purchase 26,050 shares of its stock for an exercise price of $3.25 per share.

    The offers, sales and issuances of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, and/or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving a public offering or transactions under compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through employment or other relationships, to information about the Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) EXHIBITS.

       EXHIBIT
       NUMBER                             DESCRIPTION OF DOCUMENT
---------------------                     -----------------------
    1.1*                Form of Underwriting Agreement.

    3.1                 Amended and Restated Certificate of Incorporation.

    3.2                 Bylaws, as amended.

    3.3 Form of Amended and Restated Certificate of Incorporation, to be filed and to become effective prior to the effectiveness of this Registration Statement.

    3.4 Form of Amended and Restated Certificate of Incorporation, to be filed and to become effective upon completion of the offering.

    3.5 Form of Bylaws to become effective prior to the effectiveness of this Registration Statement.

    4.1                 Reference is made to Exhibits 3.1, 3.2, 3.3, 3.4, and 3.5.

    4.2*                Form of Common Stock Certificate.

    5.1*                Opinion of Cooley Godward LLP.

   10.1 Form of Indemnity Agreement entered into between the Registrant and its directors and officers.

   10.2                 Registrant's 1998 Equity Incentive Plan, as amended.

   10.3                 Form of Stock Option Agreement under the 1998 Equity
                        Incentive Plan, as amended.

   10.4 Registrant's 2000 Employee Stock Purchase Plan and related offering document.

   10.5                 Registrant's 2000 Non-Employee Directors' Stock Option Plan.

       EXHIBIT
       NUMBER                             DESCRIPTION OF DOCUMENT
---------------------                     -----------------------
   10.6                 Form of Nonstatutory Stock Option under Registrant's 2000
                        Non-Employee Directors' Stock Option Plan.

   10.7                 Employment Agreement by and between the Registrant and Harry
                        F. Hixson, Ph.D., dated April 3, 1998, as amended.

   10.8                 Employment Agreement by and between the Registrant and J.
                        Gordon Foulkes, Ph.D., dated December 30, 1998.

   10.9 Employment Agreement by and between the Registrant and Edgardo Baracchini, Jr., Ph.D., dated June 18, 1999.

   10.10                Employment Agreement by and between the Registrant and Alana
                        B. McNulty dated July 12, 1999.

   10.11                Consulting Agreement, as amended, by and between the
                        Registrant and Judith W. Zyskind, Ph.D., dated September 1,
                        1999.

   10.12                Series D Stock Purchase Agreement by and between the
                        Registrant and Incyte Genomics, Inc. dated June 30, 2000.

   10.13                Third Amended and Restated Investor Rights Agreement, dated
                        August 18, 2000, by and among the Registrant and certain
                        holders of the Registrant's common stock and preferred
                        stock.

   10.14                Third Amended and Restated Right of First Offer and Co-Sale
                        Agreement, dated August 18, 2000, by and among the
                        Registrant and certain holders of the Registrant's common
                        stock and preferred stock.

   10.15                Second Amended and Restated Voting Agreement, dated
                        August 18, 2000, by and among the Registrant and certain holders of the Registrant's common stock and preferred stock.

   10.16                Master Lease Agreement by and between Comdisco, Inc. and the
                        Registrant dated May 7, 1999, as amended on May 11, 1999.

   10.17                Warrant Agreement to purchase 17,606 shares of Series B
                        preferred stock by and between the Registrant and Comdisco,
                        Inc. dated as of June 9, 1999.

   10.18                Warrant Agreement to purchase 50,000 shares of Series B
                        preferred stock by and between the Registrant and Comdisco,
                        Inc. dated as of November 12, 1999.

   10.19                Standard Industrial/Commercial Multi-Tenant Lease--Modified
                        Net by and between the Registrant and General Atomics dated
                        July 1, 1998 and Notice Non-Responsibility dated July 28,
                        1998, as amended.

   10.20                Lease Agreement between the Registrant and Sorrento West
                        Partners, L.P./Yale Properties dated April 20, 2000.

   10.21+               License Agreement by and between the Registrant and San
                        Diego State University Foundation dated April 30, 1998, as amended.

   10.22+               License Agreement by and between the Registrant and San
                        Diego State University Foundation, dated June 11, 1999.

   10.23+ Collaborative Research, Development and License Agreement dated May 10, 2000 by and between the Registrant and LG
                        Chemical Ltd.

   10.24+ Microbial Information Agreement by and between the Registrant and Incyte Genomics, Inc., dated June 30, 2000.

   10.25+               Microbial Dataflow Software License Agreement by and between the Registrant and Incyte Genomics, Inc., dated June 30,
                        2000.

       EXHIBIT
       NUMBER                             DESCRIPTION OF DOCUMENT
---------------------                     -----------------------
   10.26+               Technology License Agreement, by and between the Registrant and Incyte Genomics, Inc., dated June 30, 2000.

   10.27                Stock Subscription Warrant by and between the Registrant and
                        TBCC Funding Trust II, dated July 27, 2000, as amended.

   23.1                 Consent of Ernst & Young LLP, Independent Auditors.

   23.2                 Consent of Cooley Godward LLP. Reference is made to Exhibit
                        5.1.

   24.1                 Power of Attorney. Reference is made to page II-7.

   27.1                 Financial Data Schedule

------------------------

+ Confidential Treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

*   To be filed by amendment.

(b) SCHEDULES.

    All schedules are omitted because they are not required, are not applicable or the information is included in the consolidated Financial Statements or Notes thereto.

ITEM 17. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes:

        (1) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
    Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (2) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or

    (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (3) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, County of San Diego, State of California, on the 5th day of September, 2000.

                                               By:               /s/ HARRY F. HIXSON, JR.
                                                    -------------------------------------------------
                                                               Harry F. Hixson, Jr., Ph.D.
                                                          CHIEF EXECUTIVE OFFICER AND PRESIDENT

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Harry F. Hixson, Jr. and Alana B. McNulty, his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

                    NAME                                     TITLE                        DATE
                    ----                                     -----                        ----

          /s/ HARRY F. HIXSON, JR.             Chief Executive Officer, President
    ------------------------------------       and Chairman of the Board           September 5, 2000
         Harry F. Hixson, Jr., Ph.D.           (PRINCIPAL EXECUTIVE OFFICER)

            /s/ ALANA B. MCNULTY               Chief Financial Officer
    ------------------------------------       (PRINCIPAL FINANCIAL AND            September 5, 2000
              Alana B. McNulty                 ACCOUNTING OFFICER)

            /s/ J. GORDON FOULKES              Executive Vice President,
    ------------------------------------       Research & Development and          September 5, 2000
          J. Gordon Foulkes, Ph.D.             Director

               /s/ CHARLES HSU
    ------------------------------------       Director                            September 5, 2000
             Charles Hsu, Ph.D.

             /s/ WENDE S. HUTTON
    ------------------------------------       Director                            September 5, 2000
               Wende S. Hutton

                    NAME                                     TITLE                        DATE
                    ----                                     -----                        ----
            /s/ ARNOLD L. ORONSKY
    ------------------------------------       Director                            September 5, 2000
          Arnold L. Oronsky, Ph.D.

            /s/ ARTHUR M. PAPPAS
    ------------------------------------       Director                            September 5, 2000
              Arthur M. Pappas

             /s/ LOWELL E. SEARS
    ------------------------------------       Director                            September 5, 2000
               Lowell E. Sears

            /s/ ANDREW E. SENYEI
    ------------------------------------       Director                            September 5, 2000
           Andrew E. Senyei, M.D.

            /s/ JUDITH W. ZYSKIND
    ------------------------------------       Director                            September 5, 2000
          Judith W. Zyskind, Ph.D.

                                 EXHIBIT INDEX

       EXHIBIT
       NUMBER                             DESCRIPTION OF DOCUMENT
---------------------   ------------------------------------------------------------
    1.1*                Form of Underwriting Agreement.

    3.1                 Amended and Restated Certificate of Incorporation.

    3.2                 Bylaws, as amended.

    3.3 Form of Amended and Restated Certificate of Incorporation, to be filed and to become effective prior to the effectiveness of this Registration Statement.

    3.4 Form of Amended and Restated Certificate of Incorporation, to be filed and to become effective upon completion of the offering.

    3.5 Form of Bylaws to become effective prior to the effectiveness of this Registration Statement.

    4.1                 Reference is made to Exhibits 3.1, 3.2, 3.3, 3.4, and 3.5.

    4.2*                Form of Common Stock Certificate.

    5.1*                Opinion of Cooley Godward LLP.

   10.1 Form of Indemnity Agreement entered into between the Registrant and its directors and officers.

   10.2                 Registrant's 1998 Equity Incentive Plan, as amended.

   10.3                 Form of Stock Option Agreement under the 1998 Equity
                        Incentive Plan, as amended.

   10.4 Registrant's 2000 Employee Stock Purchase Plan and related offering document.

   10.5                 Registrant's 2000 Non-Employee Directors' Stock Option Plan.

   10.6                 Form of Nonstatutory Stock Option under Registrant's 2000
                        Non-Employee Directors' Stock Option Plan.

   10.7                 Employment Agreement by and between the Registrant and Harry
                        F. Hixson, Ph.D., dated April 3, 1998, as amended.

   10.8                 Employment Agreement by and between the Registrant and J.
                        Gordon Foulkes, Ph.D., dated December 30, 1998.

   10.9 Employment Agreement by and between the Registrant and Edgardo Baracchini, Jr., Ph.D., dated June 18, 1999.

   10.10                Employment Agreement by and between the Registrant and Alana
                        B. McNulty dated July 12, 1999.

   10.11                Consulting Agreement, as amended, by and between the
                        Registrant and Judith W. Zyskind, Ph.D., dated September 1,
                        1999.

   10.12                Series D Stock Purchase Agreement by and between the
                        Registrant and Incyte Genomics, Inc. dated June 30, 2000.

   10.13                Third Amended and Restated Investor Rights Agreement, dated
                        August 18, 2000, by and among the Registrant and certain
                        holders of the Registrant's common stock and preferred
                        stock.

   10.14                Third Amended and Restated Right of First Offer and Co-Sale
                        Agreement, dated August 18, 2000, by and among the
                        Registrant and certain holders of the Registrant's common
                        stock and preferred stock.

   10.15                Second Amended and Restated Voting Agreement, dated
                        August 18, 2000, by and among the Registrant and certain holders of the Registrant's common stock and preferred stock.

   10.16                Master Lease Agreement by and between Comdisco, Inc. and the
                        Registrant dated May 7, 1999, as amended on May 11, 1999.

   10.17                Warrant Agreement to purchase 17,606 shares of Series B
                        preferred stock by and between the Registrant and Comdisco,
                        Inc. dated as of June 9, 1999.

       EXHIBIT
       NUMBER                             DESCRIPTION OF DOCUMENT
---------------------   ------------------------------------------------------------
   10.18                Warrant Agreement to purchase 50,000 shares of Series B
                        preferred stock by and between the Registrant and Comdisco,
                        Inc. dated as of November 12, 1999.

   10.19                Standard Industrial/Commercial Multi-Tenant Lease--Modified
                        Net by and between the Registrant and General Atomics dated
                        July 1, 1998 and Notice Non-Responsibility dated July 28,
                        1998, as amended.

   10.20                Lease Agreement between the Registrant and Sorrento West
                        Partners, L.P./Yale Properties dated April 20, 2000.

   10.21+               License Agreement by and between the Registrant and San
                        Diego State University Foundation dated April 30, 1998, as amended.

   10.22+               License Agreement by and between the Registrant and San
                        Diego State University Foundation, dated June 11, 1999.

   10.23+ Collaborative Research, Development and License Agreement dated May 10, 2000 by and between the Registrant and LG
                        Chemical Ltd.

   10.24+ Microbial Information Agreement by and between the Registrant and Incyte Genomics, Inc., dated June 30, 2000.

   10.25+               Microbial Dataflow Software License Agreement by and between the Registrant and Incyte Genomics, Inc., dated June 30,
                        2000.

   10.26+               Technology License Agreement, by and between the Registrant and Incyte Genomics, Inc., dated June 30, 2000.

   10.27                Stock Subscription Warrant by and between the Registrant and
                        TBCC Funding Trust II, dated July 27, 2000, as amended.

   23.1                 Consent of Ernst & Young LLP, Independent Auditors.

   23.2                 Consent of Cooley Godward LLP. Reference is made to Exhibit
                        5.1.

   24.1                 Power of Attorney. Reference is made to page II-7.

   27.1                 Financial Data Schedule

------------------------

+ Confidential Treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

*   To be filed by amendment.